Filed Pursuant to Rule 424(b)(3)
Registration No. 333-149032
PROSPECTUS
9,871,674 Shares of

Common Stock of

FX Real Estate and Entertainment Inc.

We are distributing in a rights offering at no charge transferable subscription rights to purchase one share of our common stock for every two shares of common stock owned as of March 6, 2008 at a cash subscription price of $10.00 per share. We currently have 39,790,247 shares of common stock outstanding. As part of the transaction that created our Company in June 2007, we agreed to undertake this rights offering, and certain stockholders who own, in the aggregate, 20,046,898 shares of our common stock, waived their rights to participate in this rights offering. As a result, this rights offering is being made only to stockholders who own, in the aggregate, 19,743,349 shares of our common stock as of March 6, 2008. In this prospectus, we refer to the stockholders who own these shares as of March 6, 2008 as “Holders” and we refer to March 6, 2008 as the “Record Date.” Each Holder will receive one transferable subscription right for every two shares of our common stock owned as of the Record Date. As a result, we are distributing rights to purchase up to 9,871,674 shares of common stock in this rights offering.

No fractional subscription rights will be distributed in the rights offering. Therefore, each Holder will receive such number of transferable subscription rights equal to the number of shares of our common stock owned as of the Record Date that are evenly divisible by two. Each transferable subscription right will entitle the holder thereof to purchase one share of our common stock at a cash subscription price of $10.00 per share.

The rights offering is being made to fund certain obligations, including short-term obligations, described elsewhere herein. The total purchase price of shares offered in the rights offering will be approximately $98.7 million. Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P., one of our principal stockholders, have agreed to purchase shares that are not otherwise subscribed for in the rights offering, if any, at the same $10.00 per share subscription price.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on April 11, 2008, the expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your subscription rights before the expiration date.

Our common stock is listed on The NASDAQ Global Market under the symbol “FXRE.” On March 6, 2008, the closing price for our common stock as reported on The NASDAQ Global Market was $4.65 per share. No public market exists for the transferable subscription rights, although a “when issued” trading market may develop for the transferable subscription rights on or shortly before the Record Date. The transferable subscription rights are listed for trading on The NASDAQ Global Market under the symbol “FXRER.” However, we cannot assure you that a trading market for the rights will develop.

Ownership of our common stock involves risks.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” that begins on page 15 of this prospectus, which describes the material risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2008.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is a rights offering?

A:	A rights offering is an opportunity for persons who are issued subscription rights to purchase additional shares of our common stock at a fixed subscription price, in this case $10.00 per share, and in an amount proportional to their existing common stock ownership interest in us.

Q:	What is a subscription right?

A:	Each full subscription right is a right to purchase one additional share of our common stock and carries with it a basic subscription privilege.

Q:	Who will receive subscription rights?

A:	Our stockholders who own, in the aggregate, as of March 6, 2008, 19,743,349 shares of our common stock. In this prospectus, we refer to the stockholders who own these shares as of March 6, 2008 as “Holders” and we refer to March 6, 2008 as the “Record Date.”

Q:	When can I exercise my subscription rights and when will I receive my shares?

A:	Holders will be able to exercise their subscription rights and receive shares upon payment therefor during the pendency of the rights offering until the termination or expiration of the rights offering, unless the rights offering is terminated or expires prior to the subscription agent’s receipt of the subscription documents and subscription payments. We will accept subscriptions and subscription payments from subscribers as they are received on our behalf by the subscription agent and then issue the related shares within three business days thereafter. Shares will not be issued in a certificated form. Instead, shares will be registered through the Depository Trust Company’s Direct Registration System.

Q:	How many shares may I purchase if I exercise my subscription rights?

A:	You will receive one transferable subscription right for every two shares of our common stock that you owned on the Record Date. No fractional subscription rights will be distributed in the rights offering. Therefore, you will receive such number of transferable subscription rights equal to the number of shares of our common stock owned by you as of the Record Date that are evenly divisible by two. Each subscription right contains the basic subscription privilege.

Q:	What is the basic subscription privilege?

A:	The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at the cash subscription price of $10.00 per share.

Q:	Why are you undertaking the rights offering?

A:	As part of the transaction that created our company in June 2007, we agreed to undertake the rights offering for the Holders and as a means to raise capital in order to fund certain obligations, including short-term obligations, and working capital and general corporate purposes, described elsewhere herein. We will use the first $23 million of proceeds received from the rights offering and, if applicable, from sales of shares under the investment agreements with Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P. described elsewhere herein, to repay the $23 million loan from an affiliate of Credit Suisse, which is personally guaranteed by Mr. Sillerman. See “Use of Proceeds.”

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain your current number of shares of common stock even if you do not exercise your basic subscription rights. However, if you do not exercise your basic subscription privileges, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their basic subscription rights or Mr. Sillerman and The Huff Alternative Fund, L.P. purchase shares that are not otherwise subscribed for in the rights offering.

Q:	When will the rights offering expire?

A:	The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on April 11, 2008, unless we decide to terminate the rights offering earlier or extend the rights offering until some later time. See “The Rights Offering — Expiration Date and Amendments.” The subscription agent must actually receive all required documents and payments before that time and date. Because Mr. Sillerman and The Huff Alternative Fund, L.P. have agreed to purchase shares that are not subscribed for in the rights offering, if any, we do not expect to need to extend the exercise period.

Q:	Can the board of directors terminate the rights offering before the initial expiration date or any extension thereof?

A:	Yes. Our board of directors may decide to terminate the rights offering for any reason before the initial expiration date or any extension thereof. If we terminate the rights offering before the initial expiration date or any extension thereof, any money received from subscribers prior to such termination will not be refunded and such subscribers will receive shares of our common stock in the manner set forth in this prospectus.

Q:	How do I exercise my subscription rights?

A:	You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Notice of Guaranteed Delivery.”

Q:	May I transfer or sell my subscription rights if I do not want to purchase any shares?

A:	Yes. The rights being distributed to the Holders are transferable, and will be listed for trading on The NASDAQ Global Market under the symbol “FXRER” until the close of business on the last trading day before the expiration date. However, we cannot assure you that a trading market for the rights will develop.

Q:	How may I sell my rights?

A:	Any Holder who wishes to sell its rights should contact its broker or dealer. Any Holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each Holder will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any rights on your behalf. Please see “The Rights Offering — Method of Transferring and Selling Subscription Rights” for more information.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering.

Q:	What should I do if I want to participate in the rights offering or sell my subscription rights, but I am a stockholder with a foreign address or a stockholder with an APO or FPO address?

A:	The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the Record Date with an address outside the U.S. or with an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on April 8, 2008 and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in the rights offering. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering — Conditions, Withdrawal and Termination.”

Q:	What is the recommendation of the board of directors regarding the rights offering?

A:	Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information herein, including the “Risk Factors” section of this prospectus.

Q:	How was the $10.00 per share subscription price established?

A:	The subscription price per share for the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including, our business prospects; our immediate capital requirements; advice from our senior management; general conditions in the securities market; and the price at which Huff and Mr. Sillerman were willing to backstop the rights offering. Based upon the factors described above, our board of directors determined that the $10.00 subscription price per share represented an appropriate subscription price.

Q:	Is exercising my subscription rights risky?

A:	The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included herein before deciding to exercise or sell your subscription rights.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $10.00 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $10.00 per share. Subscription rights not exercised prior to the expiration of the rights offering will have no value.

Q:	What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:	A Holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. Rights holders who sell their rights may recognize a gain or loss upon such sale. You should consult your tax advisor as to the particular consequences to you of the rights offering. See “Certain Federal Income Tax Consequences.”

Q:	If the rights offering is terminated after I tender my subscription payment, will my subscription payment be refunded to me?

A:	No. Once you validly exercise your subscription rights and tender your subscription payment, it will not be refunded even if the rights offering is terminated thereafter. In such an instance, you will receive shares of our common stock for which payment has been made in full.

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:	The number of shares of our common stock that will be outstanding immediately after the completion of the rights offering will be 49,661,921 shares, assuming full subscription.

Q:	If I exercise my subscription rights, when will I receive shares of common stock purchased in the rights offering?

A:	Shares of common stock purchased by subscribers will be registered through the Depository Trust Company’s Direct Registration System. We will deliver to the subscribers who purchase shares in the rights offering a statement indicating the shares of our common stock purchased on the third business day after the subscription agent receives such subscribers’ completed subscription documents and subscription payments.

Q.	What happens if I do not exercise some or all of my rights?

A:	We have entered into agreements with Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P., which together with an affiliate and according to recent public filings, holds approximately 7% of our outstanding common stock, pursuant to which Mr. Sillerman and Huff have collectively agreed to purchase shares of common stock underlying rights that are not subscribed to by our stockholders at the subscription price being offered to all other stockholders in the rights offering. We have entered into these agreements to enable us to maximize the proceeds we receive in the offering, which, based on the sale of 9,871,674 shares at a price of $10.00 per share, would total approximately $98.7 million.

Q:	Who is the subscription agent for the rights offering?

A:	The subscription agent is The Bank of New York Mellon Corporation. The address for delivery to the subscription agent is as follows:

By Mail:	By Overnight Courier:
Mellon Investor Services, LLC	Mellon Investor Services, LLC
Attention: Corporate Actions Department	Attention: Corporate Actions Department
P.O. Box 3301	480 Washington Boulevard, 27th Floor
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.

Q:	What should I do if I have other questions?

A:	If you have questions or need assistance, please contact Mellon Investor Services, the information agent for the rights offering, at: (877) 243-3815 for domestic callers (Toll Free) and (201) 680-6579 for foreign callers (Collect).

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PROSPECTUS SUMMARY

This Prospectus Summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the financial data and statements and related notes and the “Risk Factors” section beginning on page 15.

FX Real Estate and Entertainment Inc. was recently organized as a Delaware corporation.

In this prospectus, the words “we,” “us,” “our” and similar terms collectively refer to FX Real Estate and Entertainment Inc., and each of its direct and indirect subsidiaries, including without limitation, FX Luxury Realty, LLC, BP Parent, LLC, Metroflag BP, LLC and Metroflag Cable, LLC. Some of the descriptive material in this prospectus refers to the assets, liabilities, operations, results, activities or other attributes of the historical business conducted by FX Luxury Realty and its predecessors, including BP Parent, LLC, Metroflag BP, LLC, Metroflag Cable, LLC, Metroflag Polo, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC and Metroflag Management, LLC, as if it had been conducted by us. We sometimes refer to these predecessor entities collectively herein as “Metroflag” or the “Metroflag entities.” For example, “our properties,” “our assets” or similar words have been used in historical or current contexts to describe those matters which, while attributable to FX Luxury Realty and/or the Metroflag entities, will have continuing relevance to us after the rights offering.

Overview

General

We were formed on June 15, 2007 as a Delaware corporation. Our principal place of business is 650 Madison Avenue, New York, New York 10022, and our telephone number is (212) 838-3100.

Business

We are a newly formed entertainment company with a plan to pursue real estate and attraction-based projects throughout the world. Through our indirect wholly owned subsidiaries, BP Parent, LLC, Metroflag BP, LLC and Metroflag Cable, LLC, we own 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central site. The Park Central site is currently occupied by a motel and several commercial and retail tenants. We intend to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site.

Our subsidiary, FX Luxury Realty, is party to license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc., and Muhammad Ali Enterprises LLC, an 80%- owned subsidiary of CKX, Inc., which allow us to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of our real estate and other entertainment attraction based projects. We currently anticipate that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants us the right to develop, and we currently intend to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.

In addition to our ownership of and plans for the redevelopment of the Park Central site, our plan to develop one or more Graceland-based hotel(s), and our intention to pursue additional real estate and entertainment based developments using the Elvis Presley and Muhammad Ali intellectual property, we own 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado. While we do not currently have any definitive plans or agreements with Riviera Holdings Corporation related to the acquisition of Riviera, we continue to explore an acquisition of such company.

Company Strategy

•	Develop the Park Central Site as a Premier Entertainment Destination Resort. Our business strategy for the Park Central site is to create a flagship property for the FX Real Estate and Entertainment luxury brand, offering guests an exciting, interactive and multifaceted experience in a first class environment that includes entertainment, retail and gaming opportunities.

•	Capitalize on Involvement of Robert F.X. Sillerman. Robert F.X. Sillerman is our Chairman and Chief Executive Officer and, after the rights offering (assuming the subscription of his full pro rata amount in the rights in this offering but giving no effect to the investment agreement described elsewhere herein), will beneficially own approximately 30.2% of the outstanding shares of our common stock. Mr. Sillerman, directly and indirectly, owns approximately 29.3% of the outstanding equity interests in our affiliate Flag Luxury Properties, LLC, and through this ownership, has been involved in the acquisition of the properties that make up the Park Central site. In addition, Mr. Sillerman has previously built and managed six public companies, including most recently CKX, of which he beneficially owns approximately 31% of the outstanding shares of common stock and where he continues to serve as Chairman and Chief Executive Officer and oversee the management of the Elvis Presley and Muhammad Ali brands. CKX has entered into a merger agreement to be acquired by 19X, Inc., a company controlled by Mr. Sillerman. Upon consummation of the acquisition of CKX by 19X, Mr. Sillerman is expected to serve as the Chairman of 19X.

•	Capitalize on the “Elvis” and “Ali” Brands. We believe that Elvis Presley and Muhammad Ali are among the most recognized and revered names in popular culture. We intend to capitalize on this global recognition through the development of Elvis Presley and Muhammad Ali themed and branded real estate-based properties and attractions throughout the world. We have entered into an option agreement with 19X which, if and when effective, would give us an option to purchase 19X’s to-be-acquired 85% interest in the Elvis Presley business (which is currently owned and operated by CKX). This transaction, which will only become effective upon the consummation of the acquisition of CKX by 19X, would give us greater control over and provide more opportunities to capitalize on the Elvis brand.

•	Develop Hotel(s) at Graceland. We intend to enhance the relationship with Elvis Presley Enterprises and the association between us and Elvis Presley brands through the development and operation of one or more hotels to be built as part of Elvis Presley Enterprises’ master plan to redevelop Graceland and the surrounding properties in Memphis, Tennessee. We expect to launch our “Heartbreak Hotel” mid-market positioned, themed entertainment hotel brand with the development and construction of the first of our hotels at Graceland. The conditional option agreement with 19X referenced above provides that we take a more active role in the redevelopment of the property surrounding Graceland, working collectively with 19X on the design and development of the Graceland master redevelopment plan. In the event that the merger agreement between 19X and CKX is terminated or the merger fails to close for any reason, which would cause our option agreement with 19X to be terminated, it is likely that we would propose to CKX our more active involvement in the redevelopment of the Graceland property. We believe our active involvement represents the most logical and ultimately profitable means by which the two parties can collectively pursue their respective elements of the Graceland redevelopment.

•	Build an Experienced and Proven Management and Operating Team. In connection with our current development plans and future business opportunities, we will seek to attract, hire, retain and motivate talented management and other highly skilled employees with experience in all areas of our business, including the hotel, casino, retail and entertainment industries. As part of this effort, Barry A. Shier, a highly experienced gaming and hotel industry executive, has joined our senior management team as Chief Operating Officer.

•	Leverage Our Relationship with CKX and its Senior Management Group. We expect to have a close relationship with CKX as a result of our license agreements with CKX’s subsidiaries, our shared services agreement with CKX and the dual ownership position and executive role of Mr. Sillerman. We intend to leverage this relationship by accessing CKX’s experience and expertise in branding and in developing opportunities tied to iconic brands and content, including the Elvis Presley and Muhammad Ali brands. We also intend to capitalize on the experience of CKX’s senior management group in the development of entertainment properties and maximization of entertainment assets through access and involvement afforded under our shared services agreement as we incorporate such entertainment features into our various projects and attractions. We do not expect the acquisition of CKX by 19X to have a material impact on our relationship with CKX, its management or its brands.

•	Pursue the Acquisition of Riviera Holdings Corporation. While we do not currently have any definitive plans or agreements with Riviera Holdings Corporation related to the acquisition of Riviera, we continue to explore an acquisition of such company with the goal of becoming a multi-property owner and operator in Las Vegas, Nevada.

Risks Associated with Company Strategy

Our business plans and strategy will have certain risks, including but not limited to:

•	We have no operating history with respect to our proposed business and we may not be able to successfully implement our business strategy.

•	Our business plan is not expected to generate meaningful revenue for the foreseeable future.

•	We will need to raise substantial additional debt and/or equity financing in order to implement our business plans.

•	Our cash flow is not sufficient to meet our current obligations, and we will need to obtain additional debt and/or equity financing.

•	We are highly leveraged and may have difficulty obtaining additional financing.

•	We have received a “going concern opinion” from our independent registered public accounting firm expressing substantial doubt about our ability to continue as a going concern.

Strategy for the Park Central Site

•	Capitalize on Attractive and Unique Location. The Park Central site is located on the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada. The property enjoys strong visibility with 1,175 feet of frontage on Las Vegas Boulevard (known as “the Strip”) and 600 feet of frontage on Harmon Avenue and is situated near some of the most visited hotel casino resorts and attractions on the Las Vegas Strip. It is located directly across Las Vegas Boulevard from MGM’s CityCenter project, which is currently under construction and is the largest development project in the history of Las Vegas. We believe the proximity to MGM’s CityCenter and the concentration of other hotels/casinos and other attractions will drive significant pedestrian traffic and visitation to the area. The MGM CityCenter is also expected to serve as the home of the previously announced Elvis Presley-Cirque du Soleil show. We believe that the planned Elvis Presley-themed elements of our property and the Cirque du Soleil show will complement one another and create a focal point for Elvis Presley fans while visiting Las Vegas.

•	Launch the FX Real Estate and Entertainment Luxury Brand. We intend the Park Central site to be home to our flagship luxury property — the first of our planned large scale and multi-purpose developments and, as such, will represent the launch of FX Real Estate and Entertainment as a brand known for and synonymous with the integration of luxury real estate and premier entertainment based attractions.

•	Exploit Las Vegas Demand for Elvis Presley. Elvis Presley is regarded as one of the most important figures in the history of music and popular culture and is the entertainment name most often associated with Las Vegas. We intend to incorporate an Elvis Presley inspired theme into elements of the Park Central site development, including an Elvis Presley-themed hotel to be built as part of the development.

•	Generate Diverse Revenue Streams from Multiple and Varied Development Features. The Park Central site redevelopment is anticipated to incorporate a number of distinct and complementary revenue generating elements and amenities, including one or more hotel(s), casino and gaming, entertainment attractions and venues, retail stores and outlets, and commercial space. Each of these elements will provide a diverse source of revenue on its own and the multi-use nature of the property will provide a mix of diverse revenue sources within the overall project.

History of our Company

On January 10, 2008, we became a publicly traded company as a result of the completion of the distribution of 19,743,349 shares of our common stock to CKX’s stockholders of record as of December 31, 2007. In this prospectus, we refer to this distribution as the “CKX Distribution.” Set forth below is a summary of our history, including certain transactions undertaken by our founders, CKX and Flag Luxury Properties, to effectuate the CKX Distribution.

FX Luxury Realty, LLC was formed on April 13, 2007.

On May 11, 2007, Flag Luxury Properties, LLC, a real estate development company in which Robert F.X. Sillerman beneficially owns an approximate 29.3% equity interest, contributed all of its direct and indirect membership interests in the Metroflag entities, which directly and indirectly then owned 50% of the Park Central site, to FX Luxury Realty in exchange for membership interests therein. Following these contributions, FX Luxury Realty was a wholly-owned subsidiary of Flag Luxury Properties. The contributed Metroflag interests included a 25% ownership interest in Metroflag previously owned by affiliates of Brett Torino, which interest was previously contributed to Flag Luxury Properties by affiliates of Brett Torino in exchange for membership interests in Flag Luxury Properties.

On June 1, 2007, Flag Leisure Group, LLC, a company in which Robert F.X. Sillerman and Paul C. Kanavos each beneficially own an approximate 33% interest and which is the managing member of Flag Luxury Properties, sold to FX Luxury Realty all of its membership interests in RH1, LLC, which owns an aggregate of 418,294 shares of Riviera Holdings Corporation. On such date, Flag Luxury Properties also sold to FX Luxury Realty all of its membership interests in Flag Luxury Riv, LLC, which owns an additional 418,294 shares of Riviera Holdings Corporation. With the purchase of these membership interests, FX Luxury Realty acquired a 50% beneficial ownership interest in an option to acquire an additional 1,147,500 shares of Riviera Holdings Corporation at $23 per share.

On June 1, 2007, CKX, a company in which Mr. Sillerman beneficially owns approximately 31% of the outstanding shares of common stock, entered into and consummated agreements pursuant to which (i) CKX, through its subsidiaries Elvis Presley Enterprises (an 85%-owned subsidiary of CKX) and Muhammad Ali Enterprises (an 80%-owned subsidiary of CKX), granted licenses to FX Luxury Realty, and (ii) CKX invested $100 million in FX Luxury Realty in exchange for 50% of its outstanding common membership interests. CKX simultaneously entered into an agreement pursuant to which Mr. Sillerman, together with Simon R. Fuller, a director of CKX and the Chief Executive Officer of CKX’s subsidiary, 19 Entertainment Limited, will acquire and take CKX private in a merger transaction.

The board of directors of CKX, upon the recommendations of its special committee, approved each of these transactions on the condition that CKX distribute to its stockholders one-half of the equity it purchased in FX Luxury Realty through a distribution of shares of our common stock to allow current CKX stockholders to share directly in the continued growth and exploitation of the existing Elvis Presley and Muhammad Ali intellectual property rights and assets in the capital intensive development opportunities to be pursued by us in accordance with the terms of the license agreements with certain subsidiaries of CKX. A registration statement was filed with the Securities and Exchange Commission to effect the CKX Distribution.

On June 18, 2007, CKX declared a dividend consisting of 25% of our outstanding shares of common stock. Prior to declaring the dividend, CKX formed two trusts: CKX FXLR Stockholder Distribution Trust I, or Distribution Trust I, and CKX FXLR Stockholder Distribution Trust II, or Distribution Trust II, each formed for the benefit of CKX stockholders as of the record date of the CKX Distribution. The terms of the two trusts are nearly identical and both were formed solely to hold the dividend property pending completion of the CKX Distribution.

Upon declaration of the dividend, CKX made the following irrevocable assignments and transfers:

•	CKX irrevocably transferred and assigned a 9.5% common membership interest in FX Luxury Realty to Distribution Trust I;

•	CKX contributed a 15.5% common membership interest in FX Luxury Realty to us in exchange for shares of our common stock as a first step in the plan to accomplish the reorganization transactions; and

•	CKX irrevocably transferred and assigned our shares to Distribution Trust II.

On July 6, 2007, pursuant to an agreement entered into on May 30, 2007 just prior to CKX’s investment in FX Luxury Realty, FX Luxury Realty purchased from a third party the remaining 50% of the entities that collectively own the Park Central site, for $180 million, which was paid in cash from borrowings and cash on hand. As a result of this acquisition and completion of the reorganization described below we own, through our subsidiaries, the entirety of the Park Central site.

On September 26, 2007, Flag Luxury Riv, our wholly owned subsidiary, acquired 573,775 shares of common stock of Riviera Holdings Corporation for aggregate consideration of approximately $13.2 million following the exercise of its half of the Riviera option described above. The option exercise increased the aggregate number of shares of Riviera Holdings Corporation we own through our subsidiaries to 1,410,363 shares.

On September 26, 2007, CKX, Distribution Trust I and Flag Luxury Properties, LLC exchanged all of their common membership interests in FX Luxury Realty for shares of common stock of FX Real Estate and Entertainment. We refer to this exchange herein as the “reorganization.” Immediately following the reorganization, also on September 26, 2007, CKX acquired an additional $1.5 million of our common stock, and Flag Luxury Properties acquired an additional $0.5 million of our common stock, the pricing for which was based on the same valuation used at the time of CKX’s initial investment in FX Luxury Realty in June 2007. As a result of the reorganization and the purchase of the additional shares, we were owned 25.5% by CKX, 24.75 % in the aggregate by the Distribution Trust I and Distribution Trust II and 49.75% by Flag Luxury Properties.

On September 27, 2007, CKX declared a dividend consisting of 23.5% of our outstanding shares of common stock. Prior to declaring the dividend, CKX formed the CKX FXLR Stockholder Distribution Trust III, formed for the benefit of CKX stockholders as of the record date. Upon declaration of the dividend, CKX irrevocably assigned shares of our common stock representing 23.5% of the issued and outstanding shares of our common stock to the Distribution Trust III. As a result of the distribution to the trust, CKX no longer had any interest in or control over the equity transferred to the Distribution Trust III. Distribution Trust I, Distribution Trust II and Distribution Trust III are sometimes referred to herein as the “Distribution Trusts.”

On November 30, 2007, Flag Luxury Properties LLC distributed all of its shares of our common stock, representing 49.75% of the then outstanding shares of our common stock, to its members, including Messrs. Sillerman and Kanavos, and certain of its employees.

As a result of and following the transactions described above, CKX owned 2% of our outstanding shares of common stock, the Distribution Trusts owned, in the aggregate 48.25% of our outstanding shares of common stock and the members and certain employees of Flag Luxury Properties owned the remaining 49.75%.

On January 10, 2008, CKX and the Distribution Trusts delivered to each stockholder of CKX two shares of our common stock for every ten shares of CKX common or preferred stock held by such stockholder pursuant to the CKX Distribution.

Under the terms of our license agreement with Elvis Presley Enterprises, we are required to pay a guaranteed minimum royalty payment (against royalties payable for the year in question) to Elvis Presley Enterprises of $9 million in each of 2007, 2008 and 2009, $18 million in 2010, 2011 and 2012, $22 million in each of 2013, 2014, 2015 and 2016, and increasing by 5% for each year thereafter.

Under the terms of our license agreement with Muhammad Ali Enterprises, we are required to pay a guaranteed annual minimum royalty payment (against royalties payable for the year in question) to Muhammad Ali Enterprises of $1 million in each of 2007, 2008 and 2009, $2 million in 2010, 2011 and 2012, $3 million in each of 2013, 2014, 2015 and 2016, and increasing by 5% for each year thereafter.

Recent Developments

Conditional Option Agreement with 19X

We have entered into an Option Agreement with 19X, Inc. pursuant to which, in consideration for annual option payments as described elsewhere herein, we would have the right to acquire an 85% interest in the Elvis Presley business currently owned and operated by CKX, Inc. through its Elvis Presley Enterprises subsidiaries, or EPE, at an escalating price over time as set forth elsewhere herein. Because 19X will only own those rights upon consummation of its pending acquisition of CKX, the effectiveness of the Option Agreement is conditioned upon the closing of 19X’s acquisition of CKX. In the event that the merger agreement between 19X and CKX is terminated without consummation or the merger fails to close for any reason, the Option Agreement with 19X will also terminate and thereafter have no force and effect. For a more detailed description of the conditional Option Agreement with 19X please see below under the heading “The Company — Transactions With and Involving Elvis Presley Enterprises — Conditional Option Agreement with 19X.”

Conditional Amendment to License Agreement with Elvis Presley Enterprises

We have also entered into an agreement with 19X to amend the License Agreement between our Company and EPE, which amendment shall only become effective upon the closing of 19X’s acquisition of CKX. Because 19X will only own EPE upon consummation of its pending acquisition of CKX, the effectiveness of the License amendment, as with the Option Agreement, is conditioned upon the closing of 19X’s acquisition of CKX. In the event that the merger agreement between 19X and CKX is terminated without consummation or the merger fails to close for any reason, the License amendment will never become effective and therefore will have no force and effect.

If and when effective, the amendment to the License Agreement will provide that, if, by the date that is 7 1/2 years following the closing of 19X’s acquisition of CKX, EPE has not achieved certain financial thresholds, we shall be entitled to a reduction of $50 million against 85% of the payment amounts due under the License Agreement, with such reduction to occur ratably over the ensuing three year period provided, however, that if we have failed in our obligations to build any hotel to which we had previously committed under the definitive Graceland master redevelopment plan, then this reduction shall not apply. For a more detailed description of the conditional amendment to the License Agreement with Elvis Presley Enterprises please see below under the heading “The Company — Transactions with and Involving Elvis Presley Enterprises — Conditional Amendment.”

Approval Process

Because our Chairman and Chief Executive Officer, Robert F.X. Sillerman, is also the Chairman and President of 19X, the Option Agreement and the agreement to amend the License Agreement with EPE are deemed affiliated transactions and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged The Salter Group to serve as its independent financial advisor in connection with its review of the financial terms of the Option Agreement and engaged independent legal counsel to assist in its review and oversight of the transactions. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for abstentions by directors affiliated with 19X or EPE) unanimously approved the transaction.

Conflicts of Interest

There are a number of conflicts of interest with respect to our ownership and operations of which you should be aware.

CKX, as a company subject to the rules of The NASDAQ Global Market, is subject to certain rules regarding “affiliated” transactions, including the requirement that all affiliated transactions be approved by a majority of the independent members of the board of directors. Based on Mr. Sillerman’s ownership interests in Flag Luxury Properties, the June 2007 transactions between CKX, Flag Luxury Properties and FX Luxury Realty were deemed “affiliated” and therefore subject to the procedural requirements related to such transactions. In connection with the consideration, negotiation and approval of these transactions, the CKX board of directors appointed a special committee consisting of three independent directors to evaluate and oversee the proposed transactions and, if appropriate, to make a recommendation to CKX’s board of directors with respect to such transactions. Pursuant to authority granted by the CKX board of directors, its special committee engaged Houlihan, Lokey, Howard & Zukin, Inc., as independent financial advisor to assist and advise the special committee in its review and analysis of the transactions and to issue opinions with respect to the fairness of the terms to CKX and its unaffiliated stockholders. As such, the CKX stockholders had the benefit of this special committee process in the negotiation of the final terms of the transactions.

Because Flag Luxury Properties is and FX Luxury Realty was a private company and not subject to affiliated and related party transaction restrictions, neither company was represented by a special committee nor any independent financial advisor with respect to the June 2007 transactions. As such, the fairness of their transactions between CKX, Flag Luxury Properties and FX Luxury Realty, from the point of view of Flag Luxury Properties and FX Luxury Realty, was determined by management of Flag Luxury Properties, including Messrs. Sillerman and Kanavos, each of whom has numerous conflicting interests as more fully described below.

We, as a public company subject to the rules of The NASDAQ Global Market, are subject to certain rules regarding affiliated transactions, including the requirement that all affiliated transactions be subject to the review and oversight of our audit committee or another independent body of our board of directors. In addition, it is our policy, in connection with the consideration, negotiation and approval of affiliated transactions, to appoint a special committee of independent directors to evaluate and oversee the proposed transaction and submit the proposed transaction for the approval of a majority of the independent members of our board of directors. As such, our stockholders will have the benefit of the special committee process in the negotiation of final terms of any affiliated transaction.

Mr. Sillerman, our Chairman and Chief Executive Officer, has several conflicts of interest resulting from his cross-ownership and dual management responsibilities as set forth below:

•	Mr. Sillerman is the Chairman and Chief Executive Officer of CKX, Inc.

•	Mr. Sillerman is a director, executive officer and principal stockholder of 19X, Inc., which has entered into a merger agreement, as amended, to acquire and take CKX private in a merger transaction. Upon consummation of the acquisition of CKX by 19X, Mr. Sillerman is expected to continue to serve as Chairman of that company. His employment agreement with us will allow him to commit up to 50% of his business time on behalf of 19X.

•	Under the terms of the merger agreement, as amended, between CKX and 19X the cash merger consideration to be paid for the acquisition of CKX ($13.75 per share) by 19X, of which Mr. Sillerman is a director, executive officer and principal stockholder, may be reduced by up to $2.00 per share, based on the trading value of our common stock during a defined measurement period yet to be determined. The cash merger consideration to be paid for the acquisition of CKX by 19X will be reduced by no less than $0.75 per share regardless of the trading value of our common stock during the measurement period if we complete the rights offering at the $10.00 per share price and for total proceeds of not less than $90 million.

•	Mr. Sillerman currently beneficially owns approximately 31% of the outstanding common stock of CKX, approximately 29.3% of the outstanding equity of Flag Luxury Properties and, after the rights offering (assuming the purchase of all of his rights in this offering but giving no effect to the investment agreement described elsewhere herein), will beneficially own approximately 29.9% of our outstanding common stock.

It is expected that Mr. Sillerman will continue to be a significant stockholder of 19X following the consummation of the acquisition of CKX by 19X.

•	Mr. Sillerman has agreed to exercise all of his rights in the rights offering and has agreed to purchase 50% of the shares that are not otherwise subscribed for in the rights offering beyond the first 1.5 million shares acquired by The Huff Alternative Fund, L.P., as described elsewhere herein.

Mr. Sillerman has also personally guaranteed a $23 million loan to our company from an affiliate of Credit Suisse, which we intend to repay with the first $23 million of proceeds received from the rights offering and, if applicable, from sales of shares under the related investment agreements with Mr. Sillerman and The Huff Alternative Fund, L.P.

Mr. Kanavos, our President, also has several conflicts of interest resulting from his cross-ownership and dual management responsibilities as set forth below:

•	Mr. Kanavos is expected to continue to serve as the Chairman and Chief Executive Officer of our affiliate Flag Luxury Properties. His employment agreement with us allows him to commit up to one-third of his business time on matters pertaining to Flag Luxury Properties.

•	Mr. Kanavos beneficially owns approximately 29.3% of the outstanding equity of Flag Luxury Properties, and, after the rights offering, will own approximately 11.6% of our outstanding common stock.

Flag Luxury Properties holds a $45 million priority preferred distribution right in FX Luxury Realty which entitles it to receive an aggregate amount of $45 million prior to any distributions of cash by FX Luxury Realty from the proceeds of certain predefined capital transactions, including payment of $30 million from the proceeds of this rights offering and, if applicable, from sales of shares under the related investment agreements. Until the preferred distribution is paid in full, we are required to use the proceeds from certain predefined capital transactions to pay the amount then owed to Flag Luxury Properties under the priority preferred distribution. Messrs. Sillerman and Kanavos will be entitled to receive their pro rata participation, based on their ownership interest in Flag Luxury Properties, of the $45 million priority, when received by Flag Luxury Properties. We intend to use proceeds from this offering to pay $30 million of the $45 million preferred priority distribution.

We are party to a shared services agreement with CKX, pursuant to which employees for each company, including management level employees, provide services for the other company.

We are party to license agreements with subsidiaries of CKX pursuant to which we are required to pay to such CKX subsidiaries a percentage of the net proceeds generated at our projects that incorporate the licensed intellectual property (in excess of annual guaranteed amounts). Mr. Sillerman, as our Chairman and Chief Executive Officer, will likely have control over deciding which of our properties incorporate the licensed intellectual property and therefore will be able to dictate which projects involve license payments to CKX through its subsidiaries.

We are party to a line of credit agreement with CKX, pursuant to which CKX has agreed to loan us up to $7 million, approximately $6 million of which we borrowed on September 26, 2007. Messrs. Sillerman, Kanavos and Torino have secured the loan by pledging, pro rata, an aggregate of 972,762 shares of our common stock. We intend to use certain of the proceeds from this offering to repay all amounts outstanding under the loan from CKX.

We have entered into a conditional Option Agreement with 19X, Inc. which, if and when effective, would give us the right to acquire an 85% interest in the Elvis Presley business currently owned and operated by CKX, Inc. through its Elvis Presley Enterprises subsidiaries. Because 19X will only own those rights upon consummation of its pending acquisition of CKX, the effectiveness of the Option Agreement is conditioned upon the closing of 19X’s acquisition of CKX.

In addition to the conflicts described above, certain of our other executive officers and directors may have significant equity ownership in both our company, on the one hand, and one or more of CKX, 19X and/or Flag Luxury Properties, on the other hand.

Risk Factors

Your ownership of our common stock will involve certain risks, including, but not limited to:

•	Our current cash flow is not sufficient to meet our current obligations and we will need to obtain additional debt and/or equity financing.

•	We will need to raise substantial additional debt and/or equity financing to implement our business plans.

•	We are highly leveraged and we may have difficulty obtaining additional financing.

•	We have no operating history with respect to our proposed business, so it will be difficult for investors to predict our future success.

•	We are dependent upon the continued popularity of Elvis Presley and Muhammad Ali and attractions featuring their names, images and likenesses which may, over time, decline in popularity.

•	The concentration of ownership of our capital stock with our affiliates will limit your ability to influence corporate matters.

•	We have entered into a number of related party transactions with CKX, 19X and Flag Luxury Properties and their affiliates and may do so in the future, on terms that some stockholders may consider not to be in their best interests.

•	Our intellectual property rights may be inadequate to protect our business.

•	Our business will be subject to extensive state and local regulation, and licensing and gaming authorities will have significant control over our anticipated operations, which could have a negative effect on our business.

•	We have potential business conflicts with certain of our executive officers because of their relationships with CKX, 19X and/or Flag Luxury Properties and their ability to pursue business activities for themselves and others that may compete with our business activities.

•	We continue to need to enhance our internal control and financial reporting system to comply with the Sarbanes-Oxley Act of 2002.

•	Our hotel development, including our proposed Park Central site redevelopment and the Graceland hotel(s), are subject to timing, budgeting and other risks which could materially adversely affect our business.

•	The failure of our redeveloped Park Central site to compete effectively against other casino and hotel facilities in Las Vegas and elsewhere could adversely affect our revenues and harm our financial condition.

•	Our ability to realize the full value of the Park Central site may be limited by our inability to develop certain parcels in a timely enough fashion or on a cost effective basis because of several existing long-term commercial leases.

•	Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

The Rights Offering

Eligible stockholders:	Our stockholders who own, in the aggregate, as of March 6, 2008 19,743,349 shares of our common stock. In this prospectus, we refer to these holders as the “Holders” and March 6, 2008 as the “Record Date.”

Rights offered:	We are granting one transferable subscription right to each Holder of our common stock at 5:00 p.m., New York City time on the Record Date for every two shares of our common stock held by such Holder on that date. Each right entitles such Holder to purchase one share of our common stock. No fractional subscription rights will be distributed in the rights offering. Therefore, each Holder will receive such number of transferable subscription rights equal to the number of shares our common stock owned as of the Record Date that are evenly divisible by two.

Subscription price:	The subscription price is $10.00 per share, payable in cash. Payment by personal check must clear payment on or before the expiration date, which may require seven or more business days from the date that the Subscription Agent receives your personal check. As a result, we recommend that rights holders pay the subscription price by certified or cashier’s check drawn on a U.S. bank or U.S. postal money order.

The subscription price has been approved by our board of directors. It determined the subscription price in consultation with our senior management after considering, among other factors, our immediate capital requirements, our business prospects, and the price at which Huff and Mr Sillerman were willing to backstop the rights offering. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

Shares of our common stock outstanding prior to the rights offering:	39,790,247.

Record date for the rights offering:	The record date for the rights offering is March 6, 2008.

Expiration date and time:	The subscription period for the rights expires at 5:00 p.m., New York City time, on April 11, 2008.

Transferability of rights:	The subscription rights are transferable, and the subscription rights are listed for trading on The NASDAQ Global Market under the symbol “FXRER.” We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. Holders may also request that the subscription agent sell their subscription rights on their behalf. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period.

Exercise of subscription rights and issuance of shares during the rights offering:	Holders will be able to exercise their subscription rights and receive shares upon payment therefor during the pendency of the rights offering until the termination or expiration of the rights offering, unless the rights offering is terminated or expires prior to the subscription agent’s receipt of the subscription documents and subscription payments. We will accept subscriptions and subscription payments from subscribers as they are received on our behalf by the subscription agent and then issue the related shares within three business days thereafter. Shares will not be issued in a certificated form. Instead, shares will be registered through the Depository Trust Company’s Direct Registration System.

No revocation of exercise:	Once a rights holder submits the form of rights certificate to exercise any rights, such holder is not allowed to revoke or change the exercise or request a refund of monies paid.

Backstop agreements:	The Huff Alternative Fund, L.P. and Mr. Sillerman have agreed to purchase shares that remain unsold in the rights offering at the subscription price of $10.00 per share. Pursuant to the agreements entered into with Huff and Mr. Sillerman, Huff has agreed to purchase the first $15 million of shares (1.5 million shares at $10.00 per share) that are not subscribed for in the rights offering, if any, and 50% of any other unsubscribed shares, up to a total investment of $40 million; provided, however, Huff is not obligated to purchase any shares beyond its initial $15 million investment in the event that Mr. Sillerman does not purchase an equal number of shares at the $10.00 price per share. Mr. Sillerman has agreed to exercise all of his rights in the offering (representing 3,037,365 shares), and has agreed to purchase 50% of the shares that are not otherwise subscribed for in the rights offering beyond the first 1.5 million shares acquired by Huff as described above.

Amendment, extension and termination:	Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering for any reason. If we terminate the rights offering, any money received from subscribers prior to such termination will not be refunded and such subscribers will receive shares of our common stock in the manner set forth in this prospectus. In addition, our board of directors may amend or extend the rights offering at any time prior to the expiration of the rights offering.

Subscription and Escrow Agent:	The Bank of New York Mellon Corporation.

Procedure for exercising rights:	Rights holders may exercise their subscription rights by properly completing and signing your subscription rights certificate. A subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering. If a rights holder uses the mail, we recommend that they use insured, registered mail, return receipt requested. If they cannot deliver the subscription rights certificate to the subscription agent on time, the rights holder may follow the guaranteed delivery procedures described under “The Rights Offering — Notice of Guaranteed Delivery.”

Nominee accounts:	If a rights holder holds shares of our common stock through a broker, custodian bank or other nominee, we will ask their broker, custodian bank or other nominee to notify the rights holder of the rights offering. If the rights holder wishes to exercise their subscription rights, they will need to have their broker, custodian bank or other nominee act for them. To indicate a decision, the rights holder should complete and return to their broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” The rights holder should receive this form from its broker, custodian bank or other nominee with the other rights offering materials. The rights holder should contact its broker, custodian bank or other nominee if they do not receive this form, but they believe they are entitled to participate in the rights offering.

Federal income tax consequences:	For U.S. federal income tax purposes, rights holders exercising their rights will not recognize income as a result of the receipt or exercise of their rights. Rights holders who sell their rights may recognize a gain or loss upon such sale. See “Certain Federal Income Tax Consequences.” Such holders should, and are urged to, consult their own tax advisor concerning the tax consequences of the rights offering under their own tax situation.

No recommendation to rights holders:	Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information herein, including the “Risk Factors” section of this document.

Listing:	Shares of our common stock are listed on The NASDAQ Global Market under the symbol FXRE. The subscription rights are listed for trading on The NASDAQ Global Market under the symbol FXRER. We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. However, there has been no prior public market for the subscription rights, and we cannot assure rights holders that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period.

Summary Historical and Pro Forma Financial Data

FX Real Estate and Entertainment Inc. was recently organized as a Delaware corporation in preparation for the CKX Distribution. On September 26, 2007, holders of common membership interests in FX Luxury Realty, LLC, a Delaware limited liability company, exchanged all of their common membership interests for shares of common stock of FX Real Estate and Entertainment. Following this reorganization, FX Real Estate and Entertainment owns 100% of the outstanding common membership interests of FX Luxury Realty. We hold our assets and conduct our operations through our subsidiary FX Luxury Realty and its subsidiaries. All references to FX Real Estate and Entertainment for the periods prior to the date of the reorganization shall refer to FX Luxury Realty and its consolidated subsidiaries. For all periods as of and subsequent to the date of the reorganization, all references to FX Real Estate and Entertainment shall refer to FX Real Estate and Entertainment and its consolidated subsidiaries, including FX Luxury Realty.

Prior to May 11, 2007, the date upon which Flag Luxury Properties contributed its interests in the Metroflag entities, which directly owned 50% of the Park Central site, to FX Luxury Realty, FX Luxury Realty was a company with no operations. The following summary historical data is derived from the financial statements of FX Real Estate and Entertainment, FX Luxury Realty and Metroflag (as predecessor) appearing elsewhere in this prospectus and should be read in conjunction with our consolidated financial statements and notes thereto and Metroflag’s Combined Financial Statements and Notes thereto, included elsewhere in this prospectus, as well as the information appearing in “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table sets forth certain summary historical financial information for each of: FX Real Estate and Entertainment and Metroflag (as predecessor). The table also sets forth summary pro forma financial data of FX Real Estate and Entertainment for the year ended December 31, 2007 giving effect to (i) the various transactions that resulted in our acquisition of the 50% of the Metroflag entities that we did not already own on July 6, 2007 and the related financing and (ii) the rights offering, and if applicable, sales of shares under the related investment agreements with Mr. Sillerman and The Huff Alternative Fund, L.P. and the use of the related proceeds.

	Predecessor		FX Real Estate and Entertainment
	Metroflag		Actual	Pro Forma
	Year Ended	January 1-	May 11-December 31,	Year Ended
	December 31, 2006	May 10, 2007	2007	December 31, 2007
(amounts in thousands)				(unaudited)

Income Statement Data:
Revenue	$5,581	$2,079	$3,070	$6,091
Operating expenses (excluding depreciation and amortization)	1,290	839	30,016	31,074
Depreciation and amortization	358	128	116	298
Operating income (loss)	3,933	1,112	(27,062)	(25,281)
Interest income (expense), net	(26,275)	(14,444)	(30,657)	(58,786)
Other (expense)	—	—	(6,358)	(6,358)
Loss from retirement of debt	—	(3,507)	—	(3,507)
Equity in earnings (loss) of affiliates	—	—	(4,969)	—
Minority interest	—	—	680	680
Loss from incidental operations	(17,718)	(7,790)	(9,373)	(20,160)
Net loss	(40,060)	(24,629)	(77,739)	(113,412)
Basic and diluted loss per share	—	—	$(1.98)	$(2.31)
Basic and diluted average number of common shares outstanding			39,290,247	49,161,921

	FX Real Estate
	and Entertainment
	Actual	Pro forma
		(unaudited)
	December 31, 2007
(amounts in thousands)

Balance Sheet Data:
Current assets	$115,109	$140,105
Total assets	677,984	702,980
Current liabilities (excluding current portion of debt)	24,945	12,994
Debt	512,694	482,674
Total liabilities	537,830	495,859
Contingently redeemable stockholders’ equity	180	—
Stockholders’ equity	139,974	207,121

RISK FACTORS

Ownership of our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of our common stock to decline, perhaps significantly.

Risks Related to Our Business

Our current cash flow is not sufficient to meet our current obligations and we will need to obtain additional financing.

Our current cash flow and cash on hand is not sufficient to fund our current operations or to pay obligations that come due over the next six months, including paying the minimum annual guaranteed license fees under our Elvis Presley and Muhammad Ali-related license agreements, which aggregate $10 million and are due on April 1, 2008, our $23 million Riv loan, which is due on March 15, 2008, and our $475 million Park Central Loan, which matures on July 6, 2008, subject to our conditional right to extend the maturity date for up to two additional six month periods as discussed elsewhere herein. We anticipate that the initial six month extension will require us to deposit approximately $50 million into reserve accounts. Our current cash flow is also insufficient to implement our current business plan and strategy, including the redevelopment of the Park Central site and the development and construction of the Graceland-based hotel(s). In addition, we may be required to use a substantial portion of our future cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for other purposes.

As a result, we will need to secure substantial capital through debt and/or equity financings in order to pay our existing obligations as they come due, including the payment of fees under our license agreements with subsidiaries of CKX, to fund the redevelopment of the Park Central site and the development of the Graceland-based hotel(s) and otherwise implement our business strategy. Our plans regarding the size, scope and phasing of the redevelopment of the Park Central site may change as we formulate and finalize our development plans. These changes may impact the timing and cost of the redevelopment. Based on preliminary budgets, management estimates total construction costs of the current plan to be approximately $3.1 billion (exclusive of land cost, capitalized interest expense and related financing and other pre-opening costs). Our management has not yet estimated the costs for development and construction of the Graceland-based hotel(s), but expects these costs to be significant. We may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures due to our limited cash flow, which may affect our financial condition.

We are highly leveraged and we may have difficulty obtaining additional financing.

We are highly leveraged. As of December 31, 2007, we have $512.7 million in total consolidated indebtedness.

Due to the fact that we are currently highly leveraged, and will require substantial capital to implement our business plan, there are no guarantees that we will be able to secure such additional financing on terms that are favorable to our business or at all. Our substantial indebtedness could have important consequences for you. For example:

•	It may be difficult for us to satisfy our obligations under our existing credit facilities and our other indebtedness and contractual and commercial commitments, including the payment of fees under our license agreements with subsidiaries of CKX, and, if we fail to comply with requirements, an event of default could occur under our debt instruments and our license agreements;

•	We will be required to use a substantial portion of our cash flow from operations to pay interest on our future indebtedness, which may require us to reduce funds available for other purposes;

•	We may have a limited ability to obtain additional financing, if needed, to fund additional projects, working capital requirements, capital expenditures, debt service, general corporate or other obligations;

•	Our substantial indebtedness will increase our vulnerability to general adverse economic and industry conditions; and

•	We may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to continue as a going concern.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to us or disadvantageous to our existing stockholders.

Even if we are able to raise additional cash or obtain financing through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, the terms of such transactions may be unduly expensive or burdensome to us or disadvantageous to our existing stockholders. For example, we may be forced to sell or issue our securities at a price below the subscription price for the shares of our common stock offered hereby, at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; the issuance of high-yield securities and bank debt with restrictive covenants and security packages; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.

The first $76 million of proceeds from any equity financings we complete are to be allocated for the payment of certain of our current obligations, none of which relate to our redevelopment of the Park Central site or development of the Graceland-based hotel(s).

If and when we complete any equity financings, including this rights offering, the first $76 million in proceeds will be allocated to pay our current obligations as of December 31, 2007, including payment of $30 million of the $45 million priority distribution owed to Flag Luxury Properties (together with an accrued priority return of $0.4 million), repayment of the $23 million loan from an affiliate of Credit Suisse, repayment of the $1 million owed to Flag Luxury Properties, repayment of any amounts owed under the $7 million line of credit from CKX (of which $6.0 million of principal and $0.2 million of accrued interest is outstanding), payment of the initial $10 million aggregate guaranteed license fees (plus $0.1 million of accrued interest thereon) due under our Elvis Presley and Muhammad Ali license agreements with subsidiaries of CKX, payment of a $0.5 million commitment fee to The Huff Alternative Fund, L.P. in consideration of backstopping the rights offering (which fee was incurred subsequent to December 31, 2007), payment of approximately $1.9 million of accrued obligations under shared services agreements with affiliates, including CKX, and $3.1 million of accrued operating and other expenses that are immediately due and payable. Additional costs incurred subsequent to December 31, 2007 will also increase our obligations.

Failure to comply with the terms of our secured credit facilities may lead to acceleration of indebtedness and foreclosure on the collateral securing our indebtedness, including the Park Central site.

Our credit facilities are secured by certain of our real property and impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things, incur additional indebtedness. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. A breach of any of the covenants contained in our secured credit facilities or our inability to comply with the required financial ratios could result in the lenders accelerating our payment obligations under these secured credit facilities or an event of default, which would allow the lenders to foreclose on the liens on certain of the real property or other assets securing the credit facilities, including the Park Central site. We would not be able to pay the amounts owed under the credit facilities if our obligations thereunder were accelerated by the lender and we cannot assure you that we would be able to refinance any such indebtedness on commercially reasonable terms, or at all.

Our independent registered public accounting firm has rendered a report expressing substantial doubt as to our ability to continue as a going concern.

Our independent registered public accounting firm has issued an audit report dated March 3, 2008 in connection with the audit of the consolidated financial statements of FX Real Estate and Entertainment Inc. as of December 31, 2007 and for the period from May 11, 2007 through December 31, 2007 that includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern due to our need to secure additional capital in order to pay obligations as they become due. Whether or not the rights offering is successful or Mr. Sillerman and The Huff Alternative Fund, L.P. backstop the rights offering, if we are not able to obtain additional debt and/or equity financing or fail to implement our proposed development projects, then we may not be able to continue as a going concern and you could lose all of the value of our common stock.

Because the historical financial statements and financial information of our predecessors are not representative of our business plans going forward or indicative of our planned future operating and financial results, they should not be relied upon.

This prospectus includes historical financial statements and pro forma financial information of our predecessors based on their historical businesses and operations. Our predecessors’ derived revenue primarily from commercial leasing activities on the properties comprising the Park Central site. Due to the fact that our business plan going forward involves a phased redevelopment of the Park Central site, we will cease engaging in these commercial leasing activities as our development projects are implemented. As such, the historical financial statements and pro forma financial information of our predecessors included in this prospectus are not representative of our planned business going forward or indicative of our future operating and financial results. These financial statements should not be relied upon by you to evaluate our business and financial condition going forward.

We have no operating history with respect to our proposed business, so it will be difficult for investors to predict our future success.

We were incorporated on June 15, 2007 and have no significant existing operations or history operating our proposed business as an integrated company. Members of our senior management have limited experience with the construction and operation of hotels and other real estate projects of the magnitude contemplated by our business plan. In addition, several members of our senior management have no experience in the gaming industry. Furthermore, we have no development agreements or gaming licenses to operate our proposed business. As a result, there is no guarantee that we will be able to successfully implement our proposed business plan. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company with no operating history and senior management with limited experience in our proposed business. If we are unable to successfully address these risks and difficulties, our business and operating results could be materially adversely affected.

Our operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history in our proposed business, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. Our failure to manage these risks successfully could negatively impact our operations.

Because we may be entirely dependent upon a limited number of properties for all of our cash flow, we will be subject to greater risks than a company with more operating properties.

We expect to have a limited number of material assets or operations. As a result, we likely will be entirely dependent upon the Park Central site and the first of the Graceland hotel(s) for all of our cash flow for the foreseeable future. Neither the Park Central site nor the Graceland hotel(s) will generate any significant revenue for us until development thereof is at least partially completed and operating, which is not expected until the fourth quarter of 2012 for the Park Central site and an as of yet to be projected date for the first Graceland hotel.

Given that our operations initially will primarily focus on the properties in Las Vegas and Memphis, we will be subject to greater degrees of risk than a company with multiple operating properties. The risks to which we will have a greater degree of exposure include the following:

•	local economic and competitive conditions;

•	worker shortages;

•	inaccessibility due to inclement weather, road construction or closure of primary access routes;

•	changes in local and state governmental laws and regulations, including gaming laws and regulations;

•	natural and other disasters;

•	an increase in the cost of electrical power, particularly for Las Vegas as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

•	water shortages in Las Vegas as a result of, among other things, population growth in Southern Nevada;

•	a decline in the number of visitors; and

•	a decrease in gaming and non-gaming activities in general.

Any of the factors outlined above could negatively affect our ability to generate sufficient cash flow to meet our operating needs and to make payments on or refinance our debt and borrowings under our credit facilities or to make payments under our license agreements with certain subsidiaries of CKX.

We are dependent upon the continued popularity of Elvis Presley and Muhammad Ali and attractions featuring their names, images and likenesses which may, over time, decline in popularity.

We will rely substantially upon the continued popularity of Elvis Presley and Muhammad Ali and the market for attractions and venues that exploit their names, images and likenesses. Any tarnishing of the public image of Elvis Presley or Muhammad Ali could materially negatively impact our business and results of operations. Because CKX owns and controls the names, images and likenesses of Elvis Presley and Muhammad Ali, their continued popularity could be materially impacted by the manner in which CKX operates its businesses with respect thereto, including in seeking out third parties to whom to license the rights to use such names, images, likenesses and other related intellectual property. Moreover, as the life, times and achievements of Elvis Presley and Muhammad Ali grow more distant in our past, their popularity may decline. If the public were to lose interest in either Elvis Presley or Muhammad Ali or form a negative impression of them, our business, operating results and financial condition would be materially and adversely affected.

The concentration of ownership of our capital stock with our affiliates will limit your ability to influence corporate matters.

After giving effect to the rights offering (assuming full subscription by such individuals of the rights received in this offering but giving no effect to the backstop agreements described elsewhere herein), Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and Paul C. Kanavos, our President, will beneficially own approximately 29.9% and 11.6% of our outstanding capital stock, respectively, and our executive officers and directors together will beneficially own approximately 58.5% of our outstanding capital stock. Our affiliates, officers and directors therefore have the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets. As a result of this concentrated control, unaffiliated stockholders of us do not have the ability to meaningfully influence corporate matters and, as a result, we may take actions that our unaffiliated stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

There are conflicts of interest in our relationship with 19X, CKX and their respective affiliates, which could result in decisions that are not in the best interests of our stockholders.

There are conflicts of interest in our current and ongoing relationship with 19X, CKX and its affiliates. These conflicts include:

•	We are party to a shared services agreement with CKX pursuant to which employees of each company, including members of senior management, provide services for each other;

•	We are also party to two license agreements with subsidiaries of CKX related to our right to use certain Elvis Presley and Muhammad Ali intellectual property; and

•	We maintain a $7 million line of credit with CKX of which $6 million of principal and $0.2 million of interest was outstanding as of December 31, 2007.

•	We have entered into the conditional option agreement with 19X which, if and when effective, will give us an option to acquire an 85% interest in the Elvis Presley business. Because the 85% interest in question is owned by CKX, the option agreement will only become effective upon the consummation of the acquisition of CKX by 19X.

Because of the leverage that 19X, CKX and their respective affiliates have in negotiating with us, these agreements may not be as beneficial to our stockholders as they would be if they were negotiated at arms’ length and we cannot guarantee that future arrangements with such parties will be negotiated at arms’ length. For additional information concerning these agreements, please see “Certain Relationships” beginning on page 106 of this prospectus.

There are conflicts of interest in our relationship with Flag Luxury Properties and its affiliates, which could result in decisions that are not in the best interests of our stockholders.

There are conflicts of interest in our current and ongoing relationship with Flag Luxury Properties and its affiliates. These conflicts include:

•	Certain of our employees, including Mr. Kanavos, our President, are permitted to devote a portion of their time to providing services for or on behalf of Flag Luxury Properties.

•	Flag Luxury Properties holds a $45 million priority preferred distribution right in FX Luxury Realty which entitles it to receive an aggregate amount of $45 million (together with an accrued priority return, which as of December 31, 2007 was $0.6 million) prior to any distributions of cash by FX Luxury Realty from the proceeds of certain predefined capital transactions. Until the preferred distribution is paid in full, we are required to use the proceeds of certain predefined capital transactions to pay the amount then owed to Flag Luxury Properties, including the payment of $30 million out of the proceeds of this rights offering and, if applicable, the related investment agreements described elsewhere herein.

Because of the leverage that Flag Luxury Properties has in negotiating with us, these agreements may not be as beneficial to our stockholders as they would be if they were negotiated at arms’ length and we cannot guarantee that future arrangements with Flag Luxury Properties will be negotiated at arms’ length. For additional information concerning these agreements, please see “Certain Relationships” beginning on page 106 of this prospectus.

We have potential business conflicts with certain of our executive officers because of their relationships with CKX, 19X and/or Flag Luxury Properties and their ability to pursue business activities for themselves and others that may compete with our business activities.

Potential business conflicts exist between us and certain of our executive officers, including Messrs. Sillerman and Kanavos, in a number of areas relating to our past and ongoing relationships, including:

•	Mr. Sillerman’s cross-ownership and dual management responsibilities relating to CKX, 19X, Flag Luxury Properties and us;

•	Mr. Sillerman will benefit if the value of our common stock appreciates during the applicable measurement period under the CKX-19X merger agreement because his affiliate, 19X, will pay less cash merger consideration per share to the CKX stockholders in the acquisition of CKX by 19X. The cash merger consideration to be paid for the acquisition of CKX by 19X will be reduced by no less than $0.75 per share regardless of the trading value of our common stock if we complete the rights offering at the $10.00 per share price and for total proceeds of not less than $90 million;

•	Mr. Kanavos’ cross-ownership and dual management responsibilities relating to Flag Luxury Properties and us;

•	Employment agreements with certain of our executive officers specifically provide that a certain percentage of their business activities may be devoted to Flag Luxury Properties, CKX or 19X;

•	Messrs. Sillerman and Kanavos will be entitled to receive their pro rata participation, based on their ownership in Flag Luxury Properties, of the $45 million priority distribution of cash from the proceeds of certain predefined capital transactions when received by Flag Luxury Properties;

•	Mr. Sillerman’s involvement in decisions related to which properties incorporate the CKX intellectual property and therefore require license payments under our license agreements with CKX subsidiaries; and

•	If the option agreement with 19X becomes effective, Mr. Sillerman’s continued involvement in 19X’s oversight of the Elvis Presley business during the pendancy of and prior to our exercise of our option to acquire the Elvis Presley business.

We may not be able to resolve any potential conflicts with these executive officers. Even if we do so, however, because of their ownership interest in us, these executive officers will have leverage with negotiations over their performance that may result in a resolution of such conflicts that may be less favorable to us than if we were dealing with another third party.

We have entered into a number of related party transactions with CKX and Flag Luxury Properties and their affiliates and may do so in the future, on terms that some stockholders may consider not to be in their best interests.

We are a party to a shared services agreement with CKX, pursuant to which employees for each company, including management level employees, provide services for the other company. In addition, certain of our employees, including Mr. Kanavos, our President, and Mitchell J. Nelson, our General Counsel, are permitted to devote a portion of their time providing services for or on behalf of Flag Luxury Properties. We have also entered into licensing agreements with two subsidiaries of CKX pursuant to which we are required to pay to such CKX subsidiaries a percentage of the net proceeds generated at our projects that incorporate the licensed intellectual property (in excess of annual guaranteed amounts).

CKX, as a company subject to the rules of The NASDAQ Global Market, is subject to certain rules regarding “affiliated” transactions, including the requirement that all affiliated transactions be approved by a majority of the independent members of the board of directors. Based on Mr. Sillerman’s ownership interests in Flag Luxury Properties, the June 2007 transactions between CKX, Flag Luxury Properties and our company were deemed “affiliated” and therefore subject to the procedural requirements related to such transactions. Because we were a private company at the time we entered into these transactions, and Flag Luxury Properties remains a private company, and not subject to affiliated and related party transaction restrictions, neither Flag Luxury Properties or our company was represented by a special committee or any independent financial advisor in the negotiation and review of the transactions with CKX. As such, the fairness of the transactions between CKX, Flag Luxury Properties and FX Luxury Realty, from the point of view of Flag Luxury Properties and our company, was determined by management of Flag Luxury Properties, including Messrs. Sillerman and Kanavos, each of whom has numerous conflicting interests relating to their cross-ownership and managerial roles in the various entities. Based on these conflicting interests, some stockholders may not consider these transactions to have been in the best interest of our stockholders.

Our intellectual property rights may be inadequate to protect our business.

Our business is highly dependent upon the licensing of certain intellectual property rights, including the rights to the names, images, and likenesses of Elvis Presley and Muhammad Ali. We have secured the right to use the name, image, and likeness of Elvis Presley for certain purposes pursuant to a licensing agreement with Elvis Presley Enterprises, Inc., a subsidiary of CKX, and the rights to use the name, image and likeness of Muhammad Ali for certain purposes pursuant to a license agreement with Muhammad Ali Enterprises LLC, also a subsidiary of CKX. If we violate the terms of either license agreement, including if we fail to pay the license fees when due under the license agreements, or the license agreements are terminated or we otherwise lose the right to use the name, image, and likeness of Elvis Presley or Muhammad Ali, our business, operating results and financial condition would be materially adversely affected.

In addition, we are highly dependent on CKX to protect the intellectual property rights associated with the names, images and likenesses of Elvis Presley and Muhammad Ali. If CKX does not or cannot protect these intellectual property rights against infringement or misappropriation by third parties (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our business may be materially adversely affected.

If we lose the services of our key personnel, including Robert F.X. Sillerman, Paul Kanavos, Barry Shier and certain other executives of CKX, our business would suffer.

Our performance is dependent on the continued efforts of our executive officers, including Robert F.X. Sillerman, Paul Kanavos and Barry Shier, with whom we have employment agreements, and certain other executives of CKX, including Thomas P. Benson, the Chief Financial Officer of CKX, who provide services to us pursuant to the shared services agreement between us and CKX. Under the employment agreements with Messrs. Sillerman, Kanavos and Benson, they will be required to devote not less than one-half, two-thirds and two-thirds of their business related time to our company, respectively. The loss of the services of any of our executive officers or other key employees could adversely affect our business.

The termination of the shared services agreement with CKX could materially adversely affect our business.

Our shared services agreement with CKX can be terminated by us or CKX, in the event that the independent directors of either company determine that the terms of the shared services agreement no longer evidences arms’ length terms or meet the standards of such company for affiliated transactions. The termination of the shared services agreement with CKX could adversely affect our business because we would lose access to certain employees of CKX and we would be forced to replace their services with either newly retained employees or consultants on terms that may be less favorable than the shared services agreement. Under such circumstances, any delay in the provision of these services could adversely affect our business.

Our business may be harmed if we are not able to hire and retain enough additional management and other personnel to manage our growth.

We will need to attract, hire and retain talented management and other highly skilled employees with experience and expertise in all areas of our business to be successful. Competition for employees in the hotel, casino and entertainment industry is highly competitive. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. If we are not able to hire and retain key employees our business and financial condition could be harmed.

Our executive officers will be free to compete against us upon termination of their employment.

Each of our executive officers is party to an employment agreement with us, which generally restricts them from competing against us during their employment. However, upon termination of employment, our executive officers will be free to compete against us. Therefore, if any of our former executive officers were to compete against us, our business could be adversely affected.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our future operating results.

The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which terrorist and anti-terrorist activities may affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because we expect that our business will rely heavily upon customers traveling by air to Las Vegas, both domestically and internationally, factors resulting in a decreased propensity to travel by air, like the terrorist attacks of September 11, 2001, could have a negative impact on our future operations.

In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

We are subject to environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

We may be required to incur significant costs and expend significant funds to comply with environmental laws and regulations, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, exposure to asbestos or other hazardous materials, and the cleanup of properties affected by hazardous substances. Violation of these laws and regulations could lead to substantial fines and penalties. Under these and other environmental requirements, we, as an owner and/or operator of property, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also potentially be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination.

These laws and regulations often impose cleanup responsibility and liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The liability under environmental laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of contaminants may be substantial, and the presence of contaminants, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

Our hotel development, including our proposed Park Central site redevelopment and the Graceland hotel(s), are subject to timing, budgeting and other risks which could materially adversely affect our business.

We intend to develop hotels as part of our redevelopment of the Park Central site and adjacent to Graceland in Memphis, Tennessee and other properties as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	construction defects or noncompliance with construction specifications;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could delay the development of a project;

•	the availability and cost of capital and/or debt financing; and

•	governmental restrictions on the nature or size of a project or timing of completion.

Any one of these risks could cause one of our development projects to be completed behind schedule or over budget.

Our subsidiaries will need to recruit a substantial number of new employees before our Las Vegas and Memphis project(s) open, which they may or may not be able to do, and these employees may seek unionization, either of which could materially adversely affect our financial performance.

Our subsidiaries will need to recruit a substantial number of new employees before our Las Vegas and Memphis projects open and the employees in Las Vegas and Memphis may seek union representation. We cannot be certain that our subsidiaries will be able to recruit a sufficient number of qualified employees. In addition, any employees that we or our subsidiaries might employ could also seek to collectively negotiate the terms and conditions of their employment. Unionization, pressure to unionize or other forms of collective bargaining could increase our labor costs.

We continue to explore opportunities to develop additional related businesses that could have an adverse impact on our business if unsuccessful.

We continue to explore opportunities to develop additional related businesses in Las Vegas and other markets. Any acquisition, investment or development could be expensive, disrupt our ongoing business, distract our management and employees and/or adversely affect our financial results. There is, and we expect that there will continue to be, significant competition for acquisitions of gaming and hotel properties in Las Vegas and other markets. This competition may result in the increase in the price we would be required to pay to acquire desirable properties. If we pay higher prices, our profitability may be reduced. Moreover, we may expend a substantial amount of time and capital pursuing acquisitions that we do not consummate, which could adversely affect our business, financial condition and results of operations.

The expansion of our operations may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs and maintain effective quality controls and expand our management, technology and accounting systems, all of which will result in higher operating costs. In addition, any expansion of our business through acquisition, investment or development would likely require us to obtain additional financing and/or consent from the lenders under our credit facilities. Acquisitions also may present other risks, such as exposing our company to potential unknown liabilities associated with acquired businesses and potential difficulties and uncertainties of successfully integrating the acquired businesses with our other then businesses. Any acquisition or development may not be successful in achieving our desired strategic objectives, which also would cause our business to suffer.

We continue to need to enhance our internal controls and financial reporting systems to comply with the Sarbanes-Oxley Act of 2002.

We are subject to reporting and other obligations under the Securities and Exchange Act of 1934, as amended, and Section 404 of the Sarbanes-Oxley Act of 2002. As of December 31, 2008, Section 404 will require us to assess and attest to the effectiveness of our internal control over financial reporting and requires our independent registered public accounting firm to opine as to the effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm has informed us that we have material weaknesses in internal controls over financial reporting, including internal controls over accrual accounting, accounting for bad debts, leases, acquisitions of intangible assets, derivative financial instruments and contingencies. We are working with our independent legal, accounting and financial advisors to identify those areas in which changes need to be made to our financial and management control systems to remediate these material weaknesses and manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and internal control over financial reporting and accounting systems. These reporting and other obligations will place significant demands on our management, administrative and operational resources, including accounting resources.

We anticipate that we will need to hire additional tax, accounting and finance staff. We believe the cost of these additional services will result in an increase in total annual stand-alone selling, general and administrative, compensation and benefits and insurance expenses in fiscal 2008. In addition, we estimate that we will incur substantial costs to implement the assessment of controls and public reporting mandated by the Sarbanes-Oxley Act of 2002, including Section 404 thereunder. We cannot assure you that our estimates are accurate or that our transition to public reporting will progress smoothly, which could adversely impact our results. Moreover, our stand-alone expenses may increase. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, we may not be able to satisfy our obligations as a public company on a timely basis and may cause investors to lose confidence in the reliability of our financial statements, which could cause the price of our shares of common stock decline.

Risks Associated with Redevelopment of the Park Central Site

The failure of our redeveloped Park Central site to compete effectively against other casino and hotel facilities in Las Vegas and elsewhere could adversely affect our revenues and harm our financial condition.

Las Vegas Casino/Hotel Competition.  The casino/hotel industry is highly competitive. Hotel casinos located in Las Vegas compete with other Las Vegas hotels and casinos on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Our proposed casino and hotel on the Park Central site also compete with a large number of other hotels, motels and convention centers located in and near Las Vegas, as well as other resort and convention destinations.

According to the Las Vegas Convention and Visitors Authority, there were approximately 132,600 hotel rooms in Las Vegas as of December 31, 2006. Currently, there are approximately 30 major gaming properties located on or near the Las Vegas Strip, approximately ten additional major gaming properties in the downtown area and many additional gaming properties located in other areas of Las Vegas. Competitors of ours will include resorts on the Las Vegas Strip, among which are Bally’s Las Vegas, The Bellagio, Caesars Palace, Excalibur, Harrah’s Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, The Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Wynn Las Vegas, Treasure Island, Planet Hollywood Resort and Casino and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton, The Palms Casino Resort and Rio All-Suite Hotel & Casino. Many of our competitors have established gaming operations, are subsidiaries or divisions of large public companies, have multiple hotel and casino properties with significantly longer operating histories and customer followings and have greater financial and other resources than we do.

Other Competition.  Our proposed Park Central site casino and hotel will also compete, to some extent, with other hotel and casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Indian Gaming Regulatory Act in 1988 has led to rapid increases in Native American gaming operations. Also, the California Constitution was amended in 2000 to allow federally recognized Native American tribes that have a ratified compact with the State of California to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands in California has become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our business and financial condition. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business.

Our ability to realize the full value of the Park Central site may be limited by our inability to develop certain parcels in a timely enough fashion or on a cost effective basis because of several existing long-term commercial leases.

We have several long-term commercial leases on certain of the parcels that comprise the Park Central site that expire no sooner than 2011, 2012, 2013, 2014, 2019, 2045 and 2059. Although certain of these leases allow us to build on top of and around a tenant or to build improvements on, over or under other portions of the parcels not occupied by a tenant, it may not be feasible to do so because of excessive costs or engineering limitations or both. In addition, for those parcels on which we have no right to build, we would need to reach agreements with the existing tenants as to the early termination of the existing leases or relocation of the establishments in question in order to proceed with the development of such parcels. There is no guarantee that we would be able to reach agreement as to any such early terminations and/or relocations or that such terminations and/or relocations can be done on a cost effective basis. As such, we may not be able to develop these parcels in a timely enough fashion or on a cost effective basis to realize the full value of the Park Central site.

Due to the preliminary basis of our redevelopment plans for the Park Central site, our plans regarding the size, scope and phasing of the redevelopment may change. These changes may impact the timing and cost of the redevelopment and our ability to realize the full value of the Park Central site.

There are significant risks associated with major construction projects that may substantially increase the costs of the redevelopment or prevent completion of our redevelopment plans on schedule.

Major construction projects of the scope and scale of our proposed Park Central site redevelopment entail significant risks, including:

•	shortages of materials or skilled labor;

•	unforeseen engineering, environmental and/or geological problems;

•	work stoppages;

•	difficulties in obtaining licenses, permits and authorizations;

•	weather interference;

•	unanticipated cost increases; and

•	unavailability of construction equipment.

In addition, any changes in development plans may increase the cost of the project and negatively impact the recoverability of certain capitalized development costs (or result in the write-down of some previously capitalized costs).

Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of our proposed Park Central site casino and hotel.

We anticipate that only some of the subcontractors engaged by the contractor to perform work and/or supply materials in connection with the redevelopment of the Park Central site will post bonds guaranteeing timely completion of a subcontractor’s work and payment for all of that subcontractor’s labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

We cannot assure you that the proposed construction and redevelopment will commence on schedule or at all, or that construction costs for the construction and redevelopment will not exceed our preliminary estimated amounts. Failure to complete the construction and redevelopment on schedule or the incurrence of significant costs beyond estimated amounts may have a significant negative effect on our ability to continue as a going concern.

Simultaneous redevelopment of our Park Central site and construction of an Elvis Presley-themed hotel in Memphis may negatively effect our business and operations by stretching management time and resources.

Our Park Central site redevelopment plan is scheduled to commence in the first quarter of 2009, and we may pursue development of an Elvis Presley-themed hotel in Memphis, Tennessee in the same time period. If both projects are being built simultaneously, members of our senior management will be involved in planning and developing both projects. Developing the projects simultaneously may divert management resources from the construction and/or opening of these projects. Management’s inability to devote sufficient time and attention to either project may delay the construction or opening of both projects. This type of delay could have a negative effect on our business and operations.

Our business will be subject to extensive state and local regulation, and licensing and gaming authorities have significant control over our operations, which could have a negative effect on our business.

The opening and operation of the proposed casino on our Park Central site will be contingent upon our receipt from and maintenance with the State of Nevada and Clark County of a number of regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations, including gaming licenses, none of which we have applied for yet given the preliminary stage of the redevelopment of the Park Central site. The timing of such applications will be made as necessary in accordance with the governing local and state laws and regulations. Further, pursuing an acquisition of Riviera Holdings Corporation will also require us to seek from Nevada and Colorado a number of regulatory licenses, approvals, registrations, findings of suitability and gaming licenses.

The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a hotel and casino is extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of our hotel and casino or otherwise affect the design and features of our proposed Park Central site casino. We do not currently hold any state and local licenses and related approvals necessary to conduct gaming operations in Nevada and Colorado and we cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could significantly impair our financial position and results of operations.

The respective gaming commissions of Nevada and Colorado may, in their discretion, require the holder of any securities we issue, including the common stock distributed pursuant to this prospectus, to file applications, be investigated and be found suitable to own our securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of their state.

Nevada, Colorado and local regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

In the event that any of our senior executives, directors or key employees are unable to obtain a gaming license and approval from the Nevada Gaming Authorities, they will be terminated, and we will not benefit from their experience and expertise.

As a condition to commencing and continuing our proposed gaming operations in Nevada, no person may become an officer, director or key employee of ours without first obtaining licenses and approvals from the Nevada Gaming Authorities. If the Nevada Gaming Authorities were to find an officer, director or key employee of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. The loss of the services of one or more of our officers, directors or key employees under such circumstances may have an adverse effect on our operations and business.

Our casino business is expected to rely on customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

We intend to conduct our gaming activities on a credit as well as a cash basis. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in any particular quarter.

We intend to extend credit to those customers whose level of play and financial resources warrant an extension of credit in the opinion of management.

While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States Constitution, other jurisdictions may determine that direct enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us by international customers, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Risks Related to Our Common Stock

Substantial amounts of our common stock and other equity securities could be sold in the near future, which could depress our stock price.

We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time.

All of the outstanding shares of common stock belonging to officers, directors and other affiliates are currently “restricted securities” under the Securities Act. We expect that up to 29,682,813 shares of these restricted securities will be eligible for sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. Sales of a significant number of these shares of common stock in the public market or the appearance of such sales could reduce the market price of our common stock and could negatively impact our ability to sell equity in the market to fund our business plans. In addition, we expect that we will be required to issue a large amount of additional common stock and other equity securities as part of our efforts to raise capital to fund our development plans. The issuance of these securities could negatively effect the value of our stock.

Beginning 90 days following the consummation of this rights offering, if requested by The Huff Alternative Fund, L.P. and its affiliate, we will be required to register with the Securities and Exchange Commission such number of shares of common stock designated by The Huff Alternative Fund, L.P. and its affiliate, pursuant to registration rights granted in connection with the investment agreement. At such time as we become eligible to file a registration statement on Form S-3, upon request from The Huff Alternative Fund, L.P. and its affiliate, we will register the remaining shares not registered pursuant to the first registration; provided, however, if we are not eligible to file a registration statement on Form S-3 by January 9, 2009, we shall file a registration statement on Form S-1 to register the balance of the shares held by The Huff Alternative Fund, L.P. and its affiliate. The Huff Alternative Fund, L.P. and its affiliate are also entitled to unlimited piggyback rights. The sale or proposed sale by The Huff Alternative Fund, L.P. and/or its affiliate of all or any portion of their shares could depress the value of our stock and negatively impact our ability to sell equity in the market to fund our business plans.

We do not anticipate paying dividends on our common stock in the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of our credit facilities prohibit, and the terms of any future debt agreements we may enter into are likely to prohibit or restrict, the payment of cash dividends on our common stock.

Our issuance of additional shares of our common stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

Our issuance of shares of preferred stock, or options or warrants to purchase those shares, could negatively impact the value of your shares of common stock as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to preferred stockholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our company that might otherwise result in you receiving a distribution or a premium over the market price for your common stock.

We are entitled, under our certificate of incorporation to issue up to 300 million common and 75 million “blank check” preferred shares. After taking into consideration our outstanding common and preferred shares as of March 6, 2008, we will be entitled to issue up to 250,338,079 additional common shares and 75,000,000 preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

This rights offering and, if applicable, sales of shares under the related investment agreements will dilute your proportionate ownership and voting rights if you do not participate in the rights offering.

In addition to this rights offering, we expect that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

We may redeem or require you to sell your shares due to regulatory considerations, either as required by gaming authorities or in our discretion, which may negatively affect your investment.

Our certificate of incorporation provides that, to the extent a gaming authority determines that you or your affiliates are unsuitable or to the extent deemed necessary or advisable by our board of directors, we may redeem shares of our capital stock that you or your affiliates own or control. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed to be the fair value by our board of directors. If we determine the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as we elect. In the event our board of directors determines that such a redemption would adversely affect us, we shall require you and/or your affiliates to sell the shares of our common stock subject to the redemption.

Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

Certain provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, subject to the right of the stockholders to elect a successor at the next annual or special meeting of stockholders, which limits the ability of stockholders to fill vacancies on our board of directors.

•	Our stockholders may not call a special meeting of stockholders, which would limit their ability to call a meeting for the purpose of, among other things, voting on acquisition proposals.

•	Our by-laws may be amended by our board of directors without stockholder approval, provided that stockholders may repeal or amend any such amended by-law at a special or annual meeting of stockholders.

•	Our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written action in lieu of a meeting.

•	Our certificate of incorporation does not provide for cumulative voting in the election of directors, which could limit the ability of minority stockholders to elect director candidates.

•	Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•	Our board of directors may authorize and issue, without stockholder approval, shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company.

As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to “opt out” of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder.

For more information regarding these and other provisions, please see the section entitled “Description of Capital Stock.”

Risks Related to the Rights Offering

If you do not exercise your full basic subscription right, your percentage ownership and voting rights in us will be lower than it would have been in the absence of the rights offering.

If you choose not to exercise your basic subscription right in full, your relative ownership interest in us will be lower than it would have been in the absence of the rights offering to the extent others exercise their basic subscription rights. Your voting rights and percentage interest in any of our net earnings will also be lowered if you do not exercise your rights in full. The Huff Alternative Fund has agreed to purchase the first 1.5 million shares that are not subscribed for in this offering, as well as 50% of the unsubscribed shares above such initial 1.5 million shares up to a maximum investment of $40 million. Mr. Sillerman has agreed to exercise 100% of the rights he receives in this offering (representing 3,037,365 shares) and to purchase 50% of the shares that are not purchased above the initial 1.5 million shares acquired by Huff as described above. Assuming all 9,871,674 of the shares of our common stock which we are offering will be purchased upon the exercise of basic subscription rights and pursuant to the backstop agreements, following the rights offering and/or the backstop, our total outstanding shares of common stock will be increased by approximately 20%. If you do not exercise any of the rights distributed to you, your percentage interest as a stockholder will be lowered by at least 19.9%.

The subscription price determined for this offering is not an indication of our value.

The subscription price may not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value. In addition, you should not rely on the decision of Mr. Sillerman to exercise in full the basic subscription privilege for all rights distributed to him in this offering or Mr. Sillerman’s and Huff’s commitment to backstop the rights offering as a recommendation or as an indication that the subscription price is reflective of our value.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

The public trading market price of our common stock may or may not exceed the subscription price before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $10.00, you will have committed to buying shares of common stock at a price above the prevailing market price. Our common stock is quoted on The NASDAQ Global Market. Once you have exercised your subscription rights, you may not revoke your exercise. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price.

If the rights offering is terminated after you tender your subscription payment, your subscription payment will not be refunded to you.

Once you validly exercise your subscription rights and tender your subscription payment, your subscription payment will not be refunded even if the rights offering is terminated thereafter. In such an instance, you will receive shares of our common stock for which payment has been made in full.

You will need to act promptly and follow subscription instructions.

Rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to April 11, 2008, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you use a personal check to pay for the shares, it may not clear in time.

Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require seven or more business days from the date the subscription agent receives a personal check. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “The Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

•	our business strategy;

•	our current and future plans, including with respect to the development, construction and operation of our Park Central site and the proposed hotel(s) in Memphis, Tennessee; and

•	expectations concerning future operations, margins, profitability, liquidity and capital resources.

These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. For a description of certain of these material risks and uncertainties, please see the section entitled “Risk Factors” beginning on page 15 of this prospectus.

THE RIGHTS OFFERING

The Rights

We are distributing transferable subscription rights to the Holders who own shares of our common stock on 5:00 p.m., New York City time on the Record Date, at no cost to them. We will give each Holder one right to purchase one share of our common stock for every two shares of our common stock that the holder thereof owned on the Record Date, for a total of 9,871,674 shares. No fractional subscription rights will be distributed in the rights offering. Therefore, each Holder will receive such number of transferable subscription rights equal to the number of shares of our common stock owned as of the Record Date that are evenly divisible by two. The subscription rights will be evidenced by rights certificates. Each right will entitle the rights holder to purchase one share of our common stock for $10.00 per share. If rights holders wish to exercise their rights, they must do so before 5:00 p.m., New York City time, on April 11, 2008, the expiration date of the rights offering. After that date, the rights will expire and will no longer be exercisable unless we earlier decide to extend the expiration of the rights offering. See “— Expiration Date and Amendments” below.

Subscription Privilege

Each right entitles the holder thereof to purchase one share of our common stock for $10.00 per share. Rights holders are not required to exercise any or all of their rights. Holders will be able to exercise their subscription rights and receive shares upon payment therefor during the pendency of the rights offering until the termination or expiration of the rights offering, unless the rights offering is terminated or expires prior to the subscription agent’s receipt of the subscription documents and subscription payments. We will accept subscriptions and subscription payments from subscribers as they are received on our behalf by the subscription agent and then issue the related shares within three business days thereafter. Shares will not be issued in a certificated form. Instead, shares will be registered through the Depository Trust Company’s Direct Registration System.

Method of Exercising Rights

The exercise of rights is irrevocable and may not be cancelled or modified. Rights holders may exercise their rights as follows:

Subscription By Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “Subscription Agent and Escrow Agent,” on or prior to the expiration date.

Subscription By DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “Notice of Guaranteed Delivery,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription By Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf prior to 5:00 p.m. New York City time, on April 11, 2008, the expiration date of the rights offering. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment prior to 5:00 p.m. New York City time, on the expiration date.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to The Bank of New York Mellon Corporation drawn upon a U.S. bank; or

•	postal, telegraphic or express money order payable to The Bank of New York Mellon Corporation, the subscription agent.

Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require seven or more business days. Accordingly, rights holders who wish to pay the subscription price by means of a uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return payment to the sender, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank; or

•	receipt by the subscription agent of any postal, telegraphic or express money order.

Rights holders wishing to subscribe should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “— Notice of Guaranteed Delivery,” we will not consider a subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on each rights holder or its nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that rights holders send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least seven or more business days to clear, we strongly urge rights holders to pay or arrange for payment by means of certified or cashier’s check or money order to avoid missing the opportunity to exercise their subscription rights should they decide to exercise such subscription rights.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Calculation Of Subscription Rights Exercised

Rights holders who do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that they indicate are being exercised, will be deemed to have exercised their subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment they delivered to the subscription agent. If we do not apply a rights holder’s full subscription price payment to its purchase of shares of our common stock, the subscription agent will return the excess amount to such rights holder by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Expiration Date, Extension and Amendments

The subscription period, during which rights holders may exercise their subscription privilege, expires at 5:00 p.m., New York City time, on April 11, 2008, the expiration date, unless terminated or extended. If such holders do not exercise their rights prior to that time, their rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to a rights holder if the subscription agent receives such holder’s rights certificate or payment after that time, regardless of when such holder sent the rights certificate and payment, unless such holder sends the documents in compliance with the guaranteed delivery procedures described below. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended.

We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

Subscription Price

Our board of directors, in consultation with our senior management, determined the subscription price based upon the consideration of a number of factors, including, our business prospects; our immediate capital requirements; the price at which The Huff Alternative Fund, L.P. and Mr. Sillerman were willing to backstop the rights offering; and general conditions in the securities markets.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

We cannot assure rights holders that the market price of our common stock will not decline during or after the rights offering. We also cannot assure rights holders that they will ever be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge all rights holders to obtain a current quote for our common stock before exercising their rights.

Termination

We may terminate the rights offering, in whole or in part, at any time after the distribution and at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent prior to such termination will not be refunded and such subscribers will receive shares of our common stock in the manner set forth in this prospectus.

Intended Purchases; Backstop Agreements

The Huff Alternative Fund, L.P., which, according to public filings, is the beneficial owner of 2,802,442 shares of our common stock, has agreed, pursuant to the terms of an investment agreement, to purchase the first $15 million of shares (1.5 million shares at $10 per share) that are not subscribed for in the rights offering, if any, and 50% of any other unsubscribed shares, up to a total investment of $40 million; provided, however, Huff is not obligated to purchase any shares beyond its initial $15 million investment in the event that Mr. Sillerman does not purchase an equal number of shares at the $10 price per share pursuant to the terms of his investment agreement with us as discussed below. In consideration for its commitment described above, Huff will receive a commitment fee in the amount of $500,000 payable upon consummation of the rights offering.

Huff is entitled to certain registration rights for each of the shares held by Huff pursuant to registration rights granted in connection with the investment agreement. We will file a registration statement on Form S-1 registering such number of Huff’s shares as Huff shall designate within ninety (90) days after closing of the rights offering. At such time as we become eligible to file a registration statement on Form S-3, upon request from Huff, we will register the remaining Huff shares not registered pursuant to the first registration; provided, however, if we are not eligible to file a registration statement on Form S-3 by January 9, 2009, we must file a registration statement on Form S-1 to register the balance of the shares held by Huff. Huff is also entitled to unlimited piggyback rights.

In addition to the shares of common stock purchased by Huff, upon the closing of the purchase of additional shares pursuant to the Huff investment agreement (or earlier under certain circumstances), Huff will purchase one share of our special preferred stock for a purchase price of $1.00. The share of special preferred stock will entitle Huff to certain rights, including:

•	Huff will receive the right to appoint one member of our board of directors, and one observer to all of meetings of our board of directors. The right to appoint a director will remain in effect for so long as Huff continues to own in excess of 20% of the total number of shares received and/or acquired by Huff in (x) the CKX Distribution, (y) the rights offering and (z) pursuant to the investment agreement.

•	The Huff director designee shall have the right, subject to any restrictions of The NASDAQ Global Market or the Securities and Exchange Commission, or applicable law, to be a member of, and the chairman of, any committee of the board of directors formed for the purpose of reviewing any “related party transaction” that is required to be disclosed pursuant to Section 404 of the Sarbanes Oxley Act of 2002 or any successor rule or regulation or any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of our directors, officers or affiliates, including any such committee that may be formed pursuant to the applicable rules and regulations of the Securities and Exchange Commission or The NASDAQ Global Market. However, if the Huff director designee would not be deemed independent or disinterested with respect to a related party transaction and therefore would not satisfy The NASDAQ Global Market or other applicable requirements for serving on the special committee formed with respect thereto, the Huff director designee will not serve on the relevant special committee but will have the right to attend meetings of such special committee as an observer, subject to any restrictions of The NASDAQ Global Market or applicable law. Furthermore, in the event that the attendance at any meetings of any such special committee would raise confidentiality issues as between the parties to the transaction that, in the reasonable opinion of counsel to the relevant special committee, cannot be resolved by a confidentiality agreement, the Huff director designee shall be required to recuse himself from such meetings.

Once Huff ceases to own 20% of such shares, we have the right to convert the Special Preferred Stock into one share of our common stock.

The investment agreement with Huff may be terminated at any time (a) by mutual written consent of the parties; (b) by either party, if (i) the closing under the rights offering shall not have occurred on or before May 15, 2008, (ii) the closing date under the investment agreement shall not have occurred within twenty days after the consummation of the rights offering, or (iii) the closing of the Rights Offering shall not have occurred on or before April 1, 2008, and we are not, as of such date, using diligent efforts to continue to pursue consummation of the rights offering; (c) by either party if any court or governmental entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such law, order, judgment, decree, injunction, ruling or other action shall have become final and non-appealable; (d) by us, (i) if there shall have occurred, on the part of Huff, a breach of any representation, warranty, covenant or agreement of Huff that is not curable or, if curable, is not cured within ten calendar days after written notice of such breach is given by us to Huff or (ii) upon the failure of a closing condition that is not curable; (e) by Huff, (i) if there shall have occurred, on our part, a material breach of any representation, warranty, covenant or agreement contained in the investment agreement that is not curable or, if curable, is not cured on or prior to the earlier of (x) ten calendar days after written notice of such breach is given by Huff to us and (y) the date on which all conditions to the consummation of the transactions contemplated hereby not related to such breach have been satisfied or (ii) upon the failure of a closing condition that is not curable; and (f) by us in our sole discretion and without cause; provided, however, that we shall immediately pay the $500,000 commitment fee in immediately available funds in accordance with the investment agreement to the extent not paid, and pay directly to Huff’s legal counsel, or reimburse Huff for, its fees and expenses.

We have also entered into an investment agreement with Robert F.X. Sillerman, our Chairman and Chief Executive Officer, pursuant to which Mr. Sillerman has agreed to subscribe for his full pro rata amount of shares in the rights offering (representing 3,037,365 shares), as well as to purchase up to 50% of the shares that remain unsold in the rights offering after Huff’s initial $15 million investment at the same subscription price per share being offered to our stockholders. Mr. Sillerman will not receive any consideration for entering into his investment agreement. Mr. Sillerman has notified the Company that he intends to subscribe and pay for all 3,037,365 shares underlying his rights immediately upon commencement of the rights offering. We intend to use $23 million of the proceeds from this purchase to repay the $23 million loan from an affiliate of Credit Suisse (which is guaranteed by Mr. Sillerman) prior to its maturity on March 15, 2008.

The investment agreement with Mr. Sillerman may be terminated at any time (a) by mutual written consent of the parties (b) by either party, if the closing under the rights offering shall not have occurred on or before May 15, 2008; (c) by either party if any court or governmental entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such law, order, judgment, decree, injunction, ruling or other action shall have become final and non-appealable; (d) by us, (i) if there shall have occurred, on the part of Mr. Sillerman, a breach of any representation, warranty, covenant or agreement of Mr. Sillerman that is not curable or, if curable, is not cured within ten calendar days after written notice of such breach is given by us to Mr. Sillerman or (ii) upon the failure of a closing condition that is not curable; (e) by Mr. Sillerman, (i) if there shall have occurred, on our part, a material breach of any representation, warranty, covenant or agreement contained in the investment agreement that is not curable or, if curable, is not cured on or prior to the earlier of (x) ten calendar days after written notice of such breach is given by Mr. Sillerman to us and (y) the date on which all conditions to the consummation of the transactions contemplated hereby not related to such breach have been satisfied or (ii) upon the failure of a closing condition that is not curable; and (f) by us in our sole discretion and without cause.

Because Mr. Sillerman is our Chairman and Chief Executive Officer, the investment agreement with Mr. Sillerman is deemed an affiliated transaction and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged independent legal counsel to assist in its review and oversight of the transaction. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for an abstention by Mr. Sillerman) unanimously approved the transaction.

The maximum number of shares that are required to be purchased pursuant to the terms of the investment agreements described above is 9,537,365, which would result in total gross proceeds of $95.4 million. In addition to these investment agreements, we have received strong indications of an intention to exercise rights from certain stockholders, including members of senior management. As a result of the investment agreements with Huff and Mr. Sillerman, and taking into account the expressed intentions of these other stockholders, we expect to sell all of the shares that are being offered hereunder.

Subscription Agent and Escrow Agent

The subscription agent and escrow agent for the rights offering is The Bank of New York Mellon Corporation. The address to which subscription documents, rights certificates, notices of guaranteed delivery and payments should be mailed or delivered is:

By Mail:	By Overnight Courier:
Mellon Bank	Mellon Bank
Attention: Corporate Actions Department	Attention: Corporate Actions Department
P.O. Box 3301	480 Washington Boulevard, 27th Floor
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310

If a rights holder delivers subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this joint proxy statement/prospectus, then we may not honor the exercise of such holder’s subscription privileges.

Rights holders should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock to The Bank of New York Mellon Corporation, by mail at the address listed above or by telephone at (877) 243-3815 (Toll Free) for domestic callers and (201) 680-6579 (Collect) for foreign callers. Rights holders should direct any requests for additional copies of this prospectus to Mitchell J. Nelson, by mail at 650 Madison Avenue, New York, New York 10022 or by telephone at (212) 838-3100.

Fees and Expenses

We will pay all fees charged by the subscription agent in connection with the distribution and exercise of the rights. Rights holders are responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with the exercise or transfer of the rights. Neither we nor the subscription agent will pay such expenses.

Medallion Guarantee May Be Required

Signature of rights holders on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	such holder’s subscription rights certificate provides that shares are to be delivered to such holder as record holder of those subscription rights; or

•	such holder is an eligible institution.

Notice To Beneficial Holders

If a rights holder is a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on the Rights Offering Record Date, such holder should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. Such rights holders should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to rights holders for their distribution to beneficial owners. If the beneficial owner so instructs, a rights holder should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If a rights holder holds shares of our common stock for the account(s) of more than one beneficial owner, such holder may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the Rights Offering Record Date, provided that the rights holder, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to rights holders with their rights offering materials. Rights holders who did not receive this form should contact the subscription agent to request a copy.

Beneficial Owners

If a rights holder is a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask such holder’s broker, custodian bank or other nominee to notify such holder of the rights offering. If a rights holder wishes to exercise or sell its subscription rights, such holder will need to have its broker, custodian bank or other nominee act for it. If a rights holder holds certificates of our common stock directly and would prefer to have its broker, custodian bank or other nominee act for it, such holder should contact its nominee and request it to effect the transactions for such holder. To indicate its decision with respect to its subscription rights, rights holders should complete and return to their broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” Rights holders should receive this form from their broker, custodian bank or other nominee with the other rights offering materials. If a rights holder wishes to obtain a separate subscription rights certificate, it should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to it. Rights holders should contact their broker, custodian bank or other nominee if they do not receive this form, but believe they are entitled to participate in the rights offering. We are not responsible if a rights holder does not receive the form from its broker, custodian bank or nominee or if a rights holder receives it without sufficient time to respond.

Notice of Guaranteed Delivery

The subscription agent will grant rights holders three business days after the expiration date of the rights offering to deliver the rights certificate if they follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the privileges and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Subscription Agent and Escrow Agent.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Method of Transferring and Selling Subscription Rights

The subscription rights are listed for trading on The NASDAQ Global Market under the symbol “FXRER.” We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the prices at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights you will lose any value inherent in the rights. See “— General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” below.

Transfer of Subscription Rights

You may transfer subscription rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of the subscription rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer. You may also request that the subscription agent attempt to sell your subscription rights for you, as described below.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

• receive and process your transfer instructions; and

•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

Sales of Subscription Rights Through the Subscription Agent

If you choose not to sell your subscription rights through your broker or dealer, you may seek to sell your subscription rights through the subscription agent. If you wish to have the subscription agent seek to sell your subscription rights, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your subscription rights, you must send the subscription agent instructions setting forth what you would like done with the subscription rights, along with your subscription rights certificate.

If the subscription agent sells subscription rights for you, it will send you a check for the net proceeds from the sale of any of your subscription rights as soon as practicable after the expiration date. If your subscription rights can be sold in whole or in part, the sale will be deemed to have been made at the weighted average net sale price of all subscription rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling subscription rights will be deducted from the aggregate sale price for all such subscription rights in determining the weighted average net sale price of all such subscription rights. We cannot assure you, however, that a market will develop for the subscription rights or that the subscription agent will be able to sell your subscription rights.

You must have your order to sell your subscription rights to the subscription agent before 11:00 a.m., New York City time, on April 4, 2008, the fifth business day before the expiration date. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of subscription rights based on the number of rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it or the subscription rights are sold. The subscription agent is required to sell your subscription rights only if it is able to find buyers. If the subscription agent cannot sell your subscription rights by 5:00 p.m., New York City time, on April 8, 2008, the third business day before the expiration date, the subscription agent will return your subscription rights certificate to you by overnight delivery.

If you sell your subscription rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of subscription rights through the subscription agent. If you sell your subscription rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your subscription rights rather than the weighted average sales price described above.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which the transferor delivers the subscription rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, on April 4, 2008, five business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay all fees of the subscription agent associated with the exercise of subscription rights. Any amounts you owe the subscription agent will be deducted from your account.

If you do not exercise your subscription rights before the expiration date, your subscription rights will expire and will no longer be exercisable.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of a rights holder’s subscription privilege, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. Rights holders must resolve any irregularities in connection with their subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify rights holders or their representative of defects in their subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Funds Transfer

The subscription agent will transfer funds received in payment for shares of the common stock to us immediately upon receipt or clearance, depending on the method of payment. See “Rights Offering — Method of Payment.” We shall retain such funds for which you are entitled to receive shares even if the rights offering is terminated or expires at any point thereafter.

Rights of Subscribers

Rights holders will have no rights as a stockholder with respect to shares of common stock for which they subscribe in the rights offering until the shares of common stock are issued to such holders and registered through DTC’s Direct Registration System. Rights holders will have no right to revoke their subscriptions after they deliver their completed rights certificate, payment and other required documents to the subscription agent.

No Revocation or Change

Once a rights holder submits the form of rights certificate to exercise any rights, such holder is not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if a rights holder learns subsequently information about us that it considers to be unfavorable. Rights holders should not exercise their rights unless they are certain that they wish to purchase shares of our common stock at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, rights holders will not recognize income as a result of the receipt or exercise of their rights. See “Certain Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making any recommendations to rights holders as to whether or not they should exercise their rights. Rights holders should make their decision based on their own assessment of their best interests after reading this prospectus. Rights holders should not view the backstop arrangements with Huff and Mr. Sillerman as a recommendation or other indication that the exercise of their rights is in their best interest.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 39,790,247 shares of our common stock that are currently outstanding and assuming issuance of 9,871,674 shares in this rights offering, 49,661,921 shares of our common stock will be issued and outstanding after the rights offering expires.

Foreign Stockholders

We will not mail rights certificates to stockholders on the Record Date whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders’ accounts. To exercise their rights, foreign holders must notify the subscription agent before 5:00 p.m., New York City time, on April 8, 2008, three business days prior to the expiration date, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), such foreign holder’s rights will be cancelled.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

DIVIDEND POLICY

We do not expect to pay cash dividends in the foreseeable future. We are prohibited under the terms of our subsidiaries’ credit facilities, and will likely be prohibited or restricted under the terms of any future credit agreements we may enter into, from paying any dividends on our common stock.

USE OF PROCEEDS

Our proceeds from the rights offering and, if applicable, sales under the related investment agreements, will be approximately $98.7 million. We intend to use the proceeds from this offering to pay our current obligations as of December 31, 2007, including:

•	repayment of the $23 million loan from an affiliate of Credit Suisse (which is guaranteed by Mr. Sillerman, our Chairman and Chief Executive Officer, and which we intend to repay with the first $23 million of proceeds);

•	payment of $30 million of the $45 million priority distribution owed to Flag Luxury Properties (together with an accrued priority return of $0.4 million);

•	repayment of the $1 million owed to Flag Luxury Properties;

•	repayment of any amounts owed under the $7 million line of credit from CKX (of which $6 million of principal and $0.2 million of interest is outstanding);

•	payment of the $10 million aggregate guaranteed license fees (plus $0.1 million of accrued interest thereon) due under our Elvis Presley and Muhammad Ali license agreements with subsidiaries of CKX;

•	payment of a $0.5 million commitment fee to The Huff Alternative Fund, L.P. in consideration of backstopping the rights offering (which fee was incurred subsequent to December 31, 2007);

•	payment of approximately $1.25 million of rights offering expenses;

•	payment of $1.9 million of accrued obligations under shared services agreements with affiliates, including CKX; and

•	payment of $3.1 million of other accrued operating and other expenses that are immediately due and payable.

The remainder of the proceeds will be used for working capital and general corporate purposes.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of December 31, 2007 is approximately $140.0 million, or $3.52 per share of our common stock (based upon 39,790,247 shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering. Based on the aggregate offering of $98.7 million and after deducting estimated offering expenses payable by us of $1.25 million, and the application of the estimated $97.5 million of net proceeds from the rights offering, our pro forma net tangible book value as of December 31, 2007 would have been approximately $237.4 million, or $4.78 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.26 per share and an immediate dilution to purchasers in the rights offering of $5.22 per share. The dilution does not take into account the planned payment of $30 million of the $45 million priority distribution to Flag Luxury Properties out of certain proceeds from the rights offering and, if applicable, sales under the related investment agreements. The following table illustrates this per share dilution (based upon 49,661,921 shares of our common stock that would be outstanding following the consummation of the rights offering and, if applicable, sales under the related investment agreements):

Subscription price		$10.00
Net tangible book value per share prior to the rights offering	3.52
Increase per share attributable to the rights offering	1.26

Pro forma net tangible book value per share after the rights offering		4.78

Dilution in net tangible book value per share to purchasers		$5.22

CAPITALIZATION

The following table sets forth (i) our actual capitalization as of December 31, 2007 and (ii) our pro forma capitalization after giving effect to the consummation of the rights offering and the use of the proceeds therefrom.

	December 31, 2007
	Actual	Pro Forma
	(amounts in thousands)

Cash and cash equivalents(1)(2)	$2,559	$27,555

Debt	512,694	482,674
Stockholders’ equity	139,974	207,121

Total capitalization	$652,668	$689,795

(1)	Cash at December 31, 2007 excludes restricted cash of $60.4 million. Restricted cash primarily consists of cash deposits and impound accounts for interest, property taxes, insurance, rents and development projects as required under the terms of our loan agreements.

(2)	Reflects cash balance prior to paying interest on current obligations, obligations due under shared services agreements with affliates, the priority return on the distribution to Flag Luxury Properties and other operating and other expenses payable.

THE COMPANY

General

We are a newly formed entertainment company with a plan to pursue real estate and attraction-based projects throughout the world. Through our indirect wholly owned subsidiaries, BP Parent, LLC, Metroflag BP, LLC and Metroflag Cable, LLC, we own 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada known as the Park Central site. If we are able to obtain adequate financing, we intend to redevelop such property into a hotel, casino, retail and, commercial project, to develop Elvis Presley-themed hotels at or near Graceland and to develop Elvis Presley and Muhammad Ali themed hotels and attractions worldwide, pursuant to license agreements we recently entered into with subsidiaries of CKX.

Our license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, and Muhammad Ali Enterprises LLC, an 80%-owned subsidiary of CKX, allow us to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of our real estate and other entertainment attraction based projects. We currently anticipate that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants us the right to develop one or more hotels as part of the master plan of Elvis Presley Enterprises to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.

In addition to our ownership of and plans for the redevelopment of the Park Central site, our plan to develop one or more Graceland-based hotel(s), and our intention to pursue additional real estate and entertainment based developments using the Elvis Presley and Muhammad Ali intellectual property, we own 1,410,363 shares of common stock of Riviera Holdings Corporation. While we do not currently have any definitive plans or agreements with Riviera Holdings Corporation related to the acquisition of Riviera, we continue to explore an acquisition of such company.

The viability of our Company and the successful implementation of our business plan, including the redevelopment of the Park Central site, is dependent on our ability to obtain adequate financing. We do not currently have any definitive financing plans, although we expect to pursue debt and/or equity financing. As to our redevelopment of the Park Central site, we may or may not start construction on any of the proposed phases of our development plans before obtaining adequate financing to complete the project.

Company Strategy

•	Develop the Park Central Site as a Premier Entertainment Destination Resort. Our business strategy for the Park Central site is to create a flagship property for the FX Real Estate and Entertainment luxury brand, offering guests an exciting, interactive and multifaceted experience in a first class environment that includes entertainment, retail and, gaming opportunities.

•	Capitalize on Involvement of Robert F.X. Sillerman. Robert F.X. Sillerman is our Chairman and Chief Executive Officer and, after the rights offering (assuming the subscription of his full pro rata amount in the rights offering but giving no effect to the investment agreement described elsewhere herein) beneficially owns approximately 29.9% of the outstanding shares of our common stock. Mr. Sillerman, directly and indirectly, owns approximately 29.3% of the outstanding equity interests in our affiliate Flag Luxury Properties, LLC, and through this ownership, has been involved in the acquisition of the properties that make up the Park Central site. In addition, Mr. Sillerman has previously built and managed six public companies, including most recently CKX, of which he beneficially owns approximately 31% of the outstanding shares of common stock and where he continues to serve as Chairman and Chief Executive Officer and oversee the management of the Elvis Presley and Muhammad Ali brands. Upon consummation of the acquisition of CKX by 19X, Mr. Sillerman will serve as the Chairman of 19X.

•	Capitalize on the “Elvis” and “Ali” Brands. We believe that Elvis Presley and Muhammad Ali are among the most recognized and revered names in popular culture. We intend to capitalize on this global recognition through the development of Elvis Presley and Muhammad Ali themed and branded real estate-based properties and attractions throughout the world. We have entered into a conditional option agreement with

19X which, if and when effective, will give us an option to purchase 19X’s to-be-acquired 85% interest in the Elvis Presley business (which is currently owned and operated by CKX). This transaction, which will only become upon the consummation of the acquisition of CKX by 19X, would give us greater control over and provide more opportunities to capitalize on the Elvis brand.

•	Develop Hotel(s) at Graceland. We intend to enhance the relationship with Elvis Presley Enterprises and the association between us and Elvis Presley brands through the development and operation of one or more hotels to be built as part of Elvis Presley Enterprises’ master plan to redevelop Graceland and the surrounding properties in Memphis, Tennessee. We expect to launch our “Heartbreak Hotel” mid-market positioned, themed entertainment hotel brand with the development and construction of the first of our hotels at Graceland. The conditional option agreement with 19X referenced above provides that we take a more active role in the redevelopment of the property surrounding Graceland, working collectively with 19X on the design and development of the Graceland master redevelopment plan. In the event that the merger agreement between 19X and CKX is terminated or the merger fails to close for any reason, which would cause the option agreement with 19X to be terminated, it is likely that we would propose to CKX our more active involvement in the redevelopment of the Graceland property. We believe our active involvement represents the most logical and ultimately profitable means by which the two parties can collectively pursue their respective elements of the Graceland redevelopment.

•	Build an Experienced and Proven Management and Operating Team. In connection with our current development plans and future business opportunities, we will seek to attract, hire, retain and motivate talented management and other highly skilled employees with experience in all areas of our business, including the hotel, casino, retail and entertainment industries. As part of this effort, Barry A. Shier, a highly experienced gaming and hotel industry executive, has joined our senior management team as Chief Operating Officer.

•	Leverage Our Relationship with CKX and its Senior Management Group. We expect to have a close relationship with CKX as a result of our license agreements with CKX’s subsidiaries, our shared services agreement with CKX and the dual ownership position and executive role of Mr. Sillerman. We intend to leverage this relationship by accessing CKX’s experience and expertise in branding and in developing opportunities tied to iconic brands and content, including the Elvis Presley and Muhammad Ali brands. We also intend to capitalize on the experience and success of CKX’s senior management group in the development of entertainment properties and maximization of entertainment assets through access and involvement afforded under our shared services agreement as we incorporate such entertainment features into our various projects and attractions. We do not expect the acquisition of CKX by 19X to have a material impact on our relationship with CKX, its management or its brands.

•	Pursue the Acquisition of Riviera Holdings Corporation. While we do not currently have any definitive plans or agreements with Riviera Holdings Corporation related to the acquisition of Riviera, we continue to explore an acquisition of such company with the goal of becoming a multi-property owner and operator in Las Vegas, Nevada.

The Park Central Site

The Park Central site, consisting of six contiguous parcels aggregating 17.72 acres of land, is located on the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada. The property enjoys strong visibility with 1,175 feet of frontage on Las Vegas Boulevard, known as “the Strip,” and 600 feet of frontage on Harmon Avenue. The entire 17.72 acre parcel is zoned H-1, Limited Resort and Apartment District, and allows for casino gaming through its designation as a Gaming Enterprise District, or GED, and can support a variety of development alternatives, including hotels/resorts, entertainment venue(s), a casino, condominiums, hotel-condominiums, residences and retail establishments.

Las Vegas Boulevard is a major north-south traffic route through the city and Harmon Avenue is a heavily used east-west thoroughfare that provides convenient access to McCarran International Airport. We believe the corner of Las Vegas Boulevard and Harmon Avenue is one of the most concentrated areas of pedestrian traffic on the Las

Vegas strip. We expect to capitalize on this pool of potential customers by leveraging the property’s significant frontage on Las Vegas Boulevard and Harmon Avenue through attractions, theming and architectural design.

The site is directly adjacent to the MGM Grand and across the street from MGM’s CityCenter project, which is scheduled to open its first phase in late 2009 with the entire project scheduled to open in 2010. MGM has announced that the approximately $7.8 billion CityCenter project is planned to include approximately 2,800 units of luxury condominiums; a 4,000-room luxury hotel and casino; two 400-room, non-gaming boutique hotels; and over 665,000 square feet of retail, dining and entertainment venues. The completion of MGM’s CityCenter project will solidify the intersection of Las Vegas Boulevard and Harmon Avenue as one of the most important on the Las Vegas strip. Planet Hollywood, The Bellagio, Paris, The Monte Carlo and New York New York, among other major resorts are also in the property’s immediate area. We believe that the “cluster effect” associated with the close proximity of these facilities will further drive pedestrian traffic and visitation.

The following map illustrates the location of the Park Central site on the Las Vegas Strip and its proximity to the hotels, casinos, resorts and other attractions in the area:

Fashion Show Mall
WLV Expansion
Wynn Las Vegas
Wynn Golf Course Redevelopment
Dean Martin Dr.
TI
Palazzo
Paradise
Mirage
Venetian
Sands Expo
Sands
Hughes Center
Casino Royale
Forum Shops
Harrah's
Koval
Wynn
Crescent
Imperial Palace
Harrah's Future
Caesars
Flamingo
Park Towers
Las Vegas Blvd (The Strip)
Marriott Residence
Barbary Coast
Westin
Bally's
Platinum
Tuscany
75 Dean Martin Dr.
Bellagio
Paris
Ellis Island
Hard Rock Future
Planet Hollywood (Aladdin)
Harrah's Future
D.R.H. Condos
Jockey
Cosmopolitan
Edge East
W-Hotel
Westgate
Harmon Ave.
Project City Center
Chateau
Grand Desert
Alexis Park Redevop
Polo
Signature at MGM Grand
Monte Carlo
Showcase
McCarran Village
New York New York
MGM Grand
Excalibur
Tropicana
Hooters
Onyx Condo
Luxor
Future MGM/Mirage Project
THEPlace
N
W
E
S
Park Central Site

Significant redevelopment has occurred and is continuing to occur along Harmon Avenue. There are several separate mixed-use condominium/hotel/casino developments currently planned or underway along the Harmon Avenue corridor which has been reported to represent approximately $20 billion of investment. While each of these projects is being pursued independently and is in various stages of development, several, including the MGM CityCenter, Cosmopolitan, Panorama Towers and the Chateau (a new major Marriott Vacation Club development), are currently under construction.

In response to this rapid development, Clark County has begun a series of major improvements to Harmon Avenue. The County has ear-marked $11 million to be spent on widening roads, improving access/egress, completing an extension of Harmon Avenue by constructing a bridge over I-15 and constructing improvements to Valley View Boulevard. The goal is to replicate the improvements made to Las Vegas Boulevard which would enhance both pedestrian and vehicular traffic as well as the overall beautification of the area. In addition, the Las Vegas Monorail has announced plans for a $1.3 billion expansion that would connect the Convention Center and resort properties on both sides of the Strip with McCarran International Airport and the Thomas & Mack Center, however the project has not yet received funding necessary to realize the plan.

We believe that the planned new developments as well as the redevelopment, improvement and expansion plans for the area around the Park Central site, including infrastructure, will substantially increase exposure, access and visitation and therefore enhance the opportunities available for development of the property.

Development Plans

We have contracted an international consulting firm with a focus on economic analysis for the entertainment and leisure development industry to conduct a feasibility study on the site to examine the potential development options for the site. Based on the study, management believes that the site is well suited for, but not limited to, a multi-use development which would include a mix of hotel, casino, entertainment venue(s), condominium, and retail establishments.

The Park Central site will serve as the home of our flagship luxury property, with the launch of the new Elvis inspired luxury brand utilizing the marketing power of our Elvis Presley intellectual property. The property, consisting of six contiguous parcels aggregating 17.72 acres of land, is located on the southeast corner of Las Vegas Boulevard and Harmon Avenue and enjoys strong visibility with 1,175 feet of frontage on the Las Vegas Strip and 600 feet of frontage on Harmon Avenue.

The information set forth below describes our current plan for the development of the Park Central site. The description provided assumes completion of the development in accordance with the current plan. There can be no assurance this current plan will not change as design development proceeds. Furthermore, our ability to implement this plan and any variation thereof is subject to numerous risks, uncertainties and other factors, including those set forth in the “Risk Factors” beginning on page 15 of this prospectus. We plan to commence construction in the first quarter of 2009 with a targeted completion date in the fourth quarter of 2012.

We are designing the project to compete within the upper strata of the luxury market.

The initial phase of the project is multi-faceted and will contain diverse and distinctive elements to appeal to a range of clientele. We have designed a first-class environment of elegance, sophistication and luxury intended to appeal to all Las Vegas visitors, while a premium level of luxury, amenities and service is expected to attract high-roller and premium gaming clientele, as well as middle market clientele. The development will incorporate elements of entertainment appealing to all demographics, offering daytime and nighttime entertainment options not otherwise available in the market.

The initial phase will include over approximately 8 million square feet (exclusive of parking) consisting of a luxury hotel casino, the first for our Elvis-inspired luxury brand, and a major luxury branded 5-star hotel. The luxury hotel casino is expected to include 2,269 rooms and be wholly owned and operated by us. The major luxury branded 5-star hotel is expected to include approximately 778 rooms and approximately 147 residential units.

Although we have determined the overall scope and design of our planned development of the Park Central site, we will continue to evaluate the design in relation to the demands of the Las Vegas market. As a result, all of the features described below are based on our current plans for the site, and therefore, the design of specific elements may be refined in the future. We have designed the luxury hotel casino, to feature approximately 93,000 square feet of gaming area that will house approximately 2,200 electronic games and 130 gaming tables. This square footage does not include the space allocated for a high limit area, race and sports book, and poker room. We also plan for the facility to feature convention space of approximately 206,000 square feet which will include banquet space, ballrooms and break out meeting rooms with direct access to our 1605 seat multi-use theater/showroom. We expect to feature approximately 100,000 square feet of entertainment venues, a portion of which will be dedicated to Elvis themed attractions. These will include an interactive multi media experience, a boutique and a superstore. The Elvis inspiration will highlight an expansive wedding chapel complex which is expected to include several chapels, bridal and flower shop, wedding reception, and banquet areas. Our current plans include approximately 94,000 square feet of retail space, distributed throughout the facility and 14 restaurants with an aggregate of approximately 3,400 seats and various bar/lounge areas seating approximately 675 in total. The hotel tower will be crowned with a roof top restaurant over 600 feet above the Las Vegas Strip which will convert to an ultra lounge in the evening. Our plan provides for 2,269 rooms which includes 1,866 standard rooms of approximately 611 square feet and 396 suites ranging from 855 to over 6,400 square feet. The property will also contain 7 spacious villas over looking the pool area for our most discerning guests.

The second hotel in the first phase, which we expect will be branded by a 5-star luxury hotel operator, will be designed to meet the brand standard. This is currently contemplated to include a meeting room component of approximately 37,200 square feet, and a restaurant, bar/lounge, health club and spa. The 147 residences are expected to feature 1, 2 and 3-bedroom units averaging 2,274 net sellable square feet. We have had and continue to have discussions with potential hotel operators regarding this hotel, though such discussions are still preliminary in nature.

Based on preliminary budgets, management estimates total construction costs of the current plan to be approximately $3.1 billion (exclusive of land cost and related financing and other pre-opening costs).

A future phase is intended to include a 1,000 room hotel constructed either solely by us or with a joint venture partner. The subterranean and above ground infrastructure to support the future development are intended to be constructed during this initial phase. The cost of such subterranean and above ground infrastructure is included in the construction costs for the initial phase outlined above.

Our current operations do not generate sufficient revenue, when combined with cash on hand, to support our development plans for the Park Central site. Therefore, the redevelopment of the Park Central site is dependent upon our ability to raise significant amounts of additional capital, likely through debt and/or equity financings.

To implement the current development scheme as depicted in the chart above, we are negotiating agreements with W.A. Richardson Builders. The principals of W.A. Richardson have over 25 years of experience in designing, building and opening large scale resort properties including Mandalay Bay Resort and Casino, Monte Carlo Resort and Casino and a 2000 room addition to the Luxor Hotel and Casino. W.A. Richardson is currently serving as a development consultant, though we have not yet finalized the definitive terms of this consultancy. We are also negotiating agreements pursuant to which W.A. Richardson will serve as the general contractor for the construction of the improvements.

Klai Juba Architects and YWS Architects, two professional design, architecture and planning firms specializing in hospitality and gaming resort projects, have been engaged to work on the design development plans, although we are still in the process of negotiating definitive agreements with such firms.

Zoning and Development Restrictions

The Park Central site is currently zoned within the GED district the standard designation for casino properties, on all of the property’s acres and has H-1 zoning for density, which would permit the development of casinos, hotels, condominiums, apartments, office and retail space.

Given the site’s proximity to McCarran International Airport, we have acquired Federal Aviation Administration approval to build up to 600 feet above ground level. The approval was initially scheduled to lapse on September 30, 2007, but upon our request it was automatically extended until February 10, 2009. Future extensions are not automatic and would be at the discretion of the Federal Aviation Administration.

Parcels 2 and 3 are subject to a Grant of Reciprocal Easements and Covenants, Conditions and Restrictions, or the REA, the fundamental purpose of which was to create cross-easements to establish a coordinated pattern for the flow of traffic to, from and within those parcels and the adjacent properties east of the parcels (known as Polo Towers and the Chateau Parcel), and to and from Harmon Avenue and Las Vegas Boulevard, the major streets adjoining the parcels. In addition to various specific access easements and restrictions, the REA also contains ancillary provisions relating to signage, utility rights, and parking rights, which benefit and burden one or more of Parcels 2 and 3, none of which, we believe, are materially adverse to the development in the manner currently contemplated. The REA does not affect any of Parcels 4, 5 and 6.

The REA contains two restrictions which could affect the value of Parcels 2 and 3: (i) a height restriction on construction on Parcel 3, and (ii) a general restriction on the sale of timeshare interests in improvements constructed on Parcels 2 and 3.

The Parcel 3 height restrictions permit unlimited construction up to 41 feet and prohibit all construction above 160 feet. Improvements between 41 feet and 80 feet are permitted upon the payment of an amount of up to $2 million to buy timeshare interests held in the west-facing units located on the 4th to 8th floors of the Polo Towers building, a building located immediately to the east of Parcel 3, whose west-facing (only) view corridor (the Las Vegas Boulevard side) may be obstructed. If we choose to build above 80 feet and up to a maximum of 160 feet, the purchase of timeshare interests would also be required, but without limitation as to the aggregate cost. In either case, the purchase price for a timeshare unit would be basically the cost to construct a similar timeshare unit in another building. In either case, the obligation to purchase arises only if a timeshare owner demands of the Polo Towers developer that it repurchase the interest because of the obstruction of the view caused by our improvements. The current plans provide for the height of the improvements affected by the limitation on Parcel 3 to reach up to 160 feet. Based on such plans, we will need to estimate the cost of the purchase obligation, but we have not yet done so.

The height restrictions do not affect improvements constructed anywhere on the parcels other than Parcel 3, which is directly West of the Polo Towers building. All these restrictions can be modified or terminated if agreed to by developers of the Polo Towers, without any required consent of the timeshare owners or any condominium or homeowners’ association. Although some discussions regarding the lifting or modification of such restrictions have taken place, there is no assurance that they will be lifted or modified and, if so, at what cost.

The timeshare provision remains in effect until 2025 and would prohibit sales of timeshare interests, or hotel interests which would be substantially the same as timeshare interests, located within improvements constructed on Parcels 2 and 3. It does not prohibit the sale of “luxury” fractional interests.

Las Vegas Market

Overview.  Las Vegas is one of the most recognized destination resort markets in the world, consisting of mega-casino resorts that offer a vast array of amenities, including hotel accommodations, food and beverage outlets, retail shopping, entertainment venues, extensive convention and meeting facilities and, recently, increasing residential components. Las Vegas is the second largest gaming market in the world, the number one convention city in the United States and one of the fastest growing leisure, lodging and entertainment markets in the country. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas has continued to increase at a steady and significant rate, reaching a record 38.9 million visitors in 2006, and total Las

Vegas visitor spending has grown over 75% in the last decade (5.8% compound annual growth rate), exceeding growth in visitation.

Recent Growth.  The Las Vegas metropolitan area has undergone a tremendous transformation during the last decade from a gaming destination to a mainstream city and experienced a boom of development to support the rapid growth. The increase in tourism has necessitated an increased supply of hotel rooms and conference centers as well as single-family residential units to house the approximately 6,000 people who join the Las Vegas workforce each month. The surge in supply has been met with ongoing demand, as hotel occupancy rates have been stable at around 90% for the past 14 years.

The expansion of the multi-faceted tourist sector has generated the need for service employees. Job growth has been a major factor in the explosive growth in the population of Las Vegas, making Las Vegas the fastest growing urban area in the United States. The service industry employs 29% of the Las Vegas workforce.

Known historically for its gaming experience, the Las Vegas landscape has changed considerably over the past decade with the opening of destination mega-resorts including The Venetian, Wynn Las Vegas, The Bellagio and Mandalay Bay. The effect of these openings has been to broaden Las Vegas’ traditional market by appealing to a broader customer base consisting of leisure tourists interested not only in gaming but dining, entertainment, shopping and other lifestyle experiences as well. The rapid and large scale development is expected to continue with over $27 billion in development projects planned over the next five years, representing the construction of almost 40,000 hotel/motel rooms and 2.6 million square feet of convention space.

Las Vegas as a Convention Center Attraction.  Las Vegas has rapidly expanded its convention business, with delegates growing four-fold over the past 20 years and almost doubling over the last 10 years. This growth made Las Vegas the leading convention city for the tenth consecutive year in 2005. The city had a 22% market share of the top-200 shows in 2005, as compared to only 13% for its nearest competitor. In addition, the size of all of Las Vegas’ large shows increased by 22% to a collective 22.6 million square feet during such period, which represents more than one-third of all the square footage combined for the 200 largest shows. Conventions provide impressive lead time on revenues for hotel operators, as they book upwards of six months in advance, providing an opportunity to increase room rates significantly. Furthermore, the convention business has driven mid-week occupancy up to approximately 88% in 2006, an increase of 7% from 2002.

Continuing High Occupancy Rates.  With all of these factors driving growth in visitation, the Las Vegas market has demonstrated an ability to absorb significant new room inventory and maintain occupancy levels at around 90% in 2006, significantly above the national average of approximately 61%. Furthermore, upscale properties such as The Bellagio and Wynn, which are similar in amenities to the planned Park Central site development, maintain occupancy rates at around 95%.

History and Current Operations on the Park Central Site

The Park Central site consists of six contiguous parcels that comprise a collective 17.72 acres of land. The property is currently occupied by a motel and several commercial and retail tenants with a mix of short and long-term leases. The Park Central site’s six parcels generated total rental income and other income of approximately $21.4 million for the fiscal year ended December 31, 2007.

Set forth below is a summary of the parcels, including a description of the land, the year in which it was acquired and the purchase price, the current tenant(s), the current total annual rental income and the current term(s) of the lease(s).

Parcel 1.  Parcel 1 consists of 0.996 acres of land with 115 linear feet of frontage on Las Vegas Boulevard and 150 linear feet of frontage on Harmon Avenue. One tenant currently occupies Parcel 1. The lease for the property is terminable at any time by either party upon 120 days’ prior written notice and without the payment of a termination fee. This lease generated rental income of $1.6 million for the fiscal year ended December 31, 2007. We acquired the property in May 2006 for a total purchase price of $36.6 million.

Parcel 2.  Parcel 2 consists of 5.135 acres of land with 210 linear feet of frontage on Las Vegas Boulevard and 450 linear feet of frontage on Harmon Avenue. The property is currently occupied by a Travelodge motel which we own in fee, as well as several retail, billboard and parking lot tenants. The Travelodge motel is being operated by WW Lodging pursuant to a management agreement. The management agreement is terminable upon 30 days’ prior notice and a payment of a termination fee equal to 4% of the trailing 12 months room revenue multiplied by 200%. The property’s retail, billboard and parking lot leases are month-to-month. We intend to maintain only month-to-month leases on the property in order to accommodate our development of the parcel. These current leases generated total rental income of $5.2 million for the fiscal year ended December 31, 2007. We completed the acquisition of the ground lease and the motel in March 2003 for $3.5 million, and acquired the underlying fee title to the land in December 2006 for $55 million.

Parcel 3.  Parcel 3 consists of 2.356 acres of land, with 275 linear feet of frontage on Las Vegas Boulevard. The property currently hosts the Hawaiian Marketplace, which consists of multiple retail tenants. All but six of the leases on this property are terminable at any time upon 30 days’ (in one instant upon 180 days’) advance written notice and without payment of a termination fee. All six leases not so terminable with notice are terminable by us at any time upon the exercise of options to either repurchase, recapture or relocate the premises. We estimate the aggregate cost to exercise the options to repurchase, recapture or relocate the tenants in connection with these six leases to be $4.0 million to $4.5 million, assuming we elect to do so in the next twelve months.

The current leases generated total rental income of $4.9 million for the fiscal year ended December 31, 2007. We completed the acquisition of the parcel for $25.8 million in March 2003. In 2004, we completed construction of the Hawaiian Marketplace for a total cost of $33.6 million.

Parcel 4.  Parcel 4 consists of 4.49 acres of land with 270 linear feet of frontage on Las Vegas Boulevard. The property is currently occupied by several tenants. The current leases are month-to-month, except for a lease with a single tenant. Such tenant’s lease term expires in May 2009, which may be extended for an additional five years at the option of the tenant. If we are unable to reach an agreement with respect to an early termination of this lease, a relocation of the existing establishment, or granting us the right to build above or around this tenant, the development of this parcel could be delayed. These leases generated total rental income of $2.8 million for the fiscal year ended December 31, 2007. We acquired the property for $90 million in January 2005.

Parcel 5.  Parcel 5 consists of 3.008 acres of land, with 180 linear feet of frontage on Las Vegas Boulevard. The property accommodates 51,414 square feet of retail space and is currently occupied by several restaurant and retail tenants. One lease term expires in January 2012, but is terminable earlier upon 120 days’ advance written notice and, if terminated after February 2010, payment of a termination fee of $200,000. Another lease term expires in December 2009, with the tenant holding two options to extend the lease for five year periods. If we are unable to reach an agreement with respect to an early termination of this lease, a relocation of the existing establishment, or granting us the right to build above or around this tenant, the development of this parcel could be delayed. A third lease term expires in March 2008, with the tenant holding an option to extend the lease for an additional five years. This lease is terminable earlier than March 2008, or thereafter if extended, upon 6 months’ advance written notice and payment of a termination fee of $450,000. A fourth lease term expires in August 2012, with the tenant holding an option to extend the lease for an additional five years. However, under such lease, we have the right to build on top of and around the tenant, although we are obligated to reimburse the tenant for loss of reasonable profits if construction causes closure of the restaurant. A fifth lease term expires in May 2059. However, because the tenant’s store is a separate box structure, it is capable of being integrated into future development plans. Parcel 5 is subject to a covenant that allows us to construct a building containing one or more floors upon and above such tenant’s building and to utilize and extend the structural members and replace the exterior service facilities, as may be reasonably necessary to serve any new construction. These leases generated total rental income of $4.3 million for the fiscal year ended December 31, 2007. We acquired the property for $17 million in March 1998.

Parcel 6.  Parcel 6 consists of 1.765 acres of land, with 125 linear feet of frontage on Las Vegas Boulevard. The property accommodates 2,094 square feet of retail space and is currently occupied by a restaurant and several retail tenants. One lease term expires in December 2013, another lease term expires in April 2011 and a third lease term expires in January 2009, with the tenant holding two options to extend the lease term for 5 year periods. A fourth lease term expires in May 2045, although we have the right to construct improvements on, over and under other portions of Parcel 6. These leases generated total rental income of $2.6 million for the fiscal year ended December 31, 2007. We acquired the land and the fourth lease for $30.1 million in May 2005.

Transaction With and Involving Elvis Presley Enterprises

Hotel(s) at Graceland

Graceland, the 13.5 acre estate which served as the primary residence of Elvis Presley from 1957 until his passing in 1977, is located in Memphis, Tennessee. Graceland was first opened to public tours in 1982. Over the past five years, Graceland has averaged approximately 565,000 visitors per year. The focal point of the Graceland business is a guided mansion tour, which includes a walk through the historic residence, as well as an extensive display of Elvis’ gold records and awards, career mementos, stage costumes, jewelry, photographs and more. The tour also includes a visit to the Meditation Garden, where Elvis and members of his family have been laid to rest.

In February 2006, CKX and Elvis Presley Enterprises disclosed that they had held meetings with government officials in Memphis, Tennessee regarding preliminary plans to redevelop and expand the Graceland attraction as the centerpiece of the Whitehaven section of Memphis. In April 2006, CKX commissioned Robert A.M. Stern Architects to develop a master plan for Graceland and the surrounding properties owned by CKX. The master plan incorporates approximately 104 acres surrounding and contiguous to the Graceland mansion property. CKX also engaged Economics Research Associates to provide an analysis of the economic potential of the redevelopment. The master plan is expected to include a new visitor center, exhibition space, retail, hotel, convention facilities, public open space and parking on both sides of Elvis Presley Boulevard.

Under the terms of our license agreement with Elvis Presley Enterprises described below, we have the option to construct and operate one or more of the hotels to be developed as part of the master plan for Graceland. If we elect to pursue this development, Elvis Presley Enterprises will either grant to us a fee title to the land for the first such hotel, or if such fee title cannot be transferred, grant us a long term lease, with a term of not less than 99 years, at de minimus annual cost. We will be required to pay Elvis Presley Enterprises a royalty of 3% of gross revenue derived from any hotel we construct at Graceland. Under the terms of the license agreement, we delivered written notice on November 21, 2007 to Elvis Presley Enterprises exercising our right to develop the first hotel as part of the Graceland master plan, however, no definitive plans have been prepared and we have yet to finalize a development budget for the project. We expect to launch our “Heartbreak Hotel” mid-market positioned, themed entertainment hotel brand with the development and construction of the first of our hotels at Graceland.

The development of the Graceland master plan and the incorporation of the aforementioned hotels into such development is an important part of our business plan. We have been advised by CKX and Elvis Presley Enterprises that the master plan remains a work in progress and that no plans have been finalized with respect to the relative size, layout and integration of the various elements, including the hotel(s) we intend to develop. We believe the expertise and experience of our senior management in the areas of hotel and property development may prove valuable to the development process as CKX and Elvis Presley Enterprises seek to maximize the visitor experience as well as the revenue potential for the property.

Under the terms of our conditional option agreement with 19X, we have agreed to undertake an expanded role in the overall development of the Graceland master plan. The parties have agreed to reasonably cooperate with one another in good faith to prepare a master plan for the development of the Graceland site, with each party bearing 50% of the costs associated with the preparation of the master plan, provided that 19X shall be reimbursed costs in excess of $2.5 million by us at the first to occur of (i) we terminate our involvement in the master plan process, (ii) we exercise the right to acquire the Presley Interests or (iii) we terminate the option agreement as a result of certain actions by 19X. In the event the parties cannot agree on the design for the master plan, then 19X shall have the right to complete the development in its sole discretion, subject to our rights under our license agreement with Elvis Presley Enterprises as described below, provided, however, that we shall have the right to provide input into the redevelopment and be reasonably informed as to the status thereof, although all final decisions in respect thereof shall be made by 19X in its sole discretion.

Under the terms of the license agreement amendment described below, we may lose our right to construct the hotel(s) referenced above (i) in the event we approve a master plan but subsequently fail to deliver a notice within ten days of such approval of our intent to proceed with the hotels contemplated in the master plan or, (ii) if we fail to deliver our notice of intent to proceed within ninety days of presentation of a master that 19X has agreed to undertake but which we have not approved.

If our option agreement with 19X becomes effective and we were to exercise the option to acquire the Presley business, we would assume control of the entire redevelopment.

If our conditional option agreement with 19X does not become effective and either CKX and Elvis Presley Enterprises seeks our increased involvement in the development of the overall plans, or the hotel complexes to be developed by us become a larger element of the overall project, including becoming more integrated into the visitor and mansion experience, we may seek to expand our relationship with Elvis Presley Enterprises to allow and compensate us, for this increased involvement and oversight.

Elvis Presley License Agreement

Strength of the Elvis Presley Brand

The Elvis Presley license agreement offers us the opportunity to brand our properties with the name, image and likeness of Elvis Presley, regarded as one of the most important figures in 20th century music and popular culture. Elvis Presley is the best selling solo musical recording artist in U.S. history, having sold more than one billion albums and singles worldwide and having set records for the most albums and singles that have been certified Gold and Platinum by the Recording Industry Association of America.

The Elvis Presley name and brand remains to this day among the most important and recognized throughout the world. Over the past five years, an average of approximately 565,000 people have visited Graceland annually. “Elvis 30 #1 Hits,” released in 2002, and “Elvis Second to None,” released in 2003, have sold more than ten million and two million units, respectively, worldwide to date. In 2006, Honda launched a year long advertising campaign for its 2006 CR-V using Elvis’ remixed Burning Love and visuals, which targeted an audience between 25 and 35 year olds. Nike launched its year long international 2002 World Cup Campaign using a remix of “Little Less Conversation.” The remix went to #1 on charts in the U.S. and the U.K., as well as 20 other countries.

Since Graceland was opened to the public in 1982, 15 million people have visited Elvis’ home and the demographics of the visitors have remained relatively young, which further illustrates Elvis’ current appeal among later generations. Approximately 76% of all visitors to Graceland are first time visitors, approximately 45% are under the age of 35 and approximately 83% are 50 years old or younger.

In August 2006 CKX and Elvis Presley Enterprises, together with Cirque Du Soleil, entered into an agreement with MGM MIRAGE to create a permanent Elvis Presley show at MGM’s CityCenter. The show is expected to open at that property, located directly across Las Vegas Boulevard from the Park Central site, in November 2009. The show will consist of a creative combination of live musicians and singers, projections, dance and the latest in multimedia sound and lighting technology intended to offer an emotional bond with the audience.

Grant of Rights

The license agreement with Elvis Presley Enterprises grants us the exclusive right to use Elvis Presley-related intellectual property in connection with designing, constructing, operating, and promoting Elvis Presley-themed real estate and attraction based properties, including Elvis Presley-themed hotels, casinos, theme parks and lounges (subject to certain restrictions, including, but not limited to, certain approval rights of Elvis Presley Enterprises). The license also grants us the non-exclusive right to use Elvis Presley-related intellectual property in connection with designing, constructing, operating and promoting Elvis Presley-themed restaurants. Under the terms of the license agreement, we have the right to manufacture and sell merchandise relating to each Elvis Presley property at the applicable property, but Elvis Presley Enterprises will have final approval over all such merchandise that we may sell. If we have not opened an Elvis Presley-themed restaurant, theme park and/or lounge by June 1, 2017, then the rights for the category we have not exploited revert to Elvis Presley Enterprises.

Elvis Presley Experiences

Under the terms of the license agreement, we have the right to participate, under certain circumstances, in the development by Elvis Presley Enterprises of any “Elvis Presley Experience,” defined as any permanent, non-touring interactive entertainment, educational and retail experiences incorporating music, artifacts, and audiovisual works focusing on the life and times of Elvis Presley. As defined in the license agreement, an Elvis Presley Experience does not include a permanent live show of the type that is being created and produced by CKX and Cirque du Soleil and performed at MGM’s CityCenter. As such, we have no ownership, economic interest or other participation in such show.

If Elvis Presley Enterprises intends to create an Elvis Presley Experience in collaboration with a third party, we have the right to invest in up to 50% of the economic and beneficial interests owned by Elvis Presley Enterprise in such project. If Elvis Presley Enterprises desires to create an Elvis Presley Experience without third party collaboration, we have the right to participate in such project such that (i) Elvis Presley Enterprises shall bear the initial production costs (until opening) of such Elvis Presley Experience, (ii) we shall provide and construct the premises or venue for the public presentation of such Elvis Presley Experience and shall be entitled to a rental payment to be negotiated by the parties in good faith, and (iii) we shall each own and share in 50% of the profits and losses of such Elvis Presley Experience.

In all cases, if we request that Elvis Presley Enterprises create an Elvis Presley Experience at one of our properties, provided that Elvis Presley Enterprises has the right to do so, it shall use reasonable best efforts to create such Elvis Presley Experience at our requested property.

We have been notified by Elvis Presley Enterprises that they are a party to a global agreement with Cirque du Soleil for the creation of Elvis Presley themed projects worldwide, including the development of Elvis Presley Experiences. In the event that Elvis Presley Enterprises develops one or more Elvis Presley Experience(s) with Cirque du Soleil, we have the right to participate for up to 50% of Elvis Presley Enterprises’ economic participation, as described above for projects involving third party collaboration. We also intend to request that Elvis Presley Enterprises and Cirque du Soleil, together with our participation, develop the first Elvis Presley Experience at the Park Central site. We believe that the planned Elvis-themed elements at the site, including our plans with respect to the development of an Elvis Presley Experience on site, and the Cirque du Soleil show at the MGM CityCenter will complement one another and create a focal point for Elvis Presley fans while visiting Las Vegas.

Royalty Payments and Minimum Guarantees

We are required to pay to Elvis Presley Enterprises an amount equal to 3% of gross revenues generated at any Elvis Presley property (including gross revenues derived from lodging, entertainment attractions, ticket sales, sale of food and beverages, and rental space, but excluding gambling if payment of percentage of gambling royalty revenues would be contrary to law or require Elvis Presley Enterprises to be licensed) and 10% of gross revenues with respect to the sale of site-specific merchandise. In addition, we will pay Elvis Presley Enterprises a set dollar amount per square foot of casino floor space at each Elvis Presley property where percentage royalties are not paid on gambling revenues.

We are required to pay a guaranteed minimum royalty payment (against royalties payable for the year in question) to Elvis Presley Enterprises of $9 million in each of 2007, 2008 and 2009, $18 million each of 2010, 2011 and 2012, $22 million in each of 2013, 2014, 2015 and 2016, and increasing by 5% for each year thereafter. The initial payment (for 2007) under the license agreement, as amended, will be due on the earlier of the completion of the rights offering described elsewhere herein, or April 1, 2008, provided that because the initial payment will be made after December 1, 2007, it shall bear interest at the then current prime rate as quoted in The Wall Street Journal plus 3% per annum between December 1, 2007 and December 31, 2007, plus 3.5% per annum from January 1, 2008 through January 31, 2008, plus 4.0% from February 1, 2008 through February 29, 2008, and plus 4.5% from and after March 1, 2008.

Beginning on the date of the agreement and ending on the eighth anniversary of the opening of the first Elvis Presley-themed hotel, we have the right to buy out all remaining royalty payment obligations due to Elvis Presley Enterprises under the license agreement by paying Elvis Presley Enterprises $450 million. We would also be required to buy out royalty payments due to Muhammad Ali Enterprises under our license agreement with Muhammad Ali Enterprises discussed below at the same time that we exercise our buyout right under the Elvis Presley Enterprises license agreement.

Termination Rights

Unless we exercise our buy-out right, either we or Elvis Presley Enterprises will have the right to terminate the license upon the date that is the later of (i) June 1, 2017, or (ii) the date on which our buy-out right expires, which is the eighth anniversary of the opening of the first Elvis Presley-themed hotel. Thereafter, either we or Elvis Presley Enterprises will again have the right to so terminate the license on each tenth anniversary of such date. In the event that we exercise our termination right, then (x) the license agreement between us and Muhammad Ali Enterprises will also terminate and (y) we will pay to Elvis Presley Enterprises a termination fee of $45 million. Upon any termination, the rights granted to us (and the rights granted to any project company to develop an Elvis Presley-themed real estate property) will remain in effect with respect to all Elvis Presley-related real estate properties that are open or under construction at the time of such termination, provided that royalties, but no minimum guarantees, continue to be paid to Elvis Presley Enterprises.

Conditional Amendment

We have entered into an agreement with 19X to amend the License Agreement between our Company and Elvis Presley Enterprises, or EPE, which amendment shall only become effective upon the closing of 19X’s acquisition of CKX.

If and when effective, the amendment to the License Agreement will provide that, if, by the date that is 7 1/2 years following the closing of 19X’s acquisition of CKX, EPE has not achieved certain financial thresholds, we will be entitled to a reduction of $50 million against 85% of the payment amounts due under the license agreement, with such reduction taken ratably over the ensuing three year period provided, however, that if we have failed in our obligations to build any hotel to which we had previously committed under the definitive Graceland master plan, then this reduction shall not apply.

As described under “—Hotel(s) at Graceland,” the amendment to the License Agreement also provides that we may lose our right to construct the hotel(s) as part of the Graceland master redevelopment plan (i) in the event we approve a master plan (as contemplated under the Option Agreement with 19X) but subsequently fail to deliver a notice within ten days of such approval of our intent to proceed with the hotels contemplated in the master plan or, (ii) in the alternative, if we fail to deliver our notice of intent to proceed in accordance with the definitive master plan within ninety days of presentation of a master plan that 19X has agreed to undertake but which we have not approved.

Conditional Option Agreement with 19X

We have entered into an Option Agreement with 19X, Inc. pursuant to which, in consideration for annual option payments as described below, we would have the right to acquire an 85% interest in the Elvis Presley business currently owned and operated by CKX, Inc. through its Elvis Presley Enterprises subsidiaries at an escalating price over time as set forth below. Because 19X will only own those rights upon consummation of its pending acquisition of CKX, the effectiveness of the Option Agreement is conditioned upon the closing of 19X’s acquisition of CKX. In the event that the merger agreement between 19X and CKX is terminated without consummation or the merger fails to close for any reason, the proposed Option Agreement with 19X will also terminate and thereafter have no force and effect.

Upon effectiveness of the proposed Option Agreement, and in consideration for annual option payments described below, we would have the right (but not the obligation) to acquire the 85%-interest in the Elvis Presley business (the “Presley Interests”), structured as follows:

•	Beginning on the date of closing of 19X’s acquisition of CKX and for the ensuing 48 months, we will have the right to acquire the Presley Interests for $650 million.

•	Beginning 48 months following the date of the closing of 19X’s acquisition of CKX and for the ensuing six month period, we will have the right to acquire the Presley Interests for $700 million.

•	Beginning 54 months following the date of closing of 19X’s acquisition of CKX and for the ensuing six month period, we will have the right to acquire the Presley Interests for $750 million.

•	Beginning 60 months following the date of closing of 19X’s acquisition of CKX and for the ensuing six month period we will have the right to acquire the Presley Interests for $800 million.

•	Beginning 66 months following the date of closing of 19X’s acquisition of CKX and for the ensuing six month period, we will have the right to acquire the Presley Interests for $850 million.

If, as of the calendar month immediately preceding the sixth anniversary of the date of closing of 19X’s acquisition of CKX, EPE has not achieved certain financial thresholds, we will have the right to extend the deadline to exercise our right to acquire the Presley Interests by twelve (12) months. If, as of the calendar month immediately preceding the seventh anniversary of the date of closing of 19X’s acquisition of CKX, EPE has still not achieved the financial thresholds, we will have the right to extend the deadline to exercise our right to acquire the Presley Interests an additional six (6) months.

If, at the end of such six month extension period, EPE has still not achieved the financial thresholds, we will have the right to either (i) reduce the purchase price for the acquisition by $50 million and proceed with the acquisition, or (ii) elect not to proceed with the acquisition.

The total amount of the option payments will be $105 million payable over five years, with each annual payment set forth below payable in four equal cash installments (except as described below) per year:

•	Year one annual payment- $15 million.

•	Year two annual payment — $15 million.

•	Year three annual payment — $20 million.

•	Year four annual payment — $25 million.

•	Year five annual payment — $30 million.

The first installment for year one’s annual payment shall become due and payable on the later of (i) the closing of 19X’s acquisition of CKX, and (ii) August 15, 2008. The date on which such first installment is paid is referred to as the “Initial Installment Date.” The three remaining installments for year one’s annual payment shall be due on the 90th, 180th and 270th day after the Initial Installment Date. For each subsequent annual payment for years two through five, the first installment will be due on the ensuing anniversary date of the Initial Installment Date and the three remaining installments will be due on the 90th, 180th and 270th day thereafter.

Notwithstanding the foregoing, during each of the first two years, we can pay up to two installment payments in any twelve month period by delivery of an unsecured promissory note (rather than cash) which shall become due and payable on the earlier of (i) the closing of the acquisition of the Presley Interests, and (ii) the termination of the Option Agreement. The promissory notes shall bear interest at the rate of 10.5% per annum.

Pursuant to the Option Agreement, subject to it becoming effective, 19X has made certain representations and warranties regarding the Presley Interests and the Elvis Presley business and has made certain covenants regarding the ownership of the Presley Interests and ownership and operation of the Elvis Presley business during the term of the Option Agreement. 19X is required, upon our request, to annually reaffirm these representations and warranties and covenants to us. Subject to certain limitations, 19X has agreed to indemnify us for breach of such representations and warranties and covenants. In limited and specified circumstances, our obligation to make annual option payments shall cease and 19X shall be obligated to refund certain prior payments.

As more fully described under “— Hotel(s) at Graceland,” the Option Agreement also provides that the parties shall work collectively on the master plan for redevelopment of the property surrounding Graceland.

Under the Option Agreement, we are not entitled to exercise our right to acquire the Presley Interests without the unanimous approval of the independent directors of our board based upon the recommendation of a special committee of the board composed entirely of independent directors empowered to review and oversee such exercise if such a recommendation of a special committee of independent directors and such approval by the independent directors of the board is advisable under applicable law based upon the advice of our counsel. If we elect to exercise the our right to acquire the Presley Interests, the closing of the acquisition will be contingent upon regulatory approval and the satisfaction of customary closing conditions.

If the Option Agreement becomes effective, we will need to seek financing to fund the annual option payments that are not otherwise payable by delivery of the unsecured promissory notes, as our current cash flow and cash on hand are not sufficient to fund these cash payments.

The Presley business, which is currently owned 85% by CKX, Inc. and 15% by the Promenade Trust, consists of entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley’s television specials, films and certain of his recorded musical works, collectively referred to herein as the “Presley Business.” The Presley Business consists primarily of two components: first, intellectual property, including the licensing of the name, image, likeness and trademarks associated with Elvis Presley, as well as other owned and/or controlled intellectual property and the collection of royalties from certain motion pictures, television specials and recorded musical works and music compositions; and second, the operation of the Graceland museum and related attractions and retail establishments, including Elvis Presley’s Heartbreak Hotel and other ancillary real estate assets in Memphis, Tennessee. As described under “— Hotel(s) at Graceland” above, Elvis Presley Enterprises has disclosed preliminary plans to redevelop and expand the Graceland attraction, incorporating 104 acres surrounding and contiguous to the Graceland mansion property. The master plan is expected to include a new visitor center, exhibition space, retail, hotel, convention facilities, public open space and parking on both sides of Elvis Presley Boulevard. The Presley business has also announced that it has entered into an exclusive arrangement with Cirque du Soleil for the creation, development, production and promotion of “Elvis Presley Projects,” featuring touring and permanent shows, as well as multimedia interactive “Elvis Experiences,” throughout the world. Elvis Presley Enterprises, together with Cirque Du Soleil, has entered into an agreement with MGM MIRAGE to create a permanent Elvis Presley show at the CityCenter hotel/casino, which is currently under construction in Las Vegas. The show, which is expected to open with the hotel in November 2009, will consist of a creative combination of live musicians and singers, projections, dance and the latest in multimedia sound and lighting technology intended to offer an emotional bond with the audience.

Because our Chairman and Chief Executive Officer, Robert F.X. Sillerman, is also the Chairman and President of 19X, the Option Agreement and the Amendment to the Elvis Presley Enterprises License Agreement with 19X are deemed affiliated transactions and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged The Salter Group to serve as its independent financial advisor in connection with the review of the financial terms of the Option Agreement and engaged independent legal counsel to assist in its review and oversight of the transactions. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for abstentions by directors affiliated with 19X or Elvis Presley Enterprises) unanimously approved the transaction.

Muhammad Ali License Agreement

Strength of Muhammad Ali Brand

Muhammad Ali is widely recognized as the greatest athlete of the twentieth century and ambassador to the world. Over forty years after he burst onto the scene as a gold-medal winner at the 1960 Rome Olympics, Mr. Ali remains one of the world’s most recognized figures, known and loved around the globe. Muhammad Ali has been named the “Athlete of the Century” by USA Today and Sports Illustrated and he continues to receive praise for his contribution to sports. Muhammad Ali was also named the BBC’s “Sports Personality of the Century,” and the World Sports Award’s “World Sportsman of the Century.”

In addition, Muhammad Ali has been the recipient of countless awards for his humanitarian efforts. In addition to being honored by Amnesty International with their “Lifetime Achievement Award,” the Secretary-General of the United Nations appointed him “United Nations Messenger of Peace.” Muhammad Ali was named the “International Ambassador of Jubilee 2000,” a global organization dedicated to relieving debt in developing nations, cited as “Mr. International Friendship” by former President Jimmy Carter and, in November 2005, he was honored with the Presidential Medal of Freedom Award.

Grant of Rights

The license agreement with Muhammad Ali Enterprises, which we entered into simultaneously with entering into the Elvis Presley Enterprises license agreement, grants us the right to use Muhammad Ali-related intellectual property in connection with designing, constructing, operating, and promoting Muhammad Ali-themed real estate and attraction based properties, including Muhammad Ali-themed hotels and retreat centers, subject to certain restrictions, including, but not limited to, certain approval rights of Muhammad Ali Enterprises. We currently envision Muhammad Ali retreat centers as retreat locations, incorporating the intellectual property of Muhammad Ali, where groups, companies, and/or organizations can come to focus board and staff members on key issues such as strategic planning, enhancing communication, teamwork, collaboration, problem-solving and creative thinking, all utilizing the ideals of Muhammad Ali to drive and enhance their experience. Under the terms of the license agreement, we have the right to manufacture and sell merchandise relating to each Muhammad Ali property at the applicable property, but Muhammad Ali Enterprises will have final approval over such merchandise that we may sell. While we are continually exploring opportunities to use the Muhammad Ali-related intellectual property as described above, we have no current plans with respect to specific uses of the Muhammad Ali-related intellectual property.

Royalty Payments and Minimum Guarantees

We are required to pay to Muhammad Ali Enterprises an amount equal to 3% of gross revenues generated at any Muhammad Ali property, including gross revenues derived from lodging, entertainment attractions, ticket sales, sale of food and beverages and rental space, and 10% of gross revenues with respect to the sale of merchandise.

We are required to pay a guaranteed annual minimum royalty payment (against royalties payable for the year in question) to Muhammad Ali Enterprises of $1 million in each of 2007, 2008 and 2009, $2 million in each of 2010, 2011 and 2012, $3 million in each of 2013, 2014, 2015 and 2016 and increasing by 5% for each year thereafter. The initial payment (for 2007) under the license agreement, as amended, will be due on the earlier of the completion of the rights offering described elsewhere herein or April 1, 2008, provided that if the initial payment is made after December 1, 2007, it shall bear interest at the then current prime rate as quoted in The Wall Street Journal plus 3% per annum between December 1, 2007 and December 31, 2007, plus 3.5% per annum from January 1, 2008 through January 31, 2008, plus 4.0% from February 1, 2008 through February 29, 2008, and plus 4.5% from and after March 1, 2008.

Beginning on the effective date of the license, which is June 1, 2007, and ending on the date that is the eighth anniversary of the opening of the first Elvis Presley-themed hotel, we have the right to buy-out all remaining royalty payment obligations due to Muhammad Ali Enterprises under the license agreement by paying Muhammad Ali Enterprises $50 million. We would be required to buy-out royalty payments due to Elvis Presley Enterprises under the Elvis Presley license agreement at the same time that we exercise our buy-out right under the Muhammad Ali license agreement.

Termination Rights

Unless we exercise our buy-out right, either we or Muhammad Ali Enterprises will have the right to terminate the license upon the date that is the later of (i) 10 years after the effective date of the license, or (ii) the date on which our buy-out right expires. Thereafter, either we or Muhammad Ali Enterprises will again have the right to so terminate the license on each tenth anniversary of such date. In the event that we exercise our termination right, then (x) the Elvis Presley license agreement will also terminate and (y) we will pay to Muhammad Ali Enterprises a termination fee of $5 million. Upon any termination, the rights granted to us (and the rights granted to any project company to develop a Muhammad Ali-themed real estate property) will remain in effect with respect to all Muhammad Ali-related real estate properties that are open or under construction at the time of such termination, provided that royalties, but no minimum guarantees, continue to be paid to Muhammad Ali Enterprises.

The Riviera

In addition to our ownership of the Park Central site, through subsidiaries we own 1,410,363 shares of common stock in Riviera Holdings Corporation, which owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado. We acquired 573,775 of these shares on September 26, 2007 as a result of exercising an option in which we owned a 50% beneficial ownership interest to acquire an additional 1,147,550 shares of Riviera Holdings Corporation at a price of $23 per share. Our ownership of 1,410,363 shares of common stock in Riviera Holdings Corporation represents approximately 11.32% of the outstanding common stock of Riviera as of August 3, 2007. On May 16, 2007, we, through a subsidiary, submitted a proposal to the board of directors of Riviera Holdings Corporation to acquire through a merger the remaining outstanding shares of Riviera Holdings Corporation at a price of $34 per share. At that time the board of directors of Riviera Holdings Corporation rejected this offer.

We continue to explore an acquisition of Riviera Holdings Corporation with the goal of becoming a multi-property owner and operator in Las Vegas, Nevada. However, we have not entered into any agreements with Riviera Holdings Corporation related to the acquisition of Riviera. Pursuing an acquisition of Riviera Holdings Corporation is independent of our strategy to redevelop the Park Central site. We believe that an acquisition of Riviera Holdings Corporation would provide us with a competitive advantage in Las Vegas as an owner and operator of multiple gaming operations on the strip. No assurance can be given that we will be successful in acquiring Riviera Holdings Corporation. The price per share that we would be willing to pay in an acquisition of Riviera Holdings Corporation would be based on a number of factors, including, without limitation, the then prevailing market price per share of Riviera Holdings Corporation common stock, the assumption or repayment of outstanding indebtedness, if any, of Riviera Holdings Corporation, prevailing market conditions and our ability to finance the acquisition on reasonable terms. The $34 per share merger price that we proposed to the board of directors of Riviera Holdings Corporation in May 2007 is not indicative of the price we would be willing to pay at this time and should not be relied upon in calculating the total capital that could be necessary to consummate such an acquisition. Based on the closing price of Riviera Holdings Corporation’s common stock on March 6, 2008, which was $19.90 per share, Riviera Holdings Corporation has a market capitalization of $248 million (or $219.9 million excluding the shares we own). Our ability to consummate an acquisition of Riviera Holdings Corporation is dependent upon, among other things, our ability to raise the financing necessary to pay for such an acquisition.

Regulation and Licensing

Hospitality

Our proposed businesses will be subject to numerous laws, including those relating to the preparation and sale of food and beverages, such as health and liquor license laws. Our proposed businesses will also be subject to laws governing employees in our proposed hotels in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, our ability to implement our proposed hotel projects may be dependent upon our obtaining necessary building permits or zoning variances from local authorities.

Under the Americans with Disabilities Act, or ADA, all public accommodations are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although we expect to invest significant amounts to ensure that our hotels comply with ADA requirements, a determination that our hotels are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. We intend to be in compliance in all material respects with all statutory and administrative government regulations with respect to our proposed business when we become subject to such requirements.

Our proposed hotel properties and current commercial leasing activities of the Park Central site could expose us to environmental liabilities, including liabilities related to activities that predated our acquisition or operation of a property. Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property and may be held liable to a governmental entity or to third parties for property damages and for investigation and cleanup costs incurred by such parties in connection with the contamination. Environmental liability can be incurred by a current owner or operator of a property for environmental problems or violations that occurred on a property prior to acquisition or operation. These laws and regulations often impose cleanup responsibility and liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The liability under environmental laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site.

Gaming

Nevada

Introduction

The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under such Act, as well as various local ordinances. Once the hotel is open, the operations of our proposed casino on the Park Central site will be subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, which we refer to collectively as the Nevada Gaming Authorities.

Policy Concerns of Gaming Laws

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

•	preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

•	establishing and maintaining responsible accounting practices and procedures;

•	maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	preventing cheating and fraudulent practices; and

•	providing a source of state and local revenue through taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on our proposed Park Central site casino’s proposed gaming operations and our financial condition and results of operations.

Owner and Operator Licensing Requirements

Before we can open our proposed casino on the Park Central site, we will be required to seek approval from and be licensed by the Nevada Gaming Authorities as a company licensee. We would also be required to seek such approval and licensing in connection with an acquisition of Riviera Holdings Corporation. The licensing process consists of submitting a detailed application and undergoing a thorough investigation by the Nevada Gaming Authorities of the company and its key employees. As applicant, we would be required to pay all costs of investigation, and the Nevada Gaming Authorities may deny an application for licensing for any reason they deem reasonable.

If granted, the gaming license will not be transferable and may be conditioned or restricted. The requirements to maintain the gaming license include compliance with any conditions or restrictions placed on the gaming license, the payment of applicable fees and the periodic submission of detailed reports to the Nevada Gaming Authorities.

Nevada gaming regulations require a casino operator to have a minimum bankroll in cash physically at the casino to fund and support the gambling games. The bankroll is a predetermined amount for each gaming device and live game placed on the casino floor. Currently, Nevada gaming regulations require a minimum bankroll of $250 per slot machine and $2,000 for each live table game. Nevada gaming regulations also require a minimum bankroll of $4,000 for a pari-mutuel race book and $7,500 for sports book. The actual minimum bankroll for the Park Central site will depend upon the number of gaming devices and live table games placed on the casino floor upon opening of the Park Central site.

We cannot assure you that we will be able to obtain all approvals and licenses from the Nevada Gaming Authorities on a timely basis or at all. In the event that our key executives fail to obtain the required gaming licenses, their employment with us would be terminated and we would no longer have access to their experience and expertise.

Company Registration Requirements

Before we can open our proposed casino on the Park Central site, we will be required to be registered by the Nevada Gaming Commission as a publicly traded corporation, referred to as a registered company, for purposes of the Nevada Gaming Control Act. We will also be required to seek such a registration in connection with an acquisition of Riviera Holdings Corporation. Obtaining such registrations requires that we maintain a current ledger of the ownership of all shares of the company, provide detailed information as to the ownership, management and financial position of the company, and apply for an order of registration from the commission. The Nevada Gaming Authorities may make such investigation of the company or any of its officers, directors, securities holders or any other persons associated therewith as it deems necessary, and may deny granting an order of registration for any reason they deem reasonable. We cannot assure you that we can obtain an order of registration from the Nevada Gaming Authorities on a timely basis or at all.

We will be required to maintain and periodically submit detailed ownership, financial and operating reports to the Nevada Gaming Authorities and to provide any other information that the Nevada Gaming Authorities may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Authorities.

Individual Licensing Requirements

No person may become a stockholder or member of, or receive any percentage of the profits of, an intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors and certain key employees will be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Redemption or Mandatory Sale of Securities Owned By an Unsuitable Person

Our certificate of incorporation provides that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by our board of directors, we may redeem shares of our capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed by the board of directors to be the fair value of the securities to be redeemed. If we determine the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares as quoted on an inter-dealer quotation system, or if the closing price is not reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as we elect. In the event our board of directors determines that such a redemption would adversely affect us, we shall require such person and/or its affiliates to sell the shares of our capital stock subject to the redemption.

Consequences of Violating Gaming Laws

If the Nevada Gaming Commission decides that we violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming license. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate our proposed casino and, under specified circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

Requirements for Beneficial Securities Holders

Regardless of the number of shares held, any beneficial holder of our voting securities, may be required to file an application, be investigated and have that person’s suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If such beneficial holder of our voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company’s voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company’s voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders or interest holders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

•	other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

Our certificate of incorporation includes provisions intended to help us implement the above restrictions. See “Description of Capital Stock — Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration.”

Consequences of Being Found Unsuitable

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control

Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

•	pay that person any dividend or interest upon any voting securities;

•	allow that person to exercise, directly or indirectly, any voting right held by that person relating to our company;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

Gaming Laws Relating to Securities Ownership

The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

•	pays to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with the securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

We will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owner of any of our voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act. We do not know whether this requirement will be imposed on us.

Approval of Public Offerings

Once we become a registered gaming company, we may not make a public offering of our securities without the prior approval of the Nevada Gaming Authorities.

By regulation, the Nevada Gaming Authorities consider all relevant material facts in determining whether to grant an approval of public offerings. The Nevada Gaming Authorities may further consider not only the effects of the action or approval requested by the applicant, but whatever other facts are deemed relevant, including but not limited to the following:

•	The business history of the applicant, including its record of financial stability, integrity, and success of its operations.

•	The current business activities and interest of the applicant, as well as those of its executive officers, promoters, lenders, and other sources of financing, or any other individuals associated therewith.

•	The current financial structure of the applicant, as well as changes which could reasonably be anticipated to occur to such financial structure as a consequence of the proposed action of the applicant.

•	The gaming-related goals and objectives of the applicant, including a description of the plans and strategy for achieving such goals and objectives.

•	The adequacy of the proposed financing or other action to achieve the announced goals and objectives.

•	The equity investment, commitment or contribution of present or prospective directors, officers, principal employees, investors, lenders, or other sources of financing.

To avoid delays which might otherwise be occasioned by investigative, analytical or other processing time, prior approval is typically sought through a Shelf Approval process. Shelf Approvals are obtained by submitting an application to the Nevada Gaming Authorities and are generally subject to certain restrictions. Such restrictions may include a limited life for the Shelf Approval, the ability of the Nevada Gaming Authorities to rescind the approval for good cause shown, restrictions on the ability to encumber gaming subsidiaries and approval for gaming subsidiaries to guarantee performance of obligations evidenced by a security.

We cannot assure you that we can obtain approval of a shelf registration or any other registration in a timely manner, or at all. Neither can we assure you what restrictions may be placed on any future application for approval of a sale of our securities.

Approval of Changes in Control

Once we become a registered company, we will be required to obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

•	consolidation;

•	stock or asset acquisitions;

•	management or consulting agreements; or

•	any act or conduct by a person by which the person obtains control of us.

Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

Approval of Defensive Tactics

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licenses, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Once we become a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

Fees and Taxes

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

•	a percentage of the gross revenue received;

•	the number of gaming devices operated; or

•	the number of table games operated.

A casino entertainment tax is also paid by casino operators where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise. While we expect these fees and taxes to be significant, until we have an operating gaming facility it is impossible for us to determine with any specificity the impact such fees and taxes will have on our revenues.

Foreign Gaming Investigations

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons, collectively referred to herein as licensees, and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee’s or registrant’s participation in such foreign gaming. We may be subject to these investigations in the event that we acquire or construct a gaming facility in a jurisdiction outside of Nevada. For example, in the event that we acquire control of the Riviera, we would become the owners of the Blackhawk Casino in Blackhawk, Colorado, thereby making us subject to these provisions. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

•	knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

•	employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

License for Conduct of Gaming and Sale of Alcoholic Beverages

The conduct of gaming activities and the service and sale of alcoholic beverages at the casino on the Park Central site will be subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board. In addition to approving our company, the Clark County Liquor and Gaming Licensing Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. All licenses are revocable and are not transferable. The county agency has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

Competition

Las Vegas is the largest gaming market in the United States and is also one of the fastest growing leisure, lodging and entertainment markets in the United States. During the year ended December 31, 2006, the Las Vegas gaming and hotel markets continued their upward trends with, among other things, a 0.9% increase in visitation to 38.9 million visitors, a 10.9% increase in Las Vegas Strip gaming revenue and a 16.0% increase in average daily room rates, all as compared to the year ended December 31, 2005.

Many properties on the Las Vegas Strip have opened over the past ten years, including the Wynn, the Bellagio, Mandalay Bay Resort & Casino, the Palazzo, Paris Las Vegas, Planet Hollywood Resort and Casino and The Venetian. In addition, a number of existing properties on the Las Vegas Strip embarked on expansions during this period, including the Bellagio, the Luxor Hotel and Casino, Mandalay Bay Resort & Casino and Caesars Palace. Each of these properties incorporates a variety of commercial elements, including but not limited to hotel, casino, retail, entertainment and restaurant operations. As a result, the casino/hotel industry in Las Vegas is highly competitive across a broad array of categories. The Park Central site is located on the Las Vegas Strip and is anticipated to compete in each of the aforementioned categories with these and other luxury-oriented properties.

The Park Central site will also compete, to some extent, with other hotel/casino facilities in Nevada and Atlantic City, riverboat gaming facilities in other states, casino facilities on Native American lands and elsewhere in the world, state lotteries, and other forms of gaming. The continued proliferation of Native American gaming in California and elsewhere could have a negative impact on our operations. In particular, the legalization of casino gaming in or near metropolitan areas from which we attract customers, could have a negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas.

In addition to the existing casinos with which the Park Central site is anticipated to compete, several new resorts are expected to open on or near the Las Vegas Strip before 2011, each of which is expected to include a variety of commercial elements, including but not limited to hotel, casino, retail, entertainment and restaurant operations. The major projects, which have either been announced or are currently under construction include, but are not limited to:

•	Echelon Place — an approximately $4.0 billion development by Boyd Gaming located north of the Park Central site on the Las Vegas Strip.

•	City Center — an approximately $7.0 billion development by MGM Mirage located directly across the street from the Park Central site.

•	Cosmopolitan — an approximately $3 billion development by Condo Hotel Company currently under construction located north of the Park Central site on the northwest corner of Harmon Avenue and the Las Vegas Strip.

Employees

As of February 29, 2008, we directly and through our subsidiaries employed 20 people on a full time or part time basis. Though we expect to hire a substantial number of additional employees as we pursue our business plan, due to the early stage of our business, we are unable to estimate the number of employees that will ultimately be required to operate our business.

Legal Proceedings

In an action filed in New York County Supreme Court in 2005, two investors in The Robinson Group, LLC, a former tenant at the Hawaiian Marketplace located on Parcel 3 of the Park Central site, sued Metroflag BP and Paul Kanavos individually, alleging fraudulent inducement for them to invest in the Robinson Group and seeking damages. The New York court has dismissed all claims except for a claim based on a theory of negligent misrepresentation, we have filed an appeal of the decision relating to the remaining claim.

A dispute is pending with an adjacent property owner, Hard Carbon, LLC, an affiliate of Marriott International Inc. Hard Carbon, the owner of the Grand Chateau parcel adjacent to the Park Central site on Harmon Avenue was required to construct a parking garage in several phases. Metroflag BP was required to pay for the construction of up to 202 parking spaces for use by another unrelated property owner and thereafter not have any responsibility for the spaces. Hard Carbon submitted contractor bids to Metroflag BP which were not approved by Metroflag BP, as required pursuant to the Reciprocal Easement Agreement, or REA. Instead of invoking the arbitration provisions of the REA, Hard Carbon constructed the garage without getting the required Metroflag approval. Marriott, on behalf of Hard Carbon, is seeking reimbursement of approximately $7 million. In a related matter, Hard Carbon has asserted that we are responsible for sharing the costs of certain road widening work performed by Marriott off of Harmon Avenue, which work Marriott undertook without seeking Metroflag’s approval as required under the REA. Settlement discussions between the parties on both matters have resulted in a tentative settlement agreement which would require us to make an aggregate payment of $4.3 million, which was recorded by Metroflag BP in 2007 as capitalized development costs. $4.0 million has been placed in a segregated account for this purpose and is included in restricted cash on Metroflag’s most recent balance sheet.

Intellectual Property

We intend to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and third party nondisclosure and assignment agreements. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in one country as in another. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to our license agreements with subsidiaries of CKX, we have the right to use intellectual property or certain other proprietary rights related to Elvis Presley and Muhammad Ali that are owned or controlled by, or licensed to such CKX subsidiaries, including, without limitation, certain trademarks owned in connection with the design, construction, operation, advertising and promotion of certain real estate properties and the design, manufacture, sale and promotion of themed merchandise. If we wish to (i) use the trademarks in connection with the design, construction, operation and promotion of properties or attractions or the design, manufacture, sale, and promotion of related merchandise, in each case, outside the countries and product classes in which the trademarks are presently registered or where applications for registrations are pending, or (ii) use the trademarks in connection with products or services for which they have not been registered, we may request that the relevant CKX subsidiary register the trademark(s) in such territory or for such products or services and such CKX subsidiary will file, at its sole costs and expense, an application for registration of the applicable trademark(s) in the requested territory or product class and will take all other actions that are reasonably necessary to pursue such applications. Notwithstanding the foregoing, each CKX subsidiary may refuse to file a new application for good cause.

With respect to other Elvis Presley or Muhammad Ali-related trademarks that are not owned by such CKX subsidiaries, or similar thereto or derivative thereof, and that we adopt for use in connection with a themed property in accordance with the license agreements, we have the right to own such trademarks and file such applications and registrations for use solely in connection with hotel and casino services (but not gaming or gambling equipment or products), in the case of Elvis Presley related trademarks, and lodging property services in the case of Muhammad Ali-related trademarks.

In February 2005, CKX acquired 85% of Elvis Presley Enterprises Inc. and 85% of Elvis Presley Enterprises, LLC, which together own the name, image, likeness, certain trademarks and other intellectual property related to Elvis Presley. The Presley acquisition was effected pursuant to an agreement with The Promenade Trust, whose sole beneficiary is Lisa Marie Presley. The Trust historically directly owned and operated the assets and businesses of Elvis Presley which existed at the time of his death and owned and operated the businesses and assets acquired and/or created after Elvis’ death through its ownership of 100% of Elvis Presley Enterprises, Inc. Prior to consummation of the Presley Acquisition, the Trust contributed the Presley assets and businesses not owned by Elvis Presley Enterprises Inc. to a newly formed Tennessee limited liability company, Elvis Presley Enterprises, LLC. As a result of the acquisition of Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises LLC as described above, CKX succeeded to ownership and control of the intellectual property held in such companies.

In April 2006, CKX acquired from Muhammad Ali an 80%-interest in the name, image, likeness and all other rights of publicity of Muhammad Ali, certain trademarks owned by Mr. Ali and his affiliates and the rights to all existing Ali license agreements. CKX contributed these assets to, and operates the Muhammad Ali business through, Muhammad Ali Enterprises, LLC, which was formerly named G.O.A.T. LLC.

Our rights to the Elvis Presley and Muhammad Ali-related intellectual property are only those as are specifically set forth in the respective license agreements. We may only exploit such intellectual property in the categories and in the manners specifically provided for in the agreements. Elvis Presley Enterprises and Muhammad Ali Enterprises exploit their intellectual property in numerous commercial categories to which we have no right. We do not participate in any way in such commercial exploitations nor can we prevent such uses.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

FX Real Estate and Entertainment Inc. was recently organized as a Delaware corporation in preparation for the CKX Distribution. On September 26, 2007, holders of common membership interests in FX Luxury Realty, LLC, a Delaware limited liability company, exchanged all of their common membership interests for shares of common stock of FX Real Estate and Entertainment. Following this reorganization, FX Real Estate and Entertainment owns 100% of the outstanding common membership interests of FX Luxury Realty. We hold our assets and conduct our operations through our subsidiary FX Luxury Realty and its subsidiaries. All references to FX Real Estate and Entertainment for the periods prior to the date of the reorganization shall refer to FX Luxury Realty and its consolidated subsidiaries. For all periods as of and subsequent to the date of the reorganization, all references to FX Real Estate and Entertainment shall refer to FX Real Estate and Entertainment and its consolidated subsidiaries, including FX Luxury Realty.

Prior to May 11, 2007, the date upon which Flag Luxury Properties contributed its interests in the Metroflag entities which directly owned 50% of the Park Central site to FX Luxury Realty, FX Luxury Realty was a company with no operations. The following summary historical data is derived from the financial statements of FX Real Estate and Entertainment, FX Luxury Realty and Metroflag (as predecessor) appearing elsewhere in this prospectus and should be read in conjunction with our consolidated financial statements and notes thereto and Metroflag’s Combined Financial Statements and Notes thereto, included elsewhere in this prospectus, as well as the information appearing in “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Unaudited Pro Forma Condensed Consolidated Financial Information is being presented to reflect the pro forma impact of (i) the consummation of the various transactions that resulted in our acquisition of the 50% of the Metroflag entities that we did not already own on July 5, 2007 and the related financing and (ii) the consummation of the rights offering and use of the related proceeds.

Purchase of Additional 50% Interest in Metroflag

On July 6, 2007, we acquired the 50% we did not own of the Metroflag entities that collectively own the Park Central site. As a result of this purchase, we own 100% of Metroflag and have consolidated the operations of Metroflag from this date. The total consideration paid for the remaining 50% interest in Metroflag was $180 million.

Park Central Loan

On July 6, 2007, Metroflag increased the size of its senior loan from an affiliate of Credit Suisse from $370 million to $475 million. The loan is secured by Metroflag’s interest in the Park Central site. The additional loan proceeds were used to provide funding for the acquisition of the other 50% of Metroflag and to increase the amount held by Metroflag in escrow accounts to fund future pre-development spending and interest on the debt. The loans, which are comprised of three separate tranches, expire on July 6, 2008, but can be extended for up to two six month periods by Metroflag, subject to specified conditions.

Rights Offering and Use of Related Proceeds

Pursuant to this prospectus, we are distributing in a rights offering to Holders at no charge transferable subscription rights to purchase one share of our common stock for every two shares of common stock owned as of the Record Date at a cash subscription price of $10.00 per share. No fractional subscription rights will be distributed in the rights offering. Therefore, each Holder will receive such number of transferable subscription rights equal to the number of shares of our common stock owned as of the Record Date that are evenly divisible by two. Anticipated proceeds are expected to be approximately $98.7 million, for a fully subscribed issuance of 9,871,674 shares of common stock. Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P., one of our principal stockholders, have agreed to purchase shares that are not otherwise subscribed for in the rights offering, if any, at the same $10.00 per share subscription price. The first $76 million of proceeds from the rights offering will be used to satisfy certain current obligations as more fully described under “Use of Proceeds.”

Basis of Presentation of Unaudited Pro Forma Condensed Consolidated Financial Information

Our Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2007 reflects the receipt and use of the related proceeds from the rights offering and the issuance of 9,871,674 shares of our common stock (assuming full subscription in the rights offering) as if the rights offering had been completed on December 31, 2007. The number of shares outstanding prior to the rights offering of 39,290,247 shares as of December 31, 2007 represent the actual number of shares outstanding on December 31, 2007.

Our Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007 is presented as if we had completed on January 1, 2007 (i) the various transactions that resulted in our acquisition of the 50% interest of Metroflag that we did not already own on July 6, 2007 and the related financing and (ii) the rights offering and use of the related proceeds.

Metroflag is our predecessor company. Therefore, the operations of Metroflag are reflected in the pro forma adjustments for the year ended December 31, 2007.

Our Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon available information and upon certain estimates and assumptions as described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. These estimates and assumptions are preliminary and have been made solely for purposes of developing these Unaudited Pro Forma Condensed Consolidated Financial Statements. The allocation of the purchase price of Metroflag is preliminary and may be adjusted for changes in the valuations of the fair value of the assets acquired and liabilities assumed.

Our Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon, and should be read in conjunction with, our historical financial statements and the related notes to such financial statements and the historical financial statements of Metroflag, the predecessor to FX Luxury Realty.

Our Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified. Metroflag derived revenue primarily from commercial leasing activities on the properties comprising the Park Central site. Due to the fact that our business plan going forward involves a redevelopment of the Park Central site, we will cease engaging in these commercial leasing activities as our development projects are implemented. As such, our Unaudited Pro Forma Condensed Consolidated Financial Statements are not representative of our planned business going forward or indicative of our future operating and financial results. These financial statements should not be relied upon by you to evaluate our business and financial condition going forward.

FX Real Estate and Entertainment Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2007
(amounts in thousands)

		Rights
		Offering
		and Use
		of Proceeds
	Actual	Adjustments	Pro Forma
	(Note 1D)

ASSETS
Current assets:
Cash and cash equivalents	$2,559	$98,717	$27,555
		(30,000)
		(1,250)
		(23,000)
		(6,000)
		(1,020)
		(10,000)
		(1,951)
		(500)
Restricted cash	60,350		60,350
Marketable securities	43,439		43,439
Rent and other receivables	1,016		1,016
Deferred financing costs, net	6,714		6,714
Other current assets	1,031		1,031

Total current assets	115,109	24,996	140,105
Investment in real estate, net	561,653		561,653
Acquired lease intangible assets, net	1,222		1,222

TOTAL ASSETS	$677,984	$24,996	$702,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,809	$	$10,809
Accrued license fees	10,000	(10,000)	—
Debt	475,000		475,000
Note payable	30,674	(23,000)	7,674
Due to related parties	4,042	(1,020)	1,071
		(1,951)
Other current liabilities	1,114		1,114

Total current liabilities	531,639	(35,971)	495,668
Related party debt	6,000	(6,000)	—
Other long-term liabilities	191		191

Total liabilities	537,830	(41,971)	495,859
Contingent redeemable stockholders’ equity	180	(180)	—
Stockholders’ equity:
Common stock, $0.01 per value: authorized 300,000,000 shares, 39,290,247 shares issued and outstanding	393		393
Additional paid-in-capital	219,781	98,717	286,928
		(30,000)
		(500)
		180
		(1,250)
Accumulated deficit	(77,739)		(77,739)
Accumulated other comprehensive loss	(2,461)		(2,461)

Total stockholders’ equity	139,974	67,147	207,121

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$677,984	$24,996	$702,980

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

FX Real Estate and Entertainment Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For The Year Ended December 31, 2007
(amounts in thousands, except share and per share information)

			Metroflag		Pro Forma
		FX Real	Acquisition, Related		Condensed
		Estate and	Financing,		Consolidated
	Metroflag (Predecessor)	Entertainment	Rights Offering		January 1 –
	January 1-May 10,	May 11-December 31,	and Other		December 31,
	2007	2007	Adjustments		2007
			(Note 1)

Revenue	$2,079	$3,070	$942	A	$6,091
Operating expenses:
License fees	—	10,000			10,000
Selling, general and administrative expenses	421	6,874	69	A	7,364
Depreciation and amortization	128	116	54	A	298
Operating and maintenance	265	276	84	A	625
Real estate taxes	153	194	66	A	413
Impairment of capitalized development costs	—	12,672			12,672

Total operating expenses	967	30,132	273		31,372

Operating income (loss)	1,112	(27,062)	669		(25,281)
Interest income (expense), net	(14,444)	(30,657)	(7,359	)B	(58,786)
			(7,609	)A
			1,283	C
Other income (expense)	—	(6,358)			(6,358)
Loss from retirement of debt	(3,507)	—			(3,507)

Loss before equity in earnings (loss) of unconsolidated affiliates, minority interest and incidental operations	(16,839)	(64,077)	(13,016)		(93,932)
Equity in earnings (loss) of unconsolidated affiliates	—	(4,969)	4,969	A	—
Minority interest	—	680			680
Loss from incidental operations	(7,790)	(9,373)	(2,997	)A	(20,160)

Net loss	$(24,629)	$(77,739)	$(11,044)		$(113,412)

Basic and diluted loss per share		$(1.98)			$(2.31)

Basic and diluted average number of common shares outstanding		39,290,247			49,161,921	E

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(amounts in thousands)

1.	Pro Forma Adjustments

These adjustments are necessary to present our pro forma results of operations for the year ended December 31, 2007 to reflect our purchase of the additional 50% interest in Metroflag on July 6, 2007 and the related financing and the rights offering and use of the related proceeds.

A.	To convert our interest in Metroflag from an investment accounted for under the equity method to a consolidated entity due to our acquisition of the 50% of Metroflag we did not already own. This entry eliminates our 50% equity interest in affiliate recorded for the period from May 11, 2007 to July 5, 2007 of $5.0 million, so as to present the results of Metroflag as a consolidated subsidiary for the year ended December 31, 2007.

B.	To reflect incremental pro forma interest expense of $7.4 million for the period January 1, 2007 to July 5, 2007, respectively, on the $105 million of additional borrowings incurred to partially fund the purchase of the remaining 50% interest in Metroflag at an interest rate of 14.5%.

C.	To eliminate historical interest expense of $1.3 million on the borrowings from an affiliate of Credit Suisse, Flag Luxury Properties and CKX for the year ended December 31, 2007.

Credit Suisse loan	$1,025
Flag loan	77
Borrowing under CKX line of credit	181

Pro forma adjustment	$1,283

D.	To reflect the anticipated proceeds of $98.7 million and use of proceeds of the rights offering. This reflects the required payment of $30 million of the $45 million priority distribution to Flag Luxury Properties, repayment of the $23 million loan from an affiliate of Credit Suisse, repayment of $1 million owed to Flag Luxury Properties, repayment of $6 million to CKX that had been drawn down under a line of credit, payment of $10.0 million of aggregate guaranteed license fees due under the Elvis Presley and Muhammad Ali license agreements with subsidiaries of CKX, payment of $1.9 million to related parties for shared service charges incurred through December 31, 2007, payment of $0.5 million for Huff commitment fees and $1.25 million of rights offering expenses.

E.	To reflect 49,161,921 weighted average pro forma common shares outstanding as of December 31, 2007 representing 39,290,247 actual shares outstanding at December 31, 2007 and 9,871,674 shares issued in connection with the rights offering. The pro forma common shares outstanding do not include 500,000 shares of common stock purchased by Barry Shier, our Chief Operating Officer, on January 3, 2008. The number of shares of our common stock that will be outstanding immediately after the completion of the rights offering will be 49,661,921, assuming full subscription.

FX Luxury Realty and Metroflag have historically operated as partnerships and, therefore, have not been subject to income taxes. As a result of the reorganization transactions described elsewhere herein, we are a corporation subject to corporate income taxes. No adjustments have been reflected for income taxes in the accompanying pro forma condensed consolidated statements of operations, as we have incurred substantial losses during the periods presented in the pro forma financial statements and have substantial doubts about our ability to utilize any future tax benefits arising therefrom.

We expect to incur incremental corporate expenses over our historical expense levels as we pursue redevelopment of the Park Central site and pursues similar real estate and attraction based projects throughout the world. We have yet to commit to any significant incremental expenses; the degree and timing of committing to and incurring such expenses is dependent on our executing our business plans; therefore, no pro forma adjustment can be estimated at this time.

SELECTED HISTORICAL FINANCIAL INFORMATION

FX Real Estate and Entertainment Inc. was recently organized as a Delaware corporation in preparation for the CKX Distribution. On September 26, 2007, holders of common membership interests in FX Luxury Realty, LLC, a Delaware limited liability company, exchanged all of their common membership interests for shares of common stock of FX Real Estate and Entertainment. Following this reorganization, FX Real Estate and Entertainment owns 100% of the outstanding common membership interests of FX Luxury Realty. We hold our assets and conduct our operations through FX Luxury Realty and its subsidiaries. All references to FX Real Estate and Entertainment for the periods prior to the date of the reorganization shall refer to FX Luxury Realty and its consolidated subsidiaries. For all periods as of and subsequent to the date of the reorganization, all references to FX Real Estate and Entertainment shall refer to FX Real Estate and Entertainment and its consolidated subsidiaries, including FX Luxury Realty.

Prior to May 11, 2007, the date upon which Flag Luxury Properties contributed its interests in the Metroflag entities which directly owned 50% of the Park Central site to FX Luxury Realty, FX Luxury Realty was a company with no operations. The following historical data is derived from the financial statements of FX Real Estate and Entertainment, FX Luxury Realty and Metroflag (as predecessor) appearing elsewhere in this prospectus and should be read in conjunction with our consolidated financial statements and notes thereto and Metroflag’s Combined Financial Statements and Notes thereto, included elsewhere in this prospectus, as well as the information appearing in “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our selected historical financial data for the period from May 11, 2007 through December 31, 2007 includes the results of Metroflag accounted for under the equity method of accounting through July 5, 2007 and reflect the consolidation of Metroflag from July 6, 2007 through December 31, 2007. Our selected statement of operations data for the period from January 1, 2007 to May 10, 2007 reflects the results of Metroflag for the entire period (as predecessor).

Our selected historical financial data for each of the four years ended December 31, 2006 and as of December 31, 2003, 2004, 2005 and 2006 is represented by Metroflag (as predecessor) which have been derived from Metroflag’s audited Combined Financial Statements and Notes thereto, as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, and should be read in conjunction therewith. Metroflag’s selected historical financial data as of December 31, 2003 and 2004 and for the year ended December 31, 2003 have been derived from the unaudited Combined Financial Statements and Notes thereto as of December 31, 2003 and 2004 and for the year ended December 31, 2003, which are not included within this prospectus.

In the opinion of management, Metroflag’s unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our results of operations for these periods and financial position at those dates. This prospectus includes historical financial statements and pro forma financial information of our predecessor, Metroflag, based on its historical businesses and operations. Metroflag derived revenue primarily from commercial leasing activities on the properties comprising the Park Central site. Due to the fact that our business plan going forward involves a phased redevelopment of the Park Central site, we will cease engaging in these commercial leasing activities as our development projects are implemented. As such, the historical financial statements included in this prospectus are not representative of our planned business going forward or indicative of our future operating and financial results. These financial statements should not be relied upon by you to evaluate our business and financial condition going forward.

	FX Real Estate and Entertainment Inc.
	Metroflag (Predecessor)					FX Real Estate
					January 1 –	and Entertainment Inc.
	Year Ended December 31,				May 10,	May 11, 2007 –
	2003	2004	2005	2006	2007	December 31, 2007(a)
	(unaudited)
(amounts in thousands,
except share and per share data)
Statement of Operations Data:
Revenue	$6,505	$10,703	$4,888	$5,581	$2,079	$3,070
Operating expenses (excluding depreciation and amortization)	5,402	7,968	861	1,290	839	30,016
Depreciation and amortization	782	1,534	379	358	128	116
Operating income (loss)	321	1,201	3,648	3,933	1,112	(27,062)
Interest income (expense), net	(1,344)	(4,247)	(15,684)	(26,275)	(14,444)	(30,657)
Other income (expense)	—	—	—	—	—	(6,358)
Loss from retirement of debt	—	(5,000)	(2,967)	—	(3,507)	—
Loss before equity in earnings (loss) of affiliates, minority interest and incidental operations	(1,023)	(8,046)	(15,003)	(22,342)	(16,839)	(64,077)
Equity in earnings (loss) of affiliate	—	—	—	—	—	(4,969)
Minority interest	—	—	—	—	—	680
Loss from incidental operations(b)	—	—	(9,242)	(17,718)	(7,790)	(9,373)

Net loss	$(1,023)	$(8,046)	$(24,245)	$(40,060)	$(24,629)	$(77,739)

Basic and diluted loss per share						$(1.98)

Basic and diluted average number of common shares outstanding						39,290,247

(a)	For the period May 11, 2007 to July 5, 2007, we accounted for our interest in Metroflag under the equity method of accounting because we did not have control with our then 50% ownership interest. Effective July 6, 2007, with our purchase of the 50% of Metroflag that we did not already own, we consolidated the results of Metroflag.

(b)	In 2005, Metroflag adopted a formal redevelopment plan covering certain of the properties which resulted in the operations relating to these properties being reclassified as incidental operations in accordance with Statement of Financial Accounting Standards No. 67, Accounting for the Costs and Initial Operations of Real Estate Projects.

FX Real Estate and Entertainment Inc.

					FX Real
					Estate and
	Metroflag (Predecessor)				Entertainment Inc.
	As of December 31,				As of December 31,
	2003	2004	2005	2006	2007
	(unaudited)
(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,885	$1,741	$3,457	$1,643	$2,559
Other current assets	982	1,178	4,255	13,020	112,550
Investment in real estate, at cost	65,725	89,739	202,639	280,574	561,653
Total assets	69,463	103,599	221,084	296,607	677,984
Current liabilities (excluding current portion of debt)	670	1,671	2,613	7,119	24,945
Debt	63,737	84,270	200,705	313,635	512,694
Total liabilities	65,948	87,201	205,665	321,346	537,830
Stockholders’/Members’ equity	3,515	16,398	15,419	(24,739)	139,974

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

FX Real Estate and Entertainment Inc. was organized as a Delaware corporation in preparation for the CKX Distribution. On September 26, 2007, holders of common membership interests in FX Luxury Realty, LLC, a Delaware limited liability company, exchanged all of their common membership interests for shares of common stock of FX Real Estate and Entertainment. Following this reorganization, FX Real Estate and Entertainment owns 100% of the outstanding common membership interests of FX Luxury Realty. We hold our assets and conduct our operations through our subsidiary FX Luxury Realty and its subsidiaries. All references to FX Real Estate and Entertainment for the periods prior to the date of the reorganization shall refer to FX Luxury Realty and its consolidated subsidiaries. For all periods as of and subsequent to the date of the reorganization, all references to FX Real Estate and Entertainment shall refer to FX Real Estate and Entertainment and its consolidated subsidiaries, including FX Luxury Realty.

FX Luxury Realty was formed on April 13, 2007. On May 11, 2007, Flag Luxury Properties, a privately owned real estate development company, contributed to FX Luxury Realty its 50% ownership interest in the Metroflag entities in exchange for all of the membership interests of FX Luxury Realty. On June 1, 2007, FX Luxury Realty acquired 100% of the outstanding membership interests of RH1, LLC and Flag Luxury Riv, LLC, which together own shares of common stock of Riviera Holdings Corporation, a publicly traded company which owns and operates the Riviera Hotel and Casino in Las Vegas, Nevada, and the Blackhawk Casino in Blackhawk, Colorado. On June 1, 2007, CKX contributed $100 million in cash to FX Luxury Realty in exchange for a 50% common membership interest therein. As a result of CKX’s contribution, each of CKX and Flag Luxury Properties owned 50% of the common membership interests in FX Luxury Realty, while Flag Luxury Properties retained a $45 million preferred priority distribution in FX Luxury Realty.

On May 30, 2007, FX Luxury Realty entered into an agreement to acquire the remaining 50% ownership interest in the Metroflag entities from an unaffiliated third party for total consideration of $180 million in cash, $172.5 million of which was paid in cash at closing and $7.5 million of which was an advance payment made in May 2007 (funded by a $7.5 million loan from Flag Luxury Properties). The cash payment at closing on July 6, 2007 was funded from $92.5 million cash on hand and $105.0 million in additional borrowings under the Park Central Loan, which amount was reduced by $21.3 million deposited into a restricted cash account to cover debt service commitments and $3.7 million in debt issuance costs. The $7.5 million loan from Flag Luxury Properties was repaid on July 9, 2007. As a result of this purchase, FX Luxury Realty now owns 100% of Metroflag, and therefore consolidates the operations of Metroflag beginning on July 6, 2007.

The following management’s discussion and analysis of financial condition and results of operations is based on the historical financial condition and results of operations of Metroflag, as predecessor, rather than those of FX Luxury Realty, for the period prior to May 11, 2007.

The historical financial statements of Metroflag and related management’s discussion and analysis of financial condition and results of operations reflect Metroflag’s ownership of 100% of the Park Central site. Therefore, these financial statements are not directly comparable to FX Luxury Realty’s financial statements prior to July 6, 2007 which account for FX Luxury Realty’s 50% ownership of Metroflag under the equity method of accounting. As a result of the acquisition of the remaining 50% interest in Metroflag on July 6, 2007, we have made changes to the historical capital and financial structure of our company, which are noted below under “— Liquidity and Capital Resources.”

Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the historical financial statements and notes thereto for Metroflag and “Selected Historical Financial Information” included elsewhere herein. However, management’s discussion and analysis of financial condition and results of operations and such historical financial statements and information should not be relied upon by you to evaluate our business and financial condition going forward because they are not representative of our planned business going forward or indicative of our future operating and financial results. For example, as described below and in the historical financial statements and information included elsewhere in this prospectus, our predecessors derived revenue primarily from commercial leasing activities on the properties comprising the

Park Central site. We intend to cease engaging in these commercial leasing activities as we implement our redevelopment of the Park Central site.

FX Real Estate and Entertainment Operating Results

Our results for the period from inception (May 11, 2007) to December 31, 2007 reflects our accounting for our investment in Metroflag as an equity method investment from May 11, 2007 through July 5, 2007 because we did not maintain control, and on a consolidated basis from July 6, 2007 through December 31, 2007 due to the acquisition of the remaining 50% of Metroflag that we did not already own on July 6, 2007.

On September 26, 2007, we exercised the Riviera option, acquiring 573,775 shares in Riviera for $13.2 million. We recorded a $6.4 million loss on the exercise, reflecting a decline in the price of Riviera’s common stock from the date the option was acquired. The loss was recorded in other expense in the consolidated statements of operations.

Our results reflected $3.1 million in revenue and $30.1 million in operating expenses. Included in operating expenses is $10.0 million in license fees, representing the 2007 guaranteed annual minimum royalty payments under the license agreements with Elvis Presley Enterprises and Muhammad Ali Enterprises. Our operating expenses in 2007 include an impairment charge related to the write-off of approximately $12.7 million of capitalized development costs as a result of a change in development plans for the Park Central site.

For the period from May 11, 2007 to December 31, 2007, we had $30.7 million in net interest expense, including $30.5 million for Metroflag which was included in our consolidated results commencing July 6, 2007.

We are subject to federal, state and city income taxation. Our operations predominantly occur in Nevada, and Nevada does not impose a state income tax. As such, we should incur minimal state income taxes.

We have calculated our income tax liability based upon a short taxable year as we were initially formed on June 15, 2007. While we are considered the successor of FX Luxury Realty and the Metroflag Entities for purposes of U.S. generally accepted accounting principles (“GAAP”), it should not be considered as a successor for purposes of U.S. income tax. Thus, we should not have inherited any tax obligations or positions from these other entities.

We expect to generate net operating losses in the foreseeable future and, therefore, have established a valuation allowance against the deferred tax asset.

Metroflag Operating Results

The Park Central site consists of six contiguous land parcels that comprise a collective 17.72 acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada. The property is occupied by a motel and several retail and commercial tenants with a mix of short and long-term leases. The historical business of Metroflag was to acquire the parcels and to engage in commercial leasing activities. All revenues are derived from these commercial leasing activities and include minimum rentals and percentage rentals on the retail space.

We are in the conceptual design stage of developing a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site.

In 2005 and as revised in 2007, we adopted formal redevelopment plans covering certain of the parcels comprising the Park Central site which resulted in the operations related to these properties being reclassified as incidental operations in accordance with SFAS No. 67. In the fourth quarter of 2007, we revised the redevelopment plan as well as the properties classified as incidental operations.

The following Metroflag results of operations for the years ended December 31, 2007 and 2006 are not representative of our ongoing results since we accounted for our investment in Metroflag under the equity method of accounting from May 11, 2007 through July 5, 2007 and consolidated Metroflag’s operations from July 6, 2007 through December 31, 2007.

Given the significance of the Metroflag operations to our current and future results of operations and financial condition, we believe that an understanding of Metroflag’s reported results, trends and performance is enhanced by presenting its results of operations on a stand-alone basis for the years ended December 31, 2007 and 2006. This stand-alone financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of January 1, 2006.

Metroflag Results for the Years Ended December 31, 2007 and 2006

	January 1,	May 11,
	2007	2007
	Through	through
(amounts in thousands)	May 10, 2007	December 31, 2007	2007	2006	Variance

Revenue	$2,079	$4,012	$6,091	$5,581	$510
Operating expenses	(839)	(13,712)	(14,551)	(1,290)	(13,261)
Depreciation and amortization	(128)	(171)	(299)	(358)	59

Income from operations	1,112	(9,871)	(8,759)	3,933	(12,692)
Interest expense, net	(14,444)	(37,294)	(51,738)	(26,275)	(25,463)
Loss from early retirement of debt	(3,507)	—	(3,507)	—	(3,507)
Loss from incidental operations	(7,790)	(12,371)	(20,161)	(17,718)	(2,443)

Net loss	$(24,629)	$(59,536)	$(84,165)	$(40,060)	$(44,105)

Revenue

Revenue increased $0.5 million, or 9.1%, to $6.1 million in 2007 as compared to 2006 due to a change in lease term necessary to straight-line rental revenue. Without this, there would have been a $0.4 million decrease in revenue in 2007 as compared to 2006 due to the classification of additional operations as incidental operations.

Operating Expenses

Overall operating expenses increased $13.3 million in 2007 from 2006 due to an impairment charge related to the write-off of approximately $12.7 million of capitalized development costs as a result of a change in development plans. Other operating expenses, primarily maintenance, real estate taxes and general and administrative costs increased $0.6 million, or 45.7%, to $1.9 million in 2007 as compared to 2006 primarily due to an increase in general and administrative expenses related to the $0.8 million settlement of the Robinson Group LLC litigation and legal fees associated with the litigation.

Depreciation and Amortization Expense

Depreciation and amortization expense declined by $0.1 million, or 16.5%, to $0.3 million in 2007 as compared to 2006.

Interest Income/Expense

Interest expense, net increased $25.5 million, or 96.9%, to $51.7 million in 2007 as compared to 2006 due to additional mortgage loans used to acquire the remaining 50% ownership interest in the Metroflag entities and the full year impact of these incremental borrowings as well as the amortization of the incremental deferred financing costs.

Loss from Early Retirement of Debt

Metroflag expensed $3.5 million in costs associated with the retirement of prior debt financing in 2007.

Loss from Incidental Operations

Loss from incidental operations increased $2.4 million, or 13.8%, to $20.2 million in 2007 as compared to 2006 primarily due to the classification of additional operations as incidental operations.

Metroflag Operating Results for the Years Ended December 31, 2006 and 2005

Revenue

Revenue increased $0.7 million, or 14.2%, to $5.6 million in 2006 as compared to 2005 due to additional billings of common area maintenance and other revenues. The increase also was due to the full year impact of two land parcels that were purchased in 2005.

Operating Expenses

Operating expenses, primarily maintenance, real estate taxes and general and administrative costs, increased $0.4 million, or 49.9%, to $1.3 million in 2006 as compared to 2005. Operating and maintenance expenses increased $0.4 million to $0.8 million in 2006 as compared to 2005 due to the additional property purchases as the company managed several additional retail sites. General and administrative expenses was unchanged at $0.1 million in 2006 as compared to 2005. Real estate taxes increased $0.1 million to $0.4 million in 2006 due to the full year impact of properties that we purchased in 2005 and increased property assessments.

Depreciation and Amortization Expense

Depreciation and amortization expense was unchanged at $0.4 million in 2006.

Interest Income/Expense

Interest expense increased $10.6 million, or 67.5%, to $26.3 million in 2006 as compared to 2005 due to additional mortgage loans of $100.9 million to finance the additional property purchases in 2006, the full year impact of the 2005 incremental borrowings, and amortization of incremental deferred financing costs.

Loss from Forfeit on Deposit and Early Retirement of Debt

In 2005, Metroflag expensed $3.0 million in costs associated with the early prepayment and retirement of mortgage loans.

Loss from Incidental Operations

Loss from incidental operations increased $8.5 million, or 91.7%, to $17.7 million in 2006 due to higher depreciation and amortization of $9.5 million and higher operating costs of $0.8 million due to the inclusion of an additional property parcel, which were partially offset by increased revenues of $1.8 million also due to the inclusion of the additional property parcel.

Liquidity and Capital Resources

Introduction — The historical financial statements and financial information of our predecessors included in this prospectus are not representative of our planned business going forward or indicative of our future operating and financial results. Our current cash flow and cash on hand of $2.6 million at December 31, 2007 is not sufficient to fund our current operations or to pay obligations that come due over the next six months, including paying the minimum annual guaranteed license fees under our Elvis Presley and Muhammad Ali-related license agreements, which aggregate $10 million and are due on April 1, 2008, our $23 million Riv loan, which is due on March 15, 2008, and our $475 million Park Central Loan, which matures on July 6, 2008, subject to our conditional right to extend as described below. We intend to use proceeds from this rights offering and, if applicable, sales under the related investment agreements to repay the Riv loan (as more fully described below) and to fund the minimum license fee payments, in addition to satisfying certain other obligations and working capital requirements. If we are unable to complete this rights offering or receive the amounts provided for under the related investment agreements, we will need to seek alternative financing to satisfy the aforementioned obligations under the license agreements and the Riv loan when due and fund our working capital needs beyond April 2008. Even if we complete this rights offering and, if applicable, sales under the related investment agreements, we will need to seek additional financing prior to July 6, 2008 in order to obtain an extension of the Park Central Loan. We have no current plans with respect to securing any such financing and there can be no guarantee that we will be able to secure such financing on terms that are favorable to our business or at all. See “Risk Factors — Risks Related to Our Business — Our current cash flow is not sufficient to meet our current obligations and we will need to obtain additional financing” and “— We are highly leveraged and we may have difficulty obtaining additional financing.”

Our independent registered public accounting firm’s report dated March 3, 2008 in our consolidated financial statements on page F-2 includes an explanatory paragraph indicating substantial doubt as to our ability to continue as a going concern.

Most of our assets are encumbered by our debt obligations as described below.

Riv Loan — On June 1, 2007, FX Luxury Realty entered into a $23 million loan with an affiliate of Credit Suisse. Proceeds from this loan were used for: (i) the purchase of the membership interests in RH1, LLC for $12.5 million from an affiliate of Flag Luxury Properties; (ii) payment of $8.1 million of the purchase price for the membership interests in Flag Luxury Riv, LLC; and (iii) repayment of $1.2 million to Flag Luxury Properties for funds advanced for the purchase of the 50% economic interest in the option to purchase an additional 1,147,550 shares of Riviera Holdings Corporation at a price of $23 per share. The Riv loan is personally guaranteed by Robert F.X. Sillerman. The Riv loan, as amended on September 24, 2007, December 6, 2007 and February 27, 2008, is due and payable on March 15, 2008. We are also required to make mandatory pre-payments under the Riv loan out of certain proceeds from equity transactions as defined in the loan documents. The Riv loan bears interest at a rate of LIBOR plus 250 basis points. The interest rate on the Riv loan at December 31, 2007 was 7.625%. Pursuant to the terms of the Riv loan, FX Luxury Realty was required to establish a segregated interest reserve account at closing. At December 31, 2007, FX Luxury Realty had $0.6 million on deposit in this interest reserve fund which has been classified as restricted cash on the accompanying consolidated balance sheet. Mr. Sillerman has notified the Company that he intends to subscribe and pay for all 3,037,365 shares underlying his rights immediately upon commencement of the rights offering. We intend to use $23 million of the proceeds from this purchase to repay the Riv loan prior to its maturity on March 15th.

Park Central Loan — On May 11, 2007, an affiliate of Credit Suisse entered into a $370 million senior secured credit term loan facility relating to the Park Central site, the proceeds of which were used to repay the then-existing mortgages on the Park Central site. The borrowers were BP Parent, LLC, Metroflag BP, LLC and Metroflag Cable, LLC, subsidiaries of FX Luxury Realty. The loan was structured as a $250 million senior secured loan and a $120 million senior secured second lien loan. On July 6, 2007, simultaneously with FX Luxury Realty’s acquisition of the remaining 50% ownership interest in Metroflag, we amended the senior secured credit term loan facility, increasing the total amounts outstanding under the senior secured loan, referred to herein as the Park Central Senior Loan, and senior secured second lien loan, referred to herein as the Park Central Second Lien Loan, to $280 million and $195 million, respectively. The two loans are referred to collectively herein as the Park Central Loan. The Park Central Senior Loan is divided into a $250 million senior tranche, or Tranche A, and a $30 million junior tranche, or Tranche B. Interest is payable on the Park Central Senior Loan Tranche A and Tranche B and Park Central Second Lien Loan based on 30-day LIBOR plus 150 basis points, plus 400 basis points and plus 900 basis points, respectively. On December 31, 2007, the applicable LIBOR rate was 5.03%. The interest rates on the Park Central Senior Loan Tranche A and Tranche B and Park Central Second Lien Loan at December 31, 2007 were 6.5%, 9.0% and 14.0%, respectively. We also purchased a cap to protect the 30-day LIBOR rate at a maximum of 5.5%. Pursuant to the terms of the Park Central Loan, we had funded segregated reserve accounts of $84.7 million for the payment of future interest payable on the loan and to cover expected carrying costs, operating expenses and pre-development costs for the Park Central site which are expected to be incurred during the initial term of the loan. The loan agreement provides for all collections to be deposited in a lock box and disbursed in accordance with the loan agreement. To the extent there is excess cash flow, it is to be placed in the pre-development reserve loan account. We had approximately $59.5 million on deposit in these accounts as of December 31, 2007. The Park Central Loan is due and payable on July 6, 2008, provided that if we are not in default under the terms of the loan and meet certain other requirements, including depositing additional amounts into the interest reserve, carrying cost reserve and operating expense reserve accounts, we may elect to extend the maturity date for up to two additional six month periods. We anticipate that the initial six month extension will require us to deposit approximately $50 million into reserve accounts, which amount will need to be obtained through additional debt or equity financing. The second six month extension will likely require us to obtain additional debt or equity financing. We cannot assure you that we will be able to obtain such financing on terms favorable to our business or at all. The Park Central Loan is secured by first lien and second lien security interests in substantially all of the assets of Metroflag, including the Park Central site. The Park Central Loan is not guaranteed by FX Luxury Realty. The Park Central Loan includes certain financial and other maintenance covenants on the Park Central site including limitations on indebtedness, liens, restricted payments, loan to value ratio, asset sales and related party transactions. The financial covenants on the $280 million tranche are: (i) the ratio of total indebtedness to the appraised value of the Park Central site real property under that loan can not exceed 66.5%; and (ii) the ratio of the outstanding principal amount of the Park Central Senior Loan to the total appraised value of the Park Central site real property can not exceed 39.0%. The financial covenant on the $195 million tranche is: (i) the ratio of total indebtedness to total appraised value of the Park Central site real property under that loan can not exceed 66.5%. FX Luxury Realty and Flag Luxury Properties have issued a joint and severable guarantee to the lenders under the Park Central Loan for any losses they incur solely as a result of certain limited circumstances including fraud or intentional misrepresentation by the borrowers, FX Luxury Realty and Flag Luxury Properties and gross negligence or willful misconduct by the borrowers. Flag Luxury Properties’ guarantee terminated on the date it distributed its shares of our common stock to its members and certain employees.

On June 1, 2007, FX Luxury Realty signed a promissory note with Flag Luxury Properties for $7.5 million which was to reflect a non-refundable deposit made by Flag Luxury Properties on behalf of FX Luxury Realty in May 2007 as part of the purchase of the 50% interest in Metroflag that it did not already own. The note bears interest at 12% per annum through March 31, 2008, the maturity date of the note. The loan was repaid on July 9, 2007 out of proceeds from the increase in the Park Central Loan.

Also on June 1, 2007, FX Luxury Realty signed a promissory note with Flag Luxury Properties for $1.0 million, representing amounts owed Flag Luxury Properties related to funding for the purchase of the shares of Flag Luxury Riv. The note, included in due to related parties on the accompanying audited consolidated balance sheet, bears interest at 5% per annum through December 31, 2007 and 10% from January 1, 2008 through March 31, 2008, the maturity date of the note. The Company discounted the note to fair value and records interest expense accordingly.

CKX Line of Credit — On September 26, 2007, CKX entered into a Line of Credit Agreement with us pursuant to which CKX agreed to loan up to $7.0 million to us, $6.0 million of which was drawn down on September 26, 2007 and is evidenced by a promissory note dated September 26, 2007. We used $5.5 million of the proceeds of the loan, together with proceeds from additional borrowings, to exercise our option to acquire an additional 573,775 shares of Riviera Holdings Corporation’s common stock at a price of $23 per share. The loan bears interest at LIBOR plus 600 basis points and is payable upon the earlier of (i) two years and (ii) our consummation of an equity raise at or above $90.0 million. On December 31, 2007 the effective interest rate on this loan was 10.86%.

Bear Stearns Margin Loan — Also on September 26, 2007, we entered into a $7.7 million margin loan with Bear Stearns. We used the proceeds of the loan, together with the proceeds from the CKX line of credit, to exercise the option to acquire an additional 573,775 shares of Riviera Holdings Corporation’s common stock at a price of $23 per share. The margin loan requires a maintenance margin equity of 40% of the shares’ market value and bears interest at LIBOR plus 100 basis points. On December 31, 2007 the effective interest rate on this loan was 5.87%.

Debt Covenants — The Park Central Loan and our other debt instruments contain covenants that regulate our incurrence of debt, disposition of property and capital expenditures. We and our subsidiaries were in compliance with all loan covenants as of December 31, 2007.

Additional Sale of Common Stock — On September 26, 2007, CKX acquired an additional $1.5 million of our common stock, and Flag Luxury Properties acquired an additional $0.5 million of our common stock pursuant to a stock purchase agreement, the pricing for which was based on the same valuation used at the time of CKX’s initial investment in FX Luxury Realty in June 2007.

Preferred Priority Distribution — In connection with CKX’s $100 million investment in FX Luxury Realty on June 1, 2007, CKX agreed to permit Flag Luxury Properties to retain a $45 million preferred priority distribution right which amount will be payable from the proceeds of certain pre-defined capital transactions, including payment of $30 million from the proceeds of the rights offering and, if applicable, sales under the related investment agreements described elsewhere herein. From and after November 1, 2007, Flag Luxury Properties is entitled to an annual return on the preferred priority distribution equal to the Citibank N.A. prime rate as reported from time to time in the Wall Street Journal. Robert F.X. Sillerman, our Chairman and Chief Executive Officer and Paul

Kanavos, our President, each own directly and indirectly an approximate 29.3% interest in Flag Luxury Properties and each will receive his pro rata share of the priority distribution, when made.

Shier Stock Purchase — In connection with and pursuant to the terms of his employment agreement, on January 3, 2008, Barry Shier, our Chief Operating Officer, purchased 500,000 shares of common stock at a price of $5.14 per share, for aggregate consideration of $2.56 million.

Cash Flows for the period from May 11, 2007 to December 31, 2007

Operating Activities

Cash used in operating activities of $23.5 million from inception (May 11, 2007) through December 31, 2007 consisted primarily of the net loss for the period of $77.7 million which includes depreciation and amortization costs of $11.0 million, deferred financing cost amortization of $6.8 million, the impairment of capitalized development costs of $12.7 million, the loss on the exercise of the Riviera option of $6.4 million, equity in loss of Metroflag for the period May 11, 2007 to July 5, 2007 of $5.0 million and changes in working capital levels of $13.1 million, which includes $10.0 million accrual for the Elvis Presley Enterprises and Muhammad Ali Enterprises license agreements.

Investing Activities

Cash used in investing activities during the period of $207.8 million, reflects cash used in the purchase of the additional 50% interest in Metroflag of $172.5 million, the cash used for the exercise of the Riv option of $13.2 million, cash used to purchase the Riviera interests of $21.8 million and $1.2 million of development costs capitalized during the period, offset by $0.9 million of restricted cash used.

Financing Activities

Cash provided by financing activities during the period of $233.9 million reflects the $100.0 million investment from CKX, $105.0 million of additional borrowings under the loan on the Park Central site, $23.0 million of proceeds from the Riv loan, $1.0 million of borrowings under the Flag loan, the $6.0 million loan from CKX and $7.7 million margin loan from Bear Stearns used to fund the exercise of the Riv option and the $2.0 million of additional equity sold to CKX and Flag, partially offset by the repayment of members’ loans of $7.6 million and debt issuance costs paid of $3.7 million.

Metroflag — Historical Cash Flow for the years ended December 31, 2006, and 2005

Operating Activities

Net cash used in operating activities was $12.0 million in 2006 and $13.4 million in 2005.

Investing Activities

Acquisitions of real estate totaled $92.4 million in 2006 and $41.0 million in 2005. The net deposits applied to land purchases were $4.8 million in 2006 and $5.9 million in 2005.

Net deposits into restricted cash accounts required under various lending agreements were $9.8 million in 2006 and $1.8 million in 2005.

Capitalized development costs of $5.2 million in 2006 and $5.0 million in 2005 relate to the redevelopment of the Park Central site.

Financing Activities

Net cash provided by financing activities was $112.8 million in 2006 and $57.0 million in 2005.

In 2006, proceeds from mortgage loans of $100.9 million were used to fund acquisitions of real estate. The proceeds from members’ loans of $12.1 million were used to fund redevelopment working capital and to purchase the Travelodge property. Members’ distributions exceeded members’ contributions by $0.1 million.

In 2005, mortgage loans were re-financed for a net increase in borrowings of $47.2 million. The proceeds were primarily used to fund the redevelopment. There was a net repayment of members’ loans of $2.8 million. Members’ contributions exceeded members’ distributions by $23.3 million. $5.7 million was paid in deferred financing and leasing costs. $5.0 million was paid to a member as a preferred distribution.

Uses of Capital

At December 31, 2007, we had $512.7 million of debt outstanding and $2.6 million in cash and cash equivalents.

Our current cash on hand is not sufficient to fund our current operations including paying the minimum annual guaranteed license fees under our Elvis Presley and Muhammad Ali license agreements with certain subsidiaries of CKX and payments of interest and principal due on our outstanding debt. The first installment on the license agreements is due April 1, 2008. Most of our assets are encumbered by our debt obligations. The Riv loan is due and payable on March 15, 2008. Metroflag is encumbered by the $475 million mortgage loan on the Park Central site which is due and payable on July 6, 2008. Our ability to fund our operations and meet our debt obligations is dependant upon our ability to raise additional equity and to refinance our existing debt with longer-term obligations. We intend to use proceeds from this rights offering and, if applicable, sales under the related investment agreements, to repay the Riv loan, pay the first year’s license payments due under our license agreements (together with $0.1 million accrued interest thereon), pay $30 million of the $45 million priority distribution to Flag Luxury Properties (together with an accrued property return of $0.4 million), repay $1 million owed to Flag Luxury Properties, repay the amounts owed under the line of credit from CKX (of which $6.0 million of principal and $0.2 million of accrued interest is outstanding) pay the approximately $1.9 million of accrued obligations under shared services agreements with affiliates, including CKX, and pay $3.1 million of accrued operating and other expenses that are immediately due and payable. If we are unable to complete the rights offering and, if applicable, sales under the related investment agreements or secure an alternative source of capital we will not be able to meet these obligations as they come due.

Our long-term business plan is to develop and manage hotels and attractions worldwide including the redevelopment of our Park Central site in Las Vegas, the development of one or more hotel(s) at or near Graceland and the development of Elvis Presley and Muhammad Ali-themed hotels and attractions worldwide. In order to fund these projects we will need to raise significant funds, likely through the issuance of debt and/or equity securities. Our ability to raise such financing will be dependant upon a number of factors including future conditions in the financial markets.

Capital Expenditures

Our business plan is to develop and manage hotels and attractions worldwide including the redevelopment of our Park Central site in Las Vegas, the development of one or more hotel(s) at or near Graceland and the development of Elvis Presley and Muhammad Ali-themed hotels and attractions worldwide. Our plans regarding the size, scope and phasing of the redevelopment of the Park Central site may change as we formulate and finalize our development plans. These changes may impact the timing and cost of the redevelopment. Based on preliminary budgets, management estimates total construction costs of the current plan to be approximately $3.1 billion (exclusive of land cost and related financing and other pre-opening costs). Although we expect that development of and construction of the Graceland hotel(s) will require very substantial expenditures over a period of several years, it is too early in the planning stages of such project to accurately estimate the potential costs of such project.

In connection with and as a condition to the Park Central Loan we have funded a segregated escrow account for the purpose of funding pre-development costs in connection with re-developing the property which we expect to incur over the next twelve months. The balance in the pre-development escrow account at December 31, 2007 was $25.9 million which is included in restricted cash on our balance sheet.

In the fourth quarter of 2007, we revised our development plans for the construction for the Park Central site and hired a new architectural firm. This resulted in certain previously capitalized development costs becoming unrecoverable. Therefore, we recorded an impairment charge related to a write-off of approximately $12.7 million.

Dividends

We have no intention of paying any cash dividends on our common stock for the foreseeable future. In addition, the terms of the Park Central Loan restrict, and the terms of any future debt agreements we may enter into are likely to prohibit or restrict, the payment of cash dividends on our common stock.

Commitments and Contingencies

There are various lawsuits and claims pending against us and which we have initiated against others. We believe that any ultimate liability resulting from these actions or claims will not have a material adverse effect on our results of operations, financial condition or liquidity.

Contractual Obligations

The following table summarizes our contractual obligations and commitments as of December 31, 2007:

	Payments Due by Period
(amounts in thousands)	2008		2009	2010	2011	2012	Thereafter	Total

Debt (including interest)	$531,385		$6,489	$—	$—	$—	$—	$537,874
Non-cancelable operating leases	457		482	482	482	478	198	2,579
Employment contracts	3,900		3,754	3,941	3,617	3,798	—	19,010
Licensing agreements(a)	20,000	(b)	10,000	20,000	20,000	20,000	100,000	190,000

Total(c)	$555,742		$20,725	$24,423	$24,099	$24,276	$100,198	$749,463

(a)	We are required under the licensing agreements with Elvis Presley Enterprises and Muhammad Ali Enterprises to make guaranteed minimum annual royalty payments at fixed amounts through 2016, which are reflected in the table above. After 2016, the annual amounts are increased by 5% per year. This is not reflected in the table.

(b)	Includes $10 million payment attributable to 2007, the outside payment date for which was extended to April 2008.

(c)	Does not include annual option payments due under our Option Agreement with 19X, the effectiveness of which is conditioned upon the completion of 19X’s pending acquisition of CKX.

Inflation

Inflation has affected the historical performances of the business primarily in terms of higher rents we receive from tenants upon lease renewals and higher operating costs for real estate taxes, salaries and other administrative expenses. Although the exact impact of future inflation is indeterminable, we believe that our future costs to develop hotels and casinos will be impacted by inflation in construction costs.

Application of Critical Accounting Policies

Marketable Securities

Marketable securities at December 31, 2007 consist only of the Riv Shares owned by the Company. These securities are available for sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and accordingly are carried at fair value with the unrealized gain or loss reported in other comprehensive income as a separate component of stockholders’ equity. Based on the Company’s evaluation of the underlying reasons for the unrealized losses associated with the Riv Shares and its ability and intent to hold the securities for a reasonable amount of time sufficient for an expected recovery of fair value, the Company does not consider the losses to be other than temporary as of December 31, 2007. If a decline in fair value is determined to be other than temporary, an impairment loss would be recorded and a new cost basis in the investment would be established. Fair value is determined by currently available market prices.

Financial Instruments

We have a policy and also are required by our lenders to use derivatives to partially offset the market exposure to fluctuations in interest rates. In accordance with SFAS No. 133, Accounting for Derivative Instruments and

Hedging Activities, we recognize these derivatives on the balance sheet at fair value and adjust them on a quarterly basis. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company does not enter into derivatives for speculative or trading purposes.

The carrying value of our accounts payable and accrued liabilities approximates fair value due to the short-term maturities of these instruments. The carrying value of our variable-rate note payable is considered to be at fair value since the interest rate on such instrument re-prices monthly based on current market conditions.

Real Estate Investments

Land, buildings and improvements are recorded at cost. All specifically identifiable costs related to development activities are capitalized into capitalized development costs on the consolidated balance sheet. The capitalized costs represent pre-development costs essential to the development of the property and include designing, engineering, legal, consulting, obtaining permits, construction, financing, and travel costs incurred during the period of development. We assess capitalized development costs for recoverability periodically and when changes in our development plans occur. In the fourth quarter of 2007, the Company recorded an impairment charge related to a write-off of approximately $12.7 million for capitalized costs that were deemed to be not recoverable based on changes made to the Company’s development plans.

We follow the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). In accordance with SFAS 144, we review our real estate portfolio for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon expected undiscounted cash flows from the property. We determine impairment by comparing the property’s carrying value to an estimate of fair value based upon varying methods such as (i) estimating future cash flows, (ii) determining resale values, or (iii) applying a capitalization rate to net operating income using prevailing rates. These methods of determining fair value can fluctuate significantly as a result of a number of factors, including changes in the general economy of Las Vegas and tenant credit quality. In the event that the carrying amount of a property is not recoverable and exceeds its fair value, we will write down the asset to fair value. There was no impairment loss recognized by us during the periods presented.

Incidental Operations

We follow the provisions of Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Operations of Real Estate Projects (“SFAS 67”) to account for certain operations. In accordance with SFAS 67, these operations are considered “incidental,” and as such, for each entity, when the incremental revenues exceed the incremental costs, such excess is accounted for as a reduction of capitalized costs of the redevelopment project.

The preparation of our financial statements in accordance with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management considers an accounting estimate to be critical if it requires assumptions to be made about matters that were highly uncertain at the time the estimate was made and changes in the estimate or different estimates could have a material effect on the Company’s results of operations. On an ongoing basis, we evaluate our estimates and assumptions, including those related to income taxes and share-based payments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily available from other sources. Actual results may differ from these estimates under different assumptions. We have discussed the development, selection, and disclosure of our critical accounting policies with the Audit Committee of the Company’s Board of Directors.

The Company continuously monitors its estimates and assumptions to ensure any business or economic changes impacting these estimates and assumptions are reflected in the Company’s financial statements on a timely basis, including the sensitivity to change the Company’s critical accounting policies.

The following accounting policies require significant management judgments and estimates:

Income Taxes

We adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”) upon formation of FXRE on June 15, 2007. We have no uncertain tax positions under the standards of FIN 48.

We account for income taxes in accordance with SFAS 109, which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the future tax consequences of events that have been recognized in our financial statements or tax returns, judgment is required. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

Share-Based Payments

In accordance with SFAS 123R, Share-Based Payment, the fair value of stock options is estimated as of the grant date based on a Black-Scholes option pricing model. Judgment is required in determining certain of the inputs to the model, specifically the expected life of options and volatility. As a result of the Company’s short operating history, no reliable historical data is available for expected lives and forfeitures. We estimated the expected lives of the options granted using an estimate of anticipated future employee exercise behavior, which is partly based on the vesting schedule. We estimated forfeitures based on management’s experience. The expected volatility is based on an analysis of comparable public companies operating in our industry.

Impact of Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for us beginning after January 1, 2008 for financial assets and liabilities and after January 1, 2009 for non-financial assets and liabilities. We have not completed our assessment of the impact of adopting SFAS 157 on our financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities, providing companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of asset and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We have not completed our assessment of the impact of adopting of SFAS 159 on our financial statements.

On December 4, 2007, the FASB issued Statement No. 141(R), Business Combinations (“SFAS 141(R)”) and Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of SFAS 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning January 1, 2009.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Controls and Procedures

At December 31, 2007, there were material weaknesses in internal control over financial reporting, including internal controls over accrual accounting, accounting for bad debts, leases, acquisitions of intangible assets, derivative financial instruments and contingencies. These material weaknesses are primarily attributed to the formation of the company and start-up nature of certain of its accounting and finance functions. Pursuant to the Sarbanes-Oxley Act of 2002, we will be required to maintain an effective system of internal controls including remediating material weaknesses. Since December 31, 2007, management has begun to implement its plan to address the material weaknesses, which include the recruitment and hiring of additional qualified accounting personnel, evaluation of system needs including information technology, and establishing and documenting policies and procedures to improve internal controls over all major critical processes. We do not expect to complete this process until sometime in mid 2008.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk arising from changes in market rates and prices, including movements in interest rates and the stock price of Riviera Holdings Corporation. To mitigate these risks, we may utilize derivative financial instruments, among other strategies. We do not use derivative financial instruments for speculative purposes.

Interest Rate Risk

$37 million of the debt we had outstanding at December 31, 2007 pays interest at variable rates. Accordingly, a 1% increase in interest rates would increase our annual borrowing costs by $0.4 million.

The $475 million secured by the Park Central site pays interest at variable rates ranging from 6.5% to 14.0% at December 31, 2007. We have entered into interest rate agreements with a major financial institution which cap the maximum Eurodollar base rate payable under the loan at 5.50%. The interest rate cap agreements expire on July 6, 2008.

Foreign Exchange Risk

We presently have no operations outside the United States. As a result, we do not believe that our financial results have been or will be materially impacted by changes in foreign currency exchange rates.

Seasonality

We do not consider our business to be particularly seasonal. However, we expect that our future revenue and cash flow may be slightly reduced during the summer months due to the tendency of Las Vegas room rates to be lower at that time of the year.

MANAGEMENT

Management

The following table lists the names, ages and positions of the persons who are our current directors, director nominees and officers:

Name	Age	Position

Robert F.X. Sillerman	59	Chairman and Chief Executive Officer
Paul C. Kanavos	50	Director, President
Barry A. Shier	52	Director, Chief Operating Officer
Thomas P. Benson	45	Executive Vice President, Chief Financial Officer, Director
Brett Torino	49	Chairman - Las Vegas Division
Mitchell Nelson	60	Executive Vice President, General Counsel, Secretary
David M. Ledy	58	Director
Harvey Silverman	66	Director
Carl D. Harnick	73	Director Nominee

Directors

Our board of directors consists of six members. The size of our board will subsequently be increased to accommodate the expected appointment of the Independent Director Nominee(s) and the Huff designated director, each as more fully described below. Each director will hold office, in accordance with our certificate of incorporation and bylaws, for a term of one year or until his or her successor is duly elected and qualified at an annual meeting of our stockholders. Other than as described below, there are no voting agreements or other contractual arrangements relating to the election of the members of our board.

Independent Directors

Rules 4200 and 4350 of The NASDAQ Global Market require that a majority of our board of directors qualify as “independent” no later than January 10, 2009, the first anniversary of the completion of the CKX Distribution. We intend to comply with these requirements.

The following individuals have been appointed to our board of directors as Independent Directors:

David M. Ledy was elected a director of the Company in October 2007. Since June 30, 2004, he has served as the Chief Operating Officer of U.S. Realty Advisors, LLC, or USRA. USRA is an equity investor in corporate real estate and provides real estate advisory services to a diverse base of clients, including public companies, financial institutions as well as major private developers and investors. Prior to that, Mr. Ledy served as Executive Vice President of USRA from April 15, 1991 to June 30, 2004. Prior to joining USRA in 1991, Mr. Ledy was a partner in the New York law firm of Shea & Gould where he was a member of the real estate department and chairman of the real estate workout group. Mr. Ledy was admitted to the United States District Court for the Southern District of New York in 1975 and the Courts of the State of New York in 1975.

Harvey Silverman was elected a director of the Company in October 2007. Mr. Silverman was a principal of Spear, Leeds & Kellogg, a private equity firm, for 39 years until its acquisition by Goldman Sachs & Co. in October of 2000. Since then, Mr. Silverman has been a private investor.

Independent Director Nominee

Carl D. Harnick currently serves as an independent director on the board of directors of CKX. Upon the closing of the CKX going private transaction, Mr. Harnick will resign from the Board of Directors of CKX and will be immediately appointed to serve as an Independent Director of our company. Upon his expected appointment to serve on the board, it is anticipated that Mr. Harnick will be appointed to serve as Chairman of our Audit Committee, a position that he currently holds with respect to the CKX board of directors. A complete biography for Mr. Harnick is set forth below.

Carl D. Harnick served as Vice President and Chief Financial Officer of Courtside Acquisition Corp from March 18, 2005 to July 2, 2007. Mr. Harnick was a partner with Ernst & Young and its predecessor for thirty years, retiring from the firm in September 1997. Since leaving Ernst & Young, Mr. Harnick has provided financial consulting services to various organizations, including Alpine Capital, a private investment firm, at various times since October 1997. He was a director of Platinum Entertainment, Inc., a recorded music company, from April 1998 through June 2000, Classic Communications, Inc., a cable television company, from January 2000 through January 2003, and Sport Supply Group, Inc., a direct mail marketer of sporting goods, from April 2003 through August 2004, and currently serves as a director and chairman of the audit committee of CKX. Mr. Harnick has been the Treasurer as well as a Trustee for Prep for Prep, a charitable organization, for more than fifteen years.

In addition to Mr. Harnick, we expect that one or more of the current independent directors for CKX will be appointed to our board of directors upon consummation of the CKX going private transaction. If the CKX going private transaction is not completed by the first anniversary of the date of the CKX Distribution or at all, we will, to the extent necessary to comply with The NASDAQ Global Market’s independence requirements, identify and appoint other individuals who qualify as “independent” to serve as directors.

The Huff Director

The Huff Alternative Fund, L.P., which, according to public filings, is the beneficial owner of 2,802,442 shares of our common stock, has agreed, pursuant to the terms of an investment agreement, to purchase the first $15 million of shares (1.5 million shares at $10 per share) that are not subscribed for in the rights offering, if any, and 50% of any other unsubscribed shares, up to a total investment of $40 million; provided, however, Huff is not obligated to purchase any shares beyond its initial $15 million investment in the event that Mr. Sillerman does not purchase an equal number of shares at the $10 price per share. Upon the closing of the purchase of additional shares pursuant to the investment agreement (or earlier under certain circumstances), or if the rights offering is abandoned, Huff will receive the right to appoint one member of our board of directors, and one observer to all meetings of our board of directors. The right to appoint a director will remain in effect for so long as Huff continues to own in excess of 20% of the total number of shares received and/or acquired by Huff in (x) the January CKX Distribution, (y) the rights offering and (z) pursuant to the investment agreement.

Bryan Bloom is expected to serve as a director at the designation of The Huff Alternative Fund, L.P. pursuant to the terms of the investment agreement. He has served as counsel of W.R. Huff Asset Management Co., L.L.C. and its affiliates for the past thirteen years. Prior to being employed by Huff, he was a tax partner at the law firm of Shanley & Fisher, P.C. Mr. Bloom is a Trustee of the Adelphia Recovery Trust, and has served on the Board of Impsat Communications and numerous privately held companies. He has been an adjunct professor at the graduate tax program at the Fairleigh Dickenson University and authored and lectured for the American Institute of Certified Public Accountants.

Executive Officers

Robert F.X. Sillerman has served as Chairman of the board of directors and Chief Executive Officer since January 10, 2008. Mr. Sillerman has served as the Chief Executive Officer and Chairman of CKX since February 2005. Prior to that, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm, from August 2000 through February 2005. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through the present. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc. from its formation in December 1997 through its sale to Clear Channel Communications in August 2000.

Paul C. Kanavos was elected a Director and appointed President on August 20, 2007. Mr. Kanavos is the Founder, Chairman and Chief Executive Officer of Flag Luxury Properties, LLC. Prior to founding Flag Luxury Properties, he worked for over 20 years at the head of Flag Management. Most recently he has developed Ritz-Carltons in South Beach, Coconut Grove and Jupiter as well as Temenos Anguilla. Mr. Kanavos’ early career experience includes a position at Chase Manhattan Bank, where he negotiated, structured and closed over $1 billion in loans.

Barry Shier was appointed Chief Operating Officer and elected a Director on December 31, 2007. From 1984 through May 2000, Mr. Shier served in various executive capacities for Mirage Resorts, Inc. and Golden Nugget,

Inc., a subsidiary of Mirage Resorts. During his tenure, he was intimately involved in design development, marketing and operations for the parent company. Mr. Shier served as the Chairman and Chief Executive Officer for both Golden Nugget Las Vegas Corporation, and Beau Rivage Resort and Casino in Biloxi, Mississippi. He retired from Mirage Resorts, Inc in May 2000, upon the sale of the company to MGM. Since his retirement from Mirage Resorts in May 2000, Mr. Shier has focused his efforts on private investments, and has done select gaming and hotel industry consulting and lecturing, as well as various philanthropic activities.

Thomas P. Benson has served as a Director and Chief Financial Officer since January 10, 2008. Mr. Benson has served as the Executive Vice President, Chief Financial Officer and Treasurer of CKX since February 2005 and was a director of CKX from February 2005 through May 2006. Mr. Benson also serves as Executive Vice President and Chief Financial Officer of MJX Asset Management, and serves on the management advisory committee of FXM Asset Management. Mr. Benson has been with MJX since November 2003. Mr. Benson was Chief Financial Officer at FXM, Inc. from August 2000 until February 2005. Mr. Benson served as a Senior Vice President and Chief Financial Officer of SFX Entertainment from March 1999 to August 2000, and as the Vice President, Chief Financial Officer and a director of SFX Entertainment from December 1997.

Brett Torino has served as Chairman of our Las Vegas Division since December 31, 2007. Since 1999, Brett Torino has served as the Chief Executive Officer and President of Torino Companies, LLC, which was founded in 1976. Mr. Torino has led the development, construction and sale of commercial, residential and resort properties in California, Colorado. Nevada and Arizona. The Torino Companies consist of a group of wholly owned and geographically diverse affiliated companies best known for their attached housing, multi-family residential projects and commercial developments.

Mitchell Nelson has served as Executive Vice President and General Counsel since December 31, 2007. Mitchell J. Nelson has served as Senior Vice President of Corporate Affairs for Flag Luxury Properties, LLC since February, 2003. He has also served as President of Atlas Real Estate Funds, Inc., a private investment fund which invests in United States-based real estate securities, and as counsel to various law firms since 1994. Prior to that, he was a senior real estate partner at the law firm of Wien, Malkin & Bettex, with supervisory responsibility for various commercial properties. Mr. Nelson was a director of The Merchants Bank of New York and its holding company until its merger with, and remains on the Advisory Board of, Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City.

Committees of the Board of Directors

Our board of directors has established three committees. Until such time as the Independent Director Nominees described above (or their successors, if applicable) are elected to serve as Directors, the committees will consist of Messrs. Ledy and Silverman, each of whom qualify as independent under Rules 4200 and 4350 of The NASDAQ Global Market. Upon election of each of the Independent Director Nominees described above (or their successors, if applicable), such individuals will assume positions on the committee as shall be determined at a future date.

•	Audit Committee. The responsibilities of our audit committee are to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function. Our board will designate one of the audit committee members as our audit committee financial expert. All members of our audit committee are be “independent” as defined by the rules of the Securities and Exchange Commission.

•	Compensation Committee. Our compensation committee’s responsibilities include: (1) evaluating the services provided by, and compensation paid to, individuals who serve as our executive officers and our director of internal audit; (2) evaluating compensation paid to employees; and (3) the evaluation and administration of, and approval of grants under, our equity compensation plans, which may also be administered by our Board of Directors.

•	Nominating and Governance Committee. The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to the board the director nominees for each annual meeting of stockholders or when vacancies occur; and (2) development and recommendation to the board of a set of governance principles.

Compensation of Directors

Each of our independent directors will receive an annual fee of $80,000. Each independent director will also receive an additional $1,000 for attendance at each meeting of the board of directors and $750 for attendance at each meeting of a committee of which he is a member. The chairperson of the Audit Committee will receive an additional fee of $20,000 per annum and the chairpersons of each other committee will receive an additional fee of $10,000 per annum. Each of the other members of the Audit Committee will receive $10,000 per anum and the other members of each of the other committees will receive a fee of $5,000 per annum. All fees described above will be payable half in cash and half in equity awards under the Company’s 2007 Long-Term Incentive Compensation Plan, though each independent director will have the option to elect, on an annual basis, to receive 100% of his compensation in equity awards. During the year ended December 31, 2007, we did not pay any compensation to our independent directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was at any time during the past fiscal year an officer or employee of us, was formerly an officer of us or any of our subsidiaries or has an immediate family member that was an officer or employee of us.

During the last fiscal year, none of our executive officers served as:

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) or another entity, one of whose executive officers served on our compensation committee;

•	a director of another entity, one of whose executive officers served on our compensation committee; and

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

For more information about possible relationships which might impact compensation decisions see “Certain Relationships” below.

Executive Compensation

During the year ended December 31, 2007, we did not pay any compensation to our executive officers, Messrs. Kanavos, Shier, Nelson and Torino, other than the grant of stock options. On December 31, 2007, in accordance with the terms of their employment agreements and under the terms of our 2007 Executive Equity Incentive Plan, stock options were granted to Messrs. Kanavos, Shier, Nelson and Torino to purchase up to 750,000, 1,500,000, 400,000 and 400,000 shares of our common stock, respectively. The stock options granted to Messrs. Kanavos, Nelson and Torino vest ratably over a five year period from the date of grant and have an exercise price of $20.00 per share. The stock options granted to Mr. Shier vest ratably over a two year period from the date of grant, with all of these options becoming exercisable at the end of such two-year period, and have an exercise price of $10.00 per share. For purposes of the Securities and Exchange Commission’s executive compensation rules, none of these executive officers are deemed to have received any reportable cash compensation in 2007 from having been granted these stock options because we did not record any compensation expense for them in our audited consolidated financial statements for the year ended December 31, 2007 included elsewhere herein. We did not record any such compensation expense because these options were granted at year end and corresponding expense was not material to our statement of operations included in our consolidated financial statements.

Compensation Discussion and Analysis

We are newly formed and have only recently begun making payments to our executive officers pursuant to their employment agreements, as more fully described below under “— Employment Contracts.” Consequently, the consideration of our compensation programs to date has been limited.

We expect to more fully develop our compensation plans going forward by using a combination of data regarding historical pay, publicly available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, and data which may be obtained by a compensation consultant for us on public and private companies. We also expect to consider other factors, including but not limited to:

•	the individual’s background, training, education and experience;

•	the individual’s role with us and the compensation paid to individuals in similar roles in the companies we consider to have characteristics similar to ours;

•	the market demand for specific expertise possessed by the individual;

•	the goals and expectations for the individual’s position and his or her success in achieving these goals; and

•	a comparison of the individual’s pay to that of other individuals within the company with similar title, role, experience and capabilities.

Compensation Committee

The compensation committee of the board of directors has responsibility for overseeing all aspects of the compensation program for the chief executive officer and our other named executive officers who report to the chief executive officer. The compensation committee also administers our Executive Equity Incentive Plan and Long-Term Incentive Compensation Plan and any other stock option or similar long term incentive plan that we adopt. The members of our compensation committee are Messrs. Ledy and Silverman.

Overview of Compensation Program

Because we are a recently formed company, we do not have a definitive compensation program in place. We expect that a key element of our philosophy on senior executive compensation will be to ensure that all elements of our compensation program work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our strategy, goals and objectives. Our company and the compensation committee are committed to the principles inherent in paying for performance and we expect that we will structure the compensation program to deliver rewards for exemplary performance and to withhold rewards and impose other consequences in the absence of such performance.

Components of Compensation for Named Executive Officers

The key elements of annual executive compensation are base salary, other than with respect to Mr. Sillerman, annual performance incentive awards and long-term incentive awards. In considering appropriate levels of annual and long-term incentive compensation, we take into account the extent to which existing incentives, including each executive’s existing stock ownership in us and the existence or lack of any vesting provisions or restrictions on resale with respect thereto, provide a sufficient degree of economic incentive to continue our success.

Base Salary

The compensation committee will annually review the base salaries of the chief executive officer and other named executive officers of our company. As described further below, Mr. Sillerman will not receive any base salary under his employment agreement. The agreement by Mr. Sillerman to request no salary is based on his, and the company’s, belief that, based on his involvement in the formation of the company and his interest in maximizing stockholder value, his compensation should be tied to generating stockholder returns through growth in value of our common stock. The salaries of the named executive officers, other than Mr. Sillerman, were set to reflect the nature and responsibility of each of their respective positions and to retain a management group with a proven track record. We believe that entering into employment agreements with our most senior executives helps ensure that our core group of managers will be available to us and our stockholders on a long-term basis. The employment agreements of Messrs. Kanavos, Torino, Benson, Nelson and Shier provide for a base salary that escalates annually by an amount not less than the greater of five percent or the rate of inflation. The base salary for each named executive officer may be raised in excess of this amount upon the recommendation and approval of the Compensation Committee. None of the named senior executives are guaranteed a bonus payment under the terms of his employment agreement. For a detailed description of the employment agreements see “— Employment Contracts” below.

Annual Incentives

While we believe that annual incentive compensation motivates executives to achieve exemplary results, no formal annual incentive compensation plan for our named executive officers has been adopted to date. In large part, this decision reflects the view, jointly held by management and the members of the compensation committee, that during the formative phase in our development, we should approach compensation cautiously.

Executive Equity Incentive Plan

Our 2007 Executive Equity Incentive Plan was adopted by our board of directors in December 2007 and will be presented to our stockholders for approval at our 2008 annual meeting of stockholders.

Administration.  Administration of the Executive Equity Plan is carried out by the Compensation Committee of the board of directors.

Maximum Shares and Award Limits.  Under the Executive Equity Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares is 12.5 million. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the Compensation Committee determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events.

Eligibility.  Our officers and employees, directors and other persons that provide consulting services to us and our subsidiaries are eligible to participate in the Executive Equity Plan.

Stock Options.  The Executive Equity Plan provides for the grant of options that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. An option’s exercise price cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. The Executive Equity Plan prohibits repricing of an outstanding option, and therefore, the Compensation Committee may not, without the consent of the stockholders, lower the exercise price of an outstanding option, except in the case of adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The maximum period in which an option may be exercised will be fixed by the Compensation Committee but cannot exceed ten years, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant’s death but the Compensation Committee may allow the transfer of non-qualified stock options through a gift or domestic relations order to the participant’s family members.

Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant’s termination of service with us or certain of our affiliates or the expiration date under the terms of the participant’s stock option agreement, provided, however that the right to exercise an option will expire immediately upon termination for “cause” or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant’s termination of service or the expiration date under the terms of the participant’s stock option agreement.

Amendment and Termination.  No awards may be granted under the Executive Equity Plan after the tenth anniversary of its adoption by our stockholders. The board of directors may amend or terminate the Executive Equity Plan at any time, but no amendment will become effective without the approval of our stockholders if it increases the aggregate number of shares of common stock that may be issued under the Executive Equity Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of any applicable securities exchange or quotation system. No amendment or termination of the Executive Equity Plan will affect a participant’s rights under outstanding awards without the participant’s consent.

In accordance with the terms of their employment agreements, we have issued to Messrs. Sillerman, Kanavos, Benson, Torino and Nelson, 6,000,000, 750,000, 400,000, 400,000 and 400,000 stock options, respectively. These stock options vest ratably over a five year period commencing with effectiveness of the relevant employment agreement, and have a strike price of $20.00 per share. In accordance with the terms of Mr. Shier’s employment agreement, we have issued to him options to acquire 1,500,000 shares of our common stock at a price of $10.00 per share. The options vest ratably over a two year period, with all such options becoming exercisable at the end of two years.

Equity Incentive Plan

Our 2007 Long-Term Incentive Compensation Plan was adopted by our board of directors in December 2007 and will be presented to our stockholders for approval at our 2008 annual meeting of stockholders.

Administration.  Administration of the 2007 Plan is carried out by the Compensation Committee of the board of directors.

Maximum Shares and Award Limits.  Under the 2007 Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares is 3 million. No one participant may receive awards for more than 1 million shares of common stock under the plan. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the Compensation Committee determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events.

Eligibility.  Our officers and employees, directors and other persons that provide consulting services to us and our subsidiaries are eligible to participate in the 2007 Plan.

Stock Options.  The 2007 Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our subsidiaries which are treated as corporations for federal income tax purposes. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant) in excess of $100,000. An option’s exercise price cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. The 2007 Plan prohibits repricing of an outstanding option, and therefore, the Compensation Committee may not, without the consent of the stockholders, lower the exercise price of an outstanding option, except in the case of adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The maximum period in which an option may be exercised will be fixed by the Compensation Committee but cannot exceed ten years, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant’s death but the Compensation Committee may allow the transfer of non-qualified stock options through a gift or domestic relations order to the participant’s family members.

Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant’s termination of service with us or certain of our affiliates or the expiration date under the terms of the participant’s stock option agreement, provided, however that the right to exercise an option will expire immediately upon termination for “cause” or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant’s termination of service or the expiration date under the terms of the participant’s stock option agreement.

Stock Awards and Performance Based Compensation.  The Compensation Committee also will select the participants who are granted restricted common stock awards and, consistent with the terms of the 2007 Plan, will establish the terms of each stock award. A restricted common stock award may be subject to payment by the participant of a purchase price for shares of common stock subject to the award, and a stock award may be subject to vesting requirements, performance objectives or transfer restrictions, if so provided by the Compensation Committee. In the case of a performance objective for an award intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code, the objectives are limited to specified levels of and increases in our or a business unit’s return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increase in the fair market value of the shares; share price (including but not limited to growth measures and total stockholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); funds from operations; internal rate of return; increase in net present value or expense targets. Transfer of the shares of common stock subject to a stock award normally will be restricted prior to vesting.

Deferred Shares.  The 2007 Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The Compensation Committee will select the participants who are granted awards of deferred shares and will establish the terms of each grant. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

Performance Shares and Performance Units.  The 2007 Plan also permits the grant of performance shares and performance units to participants selected by the Compensation Committee. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the Compensation Committee for grants intended to qualify as “performance based compensation” under Section 162(m) and will be stated with reference to the performance objectives described above.

Amendment and Termination.  No awards may be granted under the 2007 Plan after the tenth anniversary of its adoption by our stockholders. The board of directors may amend or terminate the 2007 Plan at any time, but no amendment will become effective without the approval of our stockholders if it increases the aggregate number of shares of common stock that may be issued under the 2007 Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of any applicable securities exchange or quotation system. No amendment or termination of the 2007 Plan will affect a participant’s rights under outstanding awards without the participant’s consent.

Employment Contracts

We have entered into employment agreements with Messrs. Sillerman, Kanavos, Shier, Benson, Torino and Nelson. Our compensation committee retained an independent compensation consultant to provide independent review and analysis of all senior executive compensation packages and plans prior to approving the proposed employment agreements. We entered into these agreements in recognition of the need to provide certainty to both us and the individuals with respect to their continued and active participation in our growth. The employment agreement for each of Messrs. Sillerman, Kanavos, Shier, Benson, Torino and Nelson is for a term of five years. The provisions governing the commencement of the employment terms for Messrs. Sillerman and Benson, as currently contemplated, are described below. The employment agreements include a non-competition agreement between the executive officer and us which will be operative during the term. Upon a “change in control,” the executive officer will be able to terminate his employment and, upon doing so, will no longer be subject to the non-competition provisions.

Mr. Sillerman has elected not to receive an annual base salary under the terms of his employment agreement. The decision by Mr. Sillerman to request no salary was based on his, and the company’s, belief that, based on his involvement in the formation of the company and his interest in maximizing stockholder value, his compensation should be tied to generating stockholder returns through growth in value of our common stock. The employment agreements for Messrs. Kanavos, Shier, Benson, Torino and Nelson are expected to provide for initial annual base salaries of $600,000 for Mr. Kanavos, $2,000,000 for Mr. Shier, $525,000 for Mr. Benson, $450,000 for Mr. Torino and $525,000 for Mr. Nelson, increased annually by the greater of five percent or the rate of inflation.

Under the terms of Mr. Shier’s employment agreement, Mr. Shier purchased 500,000 shares of our common stock at a price of $5.14 per share on January 3, 2008 for an aggregate purchase price of $2,570,000. Mr. Shier will not be able to sell or otherwise transfer these shares until the second anniversary of the date of purchase, except for estate planning purposes subject to our advance written consent. On the second anniversary of the date of purchase or as soon thereafter as we are eligible to use a short-form registration statement on Form S-3, we will register these shares for resale with the Securities and Exchange Commission.

Each of our executive officers received an initial grant of stock options as more fully described above under “— Executive Equity Incentive Plan.” In addition, Mr. Shier’s employment agreement also entitles Mr. Shier to receive options to purchase 200,000 shares per year over the next five years, in each case with strike prices equal to the fair market value when the grants occur. Such options vest on the date of grant.

Mr. Sillerman’s employment agreement provides that if Mr. Sillerman’s employment is terminated by us without “cause,” or if there is a “constructive termination without cause,” as such terms are defined in the employment agreements, his non-compete shall cease to be effective on the later of such termination or three years from the effective date of the agreement. Mr. Sillerman’s employment agreement specifies that he is required to commit not less than 50% of his business time to our company, with the balance of his business time to be governed by his employment agreement with CKX or 19X, as the case may be.

Mr. Sillerman is currently party to an employment agreement with CKX. Mr. Sillerman’s employment agreement with us will become effective upon the earlier of (i) the date on which the acquisition of CKX by 19X is consummated, and (ii) the date on which the merger agreement between CKX and 19X is terminated. From January 10, 2008 until such time as Mr. Sillerman’s employment agreement becomes effective he will continue as a full-time employee of CKX and will, in furtherance of CKX’s obligations under the shared services agreement, accept the position of Chief Executive Officer of our company. Upon effectiveness of his employment agreement, Mr. Sillerman’s employment agreement with CKX will be revised to allow him to provide up to 50% of his work time on matters pertaining to us. Similarly, his employment agreement with us will allow him to provide up to 50% of his work time on matters pertaining to CKX and/or 19X.

Mr. Kanavos’ employment agreement permits him to spend up to one-third of his work time on matters pertaining to Flag Luxury Properties.

Mr. Benson is currently party to an employment agreement with CKX. Mr. Benson’s employment agreement with us will become effective upon the earliest of (i) the date on which the acquisition of CKX by 19X is consummated, (ii) the date on which CKX hires a suitable replacement to fill the role of Chief Financial Officer, the search for which would only commence upon termination of the merger agreement between CKX and 19X, and (iii) that date that is six months following termination of the merger agreement between CKX and 19X. From the date of the CKX Distribution until such time as Mr. Benson’s employment agreement becomes effective and he resigns from his position at CKX, Mr. Benson will continue as a full-time employee of CKX and will, in furtherance of CKX’s obligations under the shared services agreement, accept the position of Chief Financial Officer of our company. Upon effectiveness of his employment agreement, Mr. Benson will become a full-time employee of us, provided that his employment agreement will permit him to spend up to one-third of his work time on 19X matters.

Mr. Torino’s employment agreement permits him to spend up to one-third of his work time on matters unrelated to our company, provided such matters are not competitive with our business or are otherwise approved by our board. Mr. Nelson’s employment agreement permits him to spend up to one-third of his work time on matters pertaining to Flag Luxury Properties.

Shared Services Agreement

In addition to entering into the employment agreements described above, we are party to a shared services agreement with CKX, pursuant to which employees of CKX, including members of senior management, provide services for us, and certain of our employees, including members of senior management, provide services for CKX. The services to be provided pursuant to the shared services agreement are expected to include management, legal, accounting and administrative. For more detailed information about the terms of the shared services agreement, please see “Certain Relationships — Shared Services Agreement” beginning on page 109.

Board Decisions and Certain Conflicts of Interest

Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Our audit committee or a special committee entirely comprised of independent directors is responsible for the review, approval or ratification of all transactions between us or our subsidiaries and any related party, including 19X, CKX and Flag Luxury Properties. “Related party” refers to (i) a person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or any of our subsidiaries or a nominee to become a director of ours, (ii) any person who is known to be the beneficial owner of more than 5% of our voting securities, (iii) any immediate family member of any of the foregoing persons and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed by or is a partner or principal of, or in which such person and all other related parties have a 5% or greater beneficial ownership interest. We anticipate that our board of directors will adopt a written policy regarding the review, approval or ratification of related party transactions upon appointment of our independent directors. We anticipate such policy to include consideration of the following matters:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the committee reviewing such transaction deems appropriate.

Because our Chairman and Chief Executive Officer, Robert F.X. Sillerman, is also the Chairman and President of 19X, the Option Agreement and the agreement to amend the License Agreement with EPE are deemed affiliated transactions and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged The Salter Group to serve as its independent financial advisor in connection with the review of the financial terms of the Option Agreement and engaged independent legal counsel to assist in its review and oversight of the transactions. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for abstentions by directors affiliated with 19X or EPE) unanimously approved the transaction.

Because Mr. Sillerman is our Chairman and Chief Executive Officer, the investment agreement with Mr. Sillerman is deemed an affiliated transaction and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged independent legal counsel to assist in its review and oversight of the transaction. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for an abstention by Mr. Sillerman) unanimously approved the transaction.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

On June 15, 2007, FX Real Estate and Entertainment was incorporated in Delaware in preparation for the reorganization transactions and CKX Distribution. The following table sets forth certain information regarding beneficial ownership of shares of our common stock following the rights offering by:

•	each person known to us who will be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our current directors and director nominees; and

•	the directors, director nominees and executive officers named in “Management” as a group.

Information in the following table for beneficial owners of more than 5% of our shares of common stock is determined assuming that 39,790,247 shares of our common stock are outstanding immediately prior to the rights offering and 9,871,674 shares are issued in the rights offering. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law.

The following table sets forth our common stock ownership following the rights offering. For purposes of the following table, we have assumed full subscription of the rights offering.

	Amount and
	Nature of
	Beneficial	Percent of Class		Amount and Nature of	Percent of Class
	Ownership Pre-	Pre-Rights		Beneficial Ownership	Post-Rights
Name and Address(1)	Rights Offering	Offering		Post-Rights Offering(2)	Offering(3)

Beneficial Owners of More Than 5% of Our Common Stock:

Robert F.X. Sillerman(4)	11,807,839	29.7		14,845,204	29.9
Paul Kanavos(5)	5,753,108	14.4		5,763,108	11.6
Brett Torino(6)	5,733,108	14.4		5,733,108	11.5
The Huff Alternative Fund, L.P.(7)	2,802,442	7.0		4,203,663	8.5

Directors, Director
Nominees and Named
Executive Officers:

Barry Shier(8)	500,000	1.3		500,000	1.0
Thomas P. Benson(9)	278,156		*	417,234		*
David M. Ledy	24,538		*	24,538		*
Carl D. Harnick(10)	7,550		*	11,325		*
Harvey Silverman(11)	1,577,016	4.0		1,593,766	3.2
Mitchell J. Nelson(12)	160,000		*	165,000		*
All directors, director nominees and executive officers as a group (9 persons)	25,841,325	64.9		29,053,293	58.5

*	Less than 1%

(1)	Unless otherwise indicated, the address of each identified beneficial owner is: c/o FX Real Estate and Entertainment Inc., 650 Madison Avenue, New York, New York 10022.

(2)	The number of shares of our common stock held by each beneficial owner assumes that each beneficial owner, if eligible, subscribes for his or its full pro rata amount in the rights offering but does not give effect to the investment agreements described elsewhere herein.

(3)	Assumes full subscription of all rights offered in the rights offering.

(4)	Includes: (i) 11,096,561 shares of common stock owned of record by Mr. Sillerman, of which 324,254 shares have been pledged to secure amounts owed to CKX under our line of credit agreement; (ii) 200,000 shares of common stock owned of record by Laura Baudo Sillerman, Mr. Sillerman’s spouse; (iii) 511,278 shares of common stock owned of record by Sillerman Capital Holdings, L.P., a limited partnership controlled by Mr. Sillerman through a trust for the benefit of Mr. Sillerman’s descendants; and (iv) 3,037,365 shares which will be purchased in the rights offering. Mr. Sillerman is our Chairman and Chief Executive Officer.

(5)	Includes: (i) 500,000 shares of common stock owned of record by Dayssi Olarte de Kanavos 2008 GRAT; (ii) 500,000 shares of common stock owned of record by Paul C. Kanavos 2008 GRAT; (iii) 4,408,854 shares of common stock owned of record by Paul Kanavos and his spouse Dayssi Kanavos, as joint tenants; and (iv) 344,254 shares of common stock owned of record by Paul C. Kanavos, of which 324,254 shares have been pledged to secure amounts owed to CKX under our line of credit agreement. Mr. Kanavos is our President and serves on our board of directors.

(6)	Includes: (i) 176,238 shares of common stock owned of record by Brett Torino; and (ii) 5,556,870 shares of common stock owned of record by ONIROT Living Trust, of which 324,254 shares have been pledged to secure amounts owed to CKX under our line of credit agreement.

(7)	Includes 60,261 shares of common stock owned of record by an affiliated limited partnership of The Huff Alternative Fund, L.P. and 1,401,221 shares which may be purchased in the rights offering. William R. Huff possesses the sole power to vote and dispose of all the shares of our common stock held by the two Huff entities, subject to certain internal compliance procedures. The address of the Huff entities is 67 Park Place, Morristown, New Jersey 07960.

(8)	Includes 500,000 shares of common stock which Mr. Shier purchased pursuant to the terms of his employment agreement.

(9)	Includes 139,078 shares which may be purchased in the rights offering.

(10)	Includes 3,775 shares which may be purchased in the rights offering.

(11)	Includes: (i) 1,384,119 shares of common stock owned of record by Mr. Silverman; (ii) 192,897 shares of common stock owned of record by Silverman Partners LP, in which Mr. Silverman is the sole general partner and (iii) 16,750 shares which may be purchased in the rights offering.

(12)	Includes: (i) 150,000 shares of common stock owned of record by Mr. Nelson, and (ii) 5,000 shares which may be purchased in the rights offering.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 300 million shares of common stock, $0.01 par value per share, and 75 million shares of undesignated preferred stock, $0.01 par value per share. The following is a summary of the rights of our common stock and preferred stock. For more detailed information, see our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

Common Stock

As of February 29, 2008, there were 39,790,247 shares of common stock outstanding, which were held of record by 614 stockholders. Except as otherwise provided by our certificate of incorporation or Delaware law, the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our certificate of incorporation or Delaware law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

Pursuant to the investment agreement we entered into with Huff, Huff will purchase one share of special preferred stock, referred to herein as the Special Preferred Stock. We are obligated to file a certificate of designation for the Special Preferred Stock prior to the earlier of the closing of the transactions contemplated by the Huff investment agreement or fifteen days after the closing (or abandonment) of the rights offering.

The certificate of designation for the Special Preferred Stock will include certain rights for Huff. Huff will receive the right to appoint one member of the our board of directors, and one observer to all board meetings. This right will vest upon entry into the Huff investment agreement, but will not become effective until following the closing of the transactions contemplated by the Huff investment agreement (or the rights offering, if no shares are acquired by Huff pursuant to the Huff investment agreement), or if the rights offering is abandoned. The right to appoint a member of the board of directors will remain in effect for so long as Huff continues to own in excess of 20% of the total number of shares acquired by Huff in (x) CKX, Inc.’s registered distribution of shares of our common stock to its stockholders of record on December 31, 2007, (y) the rights offering and (z) pursuant to the investment agreement.

In addition, so long as the Special Preferred Stock is outstanding, (i) the Huff director designee shall have the right, subject to any restrictions of The NASDAQ Global Market or the Securities and Exchange Commission, or applicable law, to be a member of, and the chairman of, any committee of the board formed for the purpose of reviewing any “related party transaction” that is required to be disclosed pursuant to Regulation S-K, Item 404 or any successor rule or regulation or affiliated party transaction, including any such committee that may be formed pursuant to the applicable rules and regulations of the Securities and Exchange Commission or The NASDAQ Global Market, and (ii) we will not engage in any related party transaction or affiliated party transaction that requires the approval of a special committee under the rules and regulations of the Securities and Exchange Commission or The NASDAQ Global Market, unless expressly approved by a special committee formed with respect to a review thereof. However, if the Huff director designee would not be deemed independent or disinterested with respect to a related party transaction and therefore would not satisfy The NASDAQ Global Market or other applicable requirements for serving on the special committee formed with respect thereto, the Huff director designee will not serve on the relevant special committee but will have the right to attend meetings of the special committee as an observer, subject to any restrictions of The NASDAQ Global Market or applicable law. Furthermore, in the event that the attendance at any meetings of the special committee would raise confidentiality issues as between the parties to the transaction that, in the reasonable opinion of counsel to the relevant special committee, cannot be resolved by a confidentiality agreement, the Huff director designee shall be required to recuse himself from such meetings. Once Huff ceases to own 20% of such shares, we have the right to convert the Special Preferred Stock into one share of common stock.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

In light of our development plans for the Park Central site, and the regulatory requirements imposed by gaming authorities in connection with the implementation of such development plans, our certificate of incorporation prohibits anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to our capital stock;

•	exercising voting or other rights conferred by our capital stock; and

•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An “unsuitable person” is any person that is determined by a gaming authority to be unsuitable to own or control any of our capital stock or to be connected or affiliated with a person engaged in gaming activities or who causes us or any affiliated company to lose or to be threatened with the loss of, or who, in the sole discretion of our board of directors, is deemed likely to jeopardize our or any of our affiliates’ application for, right to the use of, or entitlement to, any gaming license.

“Gaming authorities” include all international, foreign, federal state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). “Affiliated companies” are those companies indirectly affiliated or under common ownership or control with us, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. Our certificate of incorporation defines “ownership” or “control” to mean ownership of record, beneficial ownership as defined in Rule 13d-3 promulgated under the Securities Exchange Act or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.

Redemption or Mandatory Sale of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Our certificate of incorporation provides that our capital stock that is owned or controlled by a person or an affiliate of a person that is deemed to be unsuitable by gaming authorities can be redeemed by us, out of funds legally available for that redemption, by appropriate action of our board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by us.

From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by our board of directors. If determined by our board of directors, the price of capital stock will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on any inter-dealer quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect. In the event our board of directors determines that such a redemption would adversely affect us, we shall require such person and/or its affiliates to sell the shares of our capital stock subject to the redemption.

Our certificate of incorporation requires any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all costs, including attorneys’ fees, incurred by us and our affiliated companies as a result of the unsuitable person’s or affiliates ownership or control or failure promptly to divest itself of any of our capital stock, securities or interests therein.

Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

Certain provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, subject to the right of the stockholders to elect a successor at the next annual or special meeting of stockholders, which limits the ability of stockholders to fill vacancies on our board of directors.

•	Our stockholders may not call a special meeting of stockholders, which would limit their ability to call a meeting for the purpose of, among other things, voting on acquisition proposals.

•	Our by-laws may be amended by our board of directors without stockholder approval, provided that stockholders may repeal or amend any such amended by-law at a special or annual meeting of stockholders.

•	Our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written action in lieu of a meeting.

•	Our certificate of incorporation does not provide for cumulative voting in the election of directors, which could limit the ability of minority stockholders to elect director candidates.

•	Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•	Our board of directors may authorize and issue, without stockholder approval, shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company.

As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to “opt out” of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting securities.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We elected to “opt out” of Section 203 by an express provision in our original certificate of incorporation. However, Subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment. By electing to “opt out” of Section 203, we are not subject to the three year restriction on engaging in business transactions with an interested stockholder.

Our certificate of incorporation may only be amended by the affirmative vote of a majority of the outstanding shares of our common stock at an annual or special meeting of stockholders and specifically provides that our board of directors is expressly authorized to adopt, amend or repeal our by-laws. The by-laws additionally provide that they may be amended by action of the stockholders at an annual or special meeting, except for certain sections relating to indemnification of directors and officers.

Limitation of liability and indemnification

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful dividends and stock purchases, or for any transaction from which the director derived an improper personal benefit. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Listing

Our shares of common stock are listed on The NASDAQ Global Market under the symbol “FXRE.” Our subscription rights are listed for trading on The NASDAQ Global Market under the symbol “FXRER.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

Park Central Loan

On July 6, 2007, our indirect wholly-owned subsidiaries, Metroflag BP and Metroflag Cable as borrowers, and BP Parent, LLC, our wholly-owned subsidiary, as guarantor, closed on an increase to and amendment and restatement of their existing indebtedness in favor of Credit Suisse, Cayman Islands Branch, as administrative and collateral agent for various lenders in connection with both a first lien and second lien credit facility. The amended and restated first and second lien credit facilities comprise a first lien credit facility debt of $280 million, and a second lien credit facility debt of $195 million, for an aggregate indebtedness of $475 million. BP Parent, LLC is wholly owned by FX Luxury Realty.

The Park Central Loan is due and payable on July 6, 2008, provided that if we are not in default under the terms of the loan and meet certain other requirements, including depositing additional amounts into the interest reserve, carrying cost reserve and operating expense reserve accounts, we may elect to extend the maturity date for up to two additional six month periods. We anticipate that the initial six month extension will require us to deposit approximately $50 million into reserve accounts, which amount will need to be obtained through additional debt or equity financing. The second six month extension will likely require us to obtain additional debt or equity financing. We cannot assure you that we will be able to obtain such financing on terms favorable to our business or at all. Full or partial repayment of the loans may also be triggered upon the occurrence of certain events including, without limitation, issuance of debt, issuance of equity securities, receipt of casualty, condemnation or dedication proceeds, commencement of insolvency proceedings, or in the event of uncured defaults.

Each loan prohibits any dividends or distributions by any of the borrowers or BP Parent, LLC to any of their parent entities, including us and FX Luxury Realty.

The first lien credit facility loan, comprised of a Tranche A component in the amount of $250 million and a Tranche B component in the amount of $30 million, bears interest at a rate per annum determined by the administrative agent at 11:00 a.m. (London time) on the date that is two business days prior to the beginning of the relevant interest period (with an initial interest period duration of one month) by making reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by Bloomberg Information Service, also known as a BBA Rate), as adjusted for Eurocurrency reserve requirements of the lenders, plus (a) 150 basis points for the Tranche A loan component or (b) 400 basis points for the Tranche B component. The effective interest rates on Tranche A loan component and Tranche B loan component at December 31, 2007 were 6.5% and 9.0%, respectively.

The second lien credit facility loan bears interest at a rate per annum of the BBA Rate, as adjusted for Eurocurrency reserve requirements of the lenders, plus 900 basis points. The effective interest rate on the second lien credit facility loan December 31, 2007 was 14.0%.

In the event of a voluntary prepayment in whole or in part of the second lien credit facility, the borrowers on the two credit facilities are obligated to pay a prepayment premium of 2% of such amount being prepaid if prepayment occurs prior to the first anniversary of the effective date, and 1% of such amount being prepaid if prepayment occurs after the first anniversary of the effective date.

Both of the first and second lien credit facilities are guaranteed by FX Luxury Realty and Flag Luxury Properties to the extent either borrower commits “bad boy” acts against the lenders. Such acts include filing for bankruptcy, fraud, gross negligence, misapplication of funds, unauthorized transfers of the mortgaged property or other collateral and other intentional, fraudulent or willful acts of malfeasance prejudicial to the lenders. FX Luxury Realty and Flag Luxury Properties would become fully responsible for repayment of the loans under the first and second credit facilities as a result of any such “bad boy” act. Flag Luxury Properties’ “bad boy” guarantee terminated on the date that it distributed its shares of our common stock to its members and certain of its employees. Both of the first and second lien facilities are secured by deeds of trust on the real properties owned by the borrowers on the two credit facilities, and by pledge and security agreements from such borrowers and BP Parent, which agreements include pledges of 100% of the membership interests in the borrowers. The loan also requires the maintenance of certain financial covenants including (i) a maximum first lien debt LTV ratio, (ii) a total debt LTV ratio, and (iii) a second lien debt LTV ratio.

We anticipate repaying the entire balance of the first and second lien credit facilities with proceeds from a construction loan. Though we have had informal conversations with several lenders regarding a construction loan, we have not entered into any agreements with any lenders with respect to a construction loan, nor have we reached any agreement regarding any terms thereof. There can be no assurance that we will be able to obtain a construction loan before maturity of the credit facilities on terms acceptable to us or at all.

Bear Stearns Margin Loan

On September 28, 2007 we entered into a $7.7 million margin loan with Bear Stearns, the proceeds of which were used to exercise the option to acquire an additional 573,775 shares of Riviera Holdings Corporation’s common stock at a price of $23 per share. The margin loan requires a maintenance margin equity of 40% of the shares market value and bears interest at LIBOR plus 100 basis points. The effective interest rate on the margin loan at December 31, 2007 was 5.87%. The loan is payable upon sale of any of the underlying shares on a proportional basis.

Also see “Certain Relationships — Related Party Indebtedness” for information on additional indebtedness of our company.

CERTAIN RELATIONSHIPS

Overview

There are a number of conflicts of interest of which you should be aware regarding our ownership and operations. Set forth below a list of related parties with whom we have engaged in one or more transactions as well as a summary of each transaction involving such related parties.

Related Parties

•	Robert F.X. Sillerman, our Chairman and Chief Executive Officer, (i) is the Chairman and Chief Executive Officer of CKX, Inc., (ii) owns approximately 31% of the outstanding common stock of CKX, (iii) is a director, executive officer and principal stockholder of 19X, which has entered into an agreement to acquire CKX, (iv) owns approximately 29.3% of the outstanding equity of Flag Luxury Properties, and (v) has personally guaranteed a $23 million loan to our company from an affiliate of Credit Suisse.

•	Paul Kanavos, our President, (i) is the Chairman and Chief Executive Officer of Flag Luxury Properties, and (ii) owns approximately 29.3% of the outstanding equity of Flag Luxury Properties.

•	Flag Luxury Properties holds a $45 million priority preferred distribution as more fully described below.

•	CKX, Inc. (i) is party to a shared services agreement with us as more fully described below, (ii) is party to license agreements with us, through its subsidiaries, as more fully described below, and (iii) has loaned us $6.0 million under a $7.0 million line of credit, as more fully described below.

•	We have entered into an Option Agreement with 19X, Inc. which, if and when effective, would give us the right to acquire an 85% interest in the Elvis Presley business currently owned and operated by CKX, Inc. through its Elvis Presley Enterprises subsidiaries. Because 19X will only own those rights upon consummation of its pending acquisition of CKX, the effectiveness of the Option Agreement is conditioned upon the closing of 19X’s acquisition of CKX.

Flag Luxury Properties Contribution and Sale of Assets to FX Luxury Realty

In May 2007, Flag Luxury Properties contributed all of its direct and indirect membership interests in the following subsidiaries, which directly own the Park Central site, to FX Luxury Realty in exchange for membership interests therein: BP Parent, LLC, a Delaware limited liability company; Metroflag BP, LLC, a Nevada limited liability company; Metroflag Cable, LLC, a Nevada limited liability company; and Metroflag Management, LLC, a Nevada limited liability company. We sometimes refer to these subsidiaries here and in the consolidated financial statements contained elsewhere in this prospectus as “Metroflag” or the “Metroflag entities.”

On June 1, 2007, Flag Leisure Group, LLC, the managing member of Flag Luxury Properties, sold to FX Luxury Realty all of the membership interests in RH1, LLC, a Nevada limited liability company which is the record and beneficial owner of 418,294 shares of common stock of Riviera Holdings Corporation for consideration of approximately $12.5 million, paid in cash.

Also on June 1, 2007, Flag Luxury Properties sold to FX Luxury Realty all of the membership interests in Flag Luxury Riv, which is the record and beneficial owner of 418,294 shares of common stock of Riviera Holdings Corporation for consideration of approximately $9.1 million, $8.1 million of which was paid in cash, with $1 million paid in the form of a note.

On March 23, 2007, Robert F.X. Sillerman loaned Flag Luxury Properties, which in turn loaned its subsidiary Flag Luxury Riv, $1.15 million in connection with the acquisition by Flag Luxury Riv of a 50% beneficial ownership interest in an option to acquire 1,147,550 shares of Riviera Holdings Corporation. On June 1, 2007, FX Luxury Realty, which succeeded to the debt upon acquiring Flag Luxury Riv, repaid the loan using a portion of the proceeds from a $23 million loan from an affiliate of Credit Suisse which is described below.

On May 31, 2007, Flag Luxury Properties made a payment in the amount of $7.5 million on behalf of FX Luxury Realty in connection with the buyout of Leviev Boymelgreen of Nevada, an affiliate of Africa-Israel Investments Ltd., the former 50% owner of entities that own the Park Central site. On June 1, 2007, FX Luxury Realty issued a promissory note to Flag Luxury Properties evidencing the amount owed. The note was repaid on July 9, 2007 from the proceeds of CKX’s investment in FX Luxury Realty and is no longer outstanding.

CKX Investment, Transfer to Distribution Trusts and Reorganization

On June 1, 2007, CKX invested $100 million in cash in exchange for 50% of the common membership interests of FX Luxury Realty.

On June 18, 2007, CKX declared a dividend consisting of 25% of our shares of common stock. Prior to declaring the dividend, CKX formed two trusts:

•	CKX FXLR Stockholder Distribution Trust I, or Distribution Trust I, formed to hold the dividend property for the benefit of certain named CKX executive officers who are stockholders of CKX pending consummation of the CKX Distribution and

•	CKX FXLR Stockholder Distribution Trust II, or Distribution Trust II, formed to hold the FX Luxury Realty equity interests for the benefit of CKX stockholders as of the record date of the CKX Distribution pending consummation of the CKX Distribution.

Upon declaration of the dividend, CKX made the following irrevocable assignments and transfers:

•	CKX irrevocably transferred and assigned a 9.5% common membership interest in FX Luxury Realty to Distribution Trust I;

•	CKX contributed a 15.5% common membership interest in FX Luxury Realty to FX Real Estate and Entertainment in exchange for shares of FX Real Estate and Entertainment as step one in the previously disclosed plan to reorganize FX Luxury Realty into a Subchapter C corporation prior to the CKX Distribution of its equity interests to CKX stockholders; and

•	CKX irrevocably transferred and assigned the FX Real Estate and Entertainment shares to Distribution Trust II.

Following these transfers, CKX owned 25% of the outstanding common membership interests of FX Luxury Realty, Distribution Trust I owned 9.5% of the common membership interests of FX Luxury Realty, we owned 15.5% of FX Luxury Realty and Flag Luxury Properties owned the remaining outstanding 50%. Following these transfers, we were wholly-owned by Distribution Trust II. As a result of the distribution to the trusts, CKX no longer had any interest in or control over the equity transferred to the Distribution Trust I and Distribution Trust II.

On September 26, 2007, CKX, Distribution Trust I and Flag Luxury Properties, LLC exchanged all of their common membership interests in FX Luxury Realty for shares of our common stock.

Immediately following the reorganization, also on September 26, 2007, CKX acquired an additional $1.5 million of our common stock, and Flag Luxury Properties acquired an additional $0.5 million of our common stock, the pricing for which was based on the same valuation used at the time of CKX’s initial investment in FX Luxury Realty in June 2007. As a result of the reorganization described above and the purchase of the additional shares, we were owned 25.5% by CKX, 25.75% in the aggregate by the two Distribution Trusts and 49.75% by Flag Luxury Properties.

On September 27, 2007, CKX declared a dividend consisting of 23.5% of our outstanding shares of common stock. Prior to declaring the dividend, CKX formed the CKX FXLR Stockholder Distribution Trust III, formed for the benefit of CKX stockholders as of the record date. Upon declaration of the dividend, CKX irrevocably assigned shares of our common stock representing 23.5% of the issued and outstanding shares of our common stock to the Distribution Trust III. As a result of the distribution to the trust, CKX no longer had any interest in or control over the equity transferred to the Distribution Trust III.

Flag Distribution

On November 30, 2007, Flag Luxury Properties distributed all of its shares of our common stock, representing 49.75% of the then outstanding shares of our common stock, to its members, including Messrs. Sillerman and Kanavos, and certain of its employees.

Preferred Distribution

Flag Luxury Properties holds a $45 million priority preferred distribution right in FX Luxury Realty. This right entitles Flag Luxury Properties to receive an aggregate amount of $45 million prior to any distributions of cash by FX Luxury Realty from the proceeds of certain predefined capital transactions, including the payment of $30 million from the proceeds of the rights offering and, if applicable, the related investment agreements described elsewhere herein. From and after November 1, 2007, Flag Luxury Properties is entitled to an annual return on the preferred priority distribution equal to the Citibank N.A. prime rate as reported from time to time in the Wall Street Journal. The prime rate at September 30, 2007 was 7.75%. Until the preferred distribution is paid in full, we are required to use the proceeds from certain predefined capital transactions to pay the amount then owed to Flag Luxury Properties under such priority preferred distribution right. This right carries no voting or other rights, other than the right to receive the priority preferred distribution. Robert F.X. Sillerman and Paul Kanavos each own, directly and indirectly, an approximate 29.3% interest in Flag Luxury Properties and each will be entitled to receive his pro rata participation of the $45 million priority distribution when paid by FX Luxury Realty. We intend to use certain proceeds from this rights offering and, if applicable, the related investment agreements described elsewhere herein, to pay $30 million of the $45.0 million preferred priority distribution.

License Agreements

Simultaneous with the CKX investment in FX Luxury Realty, FX Luxury Realty entered into a worldwide license agreement with Elvis Presley Enterprises, Inc., a subsidiary of CKX, granting FX Luxury Realty the exclusive right to utilize Elvis Presley-related intellectual property in connection with the development, ownership and operation of Elvis Presley-themed hotels, casinos and certain other real estate-based projects and attractions around the world.

FX Luxury Realty also entered into a worldwide license agreement with Muhammad Ali Enterprises, LLC, also a subsidiary of CKX, granting FX Luxury Realty the right to utilize Muhammad Ali-related intellectual property in connection with Muhammad Ali-themed hotels and certain other real estate-based projects and attractions. The terms of the License Agreements are described more fully herein under “The Company — Elvis Presley License Agreement” and “The Company — Muhammad Ali License Agreement.”

Conditional Amendment

We have entered into an agreement with 19X to amend the License Agreement between our Company and EPE, which amendment shall only become effective upon the closing of 19X’s acquisition of CKX.

If and when effective, the amendment to the License Agreement will provide that, if, by the date that is 7 1/2 years following the closing of 19X’s acquisition of CKX, EPE has not achieved certain financial projections, we will be entitled to a reduction of $50 million against 85% of the payment amounts due under the License Agreement, with such reduction to occur ratably over the ensuing three year period provided, however, that if we have failed in our obligations to build any hotel to which we had previously committed under the definitive Graceland master redevelopment plan, then this reduction shall not apply.

The amendment to the License Agreement also provides that we may lose our right to construct hotel(s) as part of the Graceland master development plan (i) in the event we approve a master plan (as contemplated under the Option Agreement with 19X) but subsequently fail to deliver a notice within ten (10) days of such approval of our intent to proceed with the hotels contemplated in the master plan or, (ii) in the alternative, if we fail to deliver our notice of intent to proceed in accordance with the definitive master plan within ninety days of presentation of a master plan that 19X has agreed to undertake but which we have not approved.

Shared Services Agreement

We are party to a shared services agreement with CKX, pursuant to which employees of CKX, including members of senior management, provide services for us, and certain of our employees, including members of senior management, provide services for CKX. The services to be provided pursuant to the shared services agreement are expected to include management, legal, accounting and administrative.

Payments under the agreements are made on a quarterly basis and will be determined taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the company with which they are employed. Each quarter, representatives of the parties will meet to (i) determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and (ii) prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due. The parties shall use their reasonable, good-faith efforts to determine the net payments due in accordance with the factors described in above.

Each party shall promptly present the report prepared as described above to the independent members of its board of directors or a duly authorized committee of independent directors for their review as promptly as practicable. If the independent directors or committee for either party raise questions or issues with respect to the report, the parties shall cause their duly authorized representatives to meet promptly to address such questions or issues in good faith and, if appropriate, prepare a revised report. If the report is approved by the independent directors or committee of each party, then the net payment due as shown in the report shall be promptly paid.

The term of the agreement runs until December 31, 2010, provided, however, that the term may be extended or earlier terminated by the mutual written agreement of the parties, or may be earlier terminated upon 90 days written notice by either party in the event that a majority of the independent members of such party’s board of directors determine that the terms and/or provisions of this agreement are not in all material respects fair and consistent with the standards reasonably expected to apply in arms-length agreements between affiliated parties; provided further, however, that in any event either party may terminate the agreement in its sole discretion upon 180 days prior written notice to the other party.

Because the shared services agreement with CKX constitutes an agreement with a related party, the agreement was reviewed and approved by the independent members of our board of directors. In addition, the agreement was reviewed and approved by a special committee of independent members of the board of directors of CKX formed to evaluate and approve certain related party transactions.

Sillerman Investment Agreement

We have entered into an investment agreement with Robert F.X. Sillerman, our Chairman and Chief Executive Officer, pursuant to which Mr. Sillerman has agreed to subscribe for his full pro rata amount of shares in this rights offering (representing 3,037,365 shares), as well as to purchase up to 50% of the shares that remain unsold in the rights offering after Huff’s initial $15 million investment (pursuant to the Huff investment agreement described elsewhere herein) at the same subscription price per share being offered to our stockholders. Mr. Sillerman will not receive any consideration for entering into his investment agreement. Mr. Sillerman has notified the Company that he intends to subscribe and pay for all 3,037,365 shares underlying his rights immediately upon commencement of the rights offering. We intend to use $23 million of the proceeds from this purchase to repay the $23 million loan from an affiliate of Credit Suisse (which is guaranteed by Mr. Sillerman) prior to its maturity on March 15th.

Because Mr. Sillerman, is our Chairman and Chief Executive Officer, the investment agreement with Mr. Sillerman is deemed an affiliated transaction and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged independent legal counsel to assist in its review and oversight of the transaction. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for an abstention by Mr. Sillerman) unanimously approved the transaction.

Conditional Option Agreement with 19X

We have entered into an Option Agreement with 19X, Inc. pursuant to which, in consideration for annual option payments as described elsewhere herein, we will have the right to acquire an 85% interest in the Elvis Presley business currently owned and operated by CKX, Inc. through its Elvis Presley Enterprises subsidiaries at an escalating price over time as set forth elsewhere herein. Because 19X will only own those rights upon consummation of its pending acquisition of CKX, the effectiveness of the Option Agreement is conditioned upon the closing of 19X’s acquisition of CKX. In the event that the merger agreement between 19X and CKX is terminated without consummation or the merger fails to close for any reason, the Option Agreement with 19X will also terminate and thereafter have no force and effect. For a more detailed description of the conditional Option Agreement with 19X please see below under the heading “— The Company — Transactions With and Involving Elvis Presley Enterprises — Conditional Option Agreement with 19X.”

Because our Chairman and Chief Executive Officer, Robert F.X. Sillerman, is also the Chairman and President of 19X, the Option Agreement and the Amendment to the Elvis Presley Enterprises License Agreement with 19X are deemed affiliated transactions and therefore required the review and oversight of a special committee of our independent directors. A special committee comprised of independent directors Messrs. David M. Ledy and Harvey Silverman was established to review and oversee the transaction. The special committee engaged The Salter Group to serve as its independent financial advisor in connection with its review of the financial terms of the Option Agreement and engaged independent legal counsel to assist in its review and oversight of the transactions. Our board of directors, acting upon the unanimous recommendation of the special committee, has (except for abstentions by directors affiliated with 19X or EPE) unanimously approved the transaction.

Stockholder Lock-Ups

Certain of our affiliates, including Robert F.X. Sillerman, Brett Torino and Paul C. Kavanos, have entered into lock-up agreements which prevent them from selling their shares of our common stock until the expiration of certain lock-up periods for periods of one to three years from the time of the reorganization transactions. Mr. Sillerman has agreed to not sell any of the shares that he received as part of the CKX Distribution for a period of one (1) year. Messrs. Sillerman, Kanavos and Torino have agreed not to sell any of the shares they received in connection with the distribution from Flag Luxury Properties to its members and certain of its employees for a period of three (3) years. All other members of Flag Luxury Properties, other than Messrs. Sillerman, Kanavos and Torino, representing approximately 6.0% of the outstanding shares of our common stock, have agreed not to sell their shares for a period of one year. Once Mr. Sillerman’s one year lock up with respect to the shares of our common stock he received as part of the distribution expires, we expect that 8,771,521 shares of our common stock will be eligible for sale pursuant to Rule 144 and once the three year lock-up agreements for Messrs. Sillerman, Kanavos and Torino expire, we expect that 26,470,845 shares of our common stock will be eligible for sale pursuant to Rule 144. The distribution of the shares of common stock held by CKX and Flag Luxury Properties to their respective stockholders and members are permitted under the terms of the lock-up agreements.

Related Party Indebtedness

On or about June 1, 2007, FX Luxury Realty issued a note to Flag Luxury Properties in the amount of $1 million as part of the purchase price for Flag Luxury Riv, which amount reflected expenses incurred in connection with its proposed merger with Riviera Holdings Corporation. The note is due and payable in full on March 31, 2008 with interest accruing at a rate of 5% per annum from the date of issuance through December 31, 2007 and a rate of 10% per annum thereafter. The note is pre-payable at any time without penalty. We intend to use a portion of the proceeds from the rights offering to repay this note.

FX Luxury Realty received a loan in the amount of $23 million from an affiliate of Credit Suisse pursuant to a promissory note dated June 1, 2007. The note, as amended on September 24, 2007 and December 6, 2007, is due and payable on March 15, 2008. The note bears interest at a rate equal to the London Inter-Bank Offered Rate plus 250 basis points. On December 31, 2007, the effective interest rate on this loan was 7.63%. Robert F.X. Sillerman has provided a personal guarantee for the $23 million loan we received from Credit Suisse. The proceeds from the loan were used to used to (i) pay the cash consideration for the membership interests in RH1 and Flag Luxury Riv described above in an aggregate principal amount of approximately $20.6 million, (ii) repay approximately $1.15 million plus accrued interest to Flag Luxury Properties for amounts incurred by Flag Luxury Properties on behalf of Flag Luxury Riv in connection with the acquisition of the option to acquire 1,147,550 Riviera Holdings Corporation shares at $23.00 per share and (iii) fund $1.0 million in interest reserves in a segregated account. Mr. Sillerman has notified the Company that he intends to subscribe and pay for all 3,037,365 shares underlying his rights immediately upon commencement of the rights offering. We intend to use $23 million of the proceeds from this purchase to repay the Riv loan prior to its maturity on March 15th.

On September 26, 2007, we entered into a line of credit agreement with CKX pursuant to which CKX agreed to loan up to $7.0 million to us, approximately $6.0 million of which was drawn down on September 26, 2007 and is evidenced by a promissory note dated September 26, 2007. We used the proceeds of the loan, together with proceeds from additional borrowings, to exercise the option to acquire an additional 573,775 shares of Riviera Holdings Corporation’s common stock [AMEX: RIV] at a price of $23 per share. The loan bears interest at LIBOR plus 600 basis points and is payable upon the earlier of (i) two years and (ii) our consummation of an equity raise at or above $90.0 million. On December 31, 2007, LIBOR was 4.86% and the effective interest rate on this loan was 10.86%. Messrs. Sillerman, Kanavos and Torino, severally but not jointly, have secured the loan by pledging, pro rata, an aggregate of 972,762 shares of our common stock. We intend to use certain proceeds from this rights offering and, if applicable, sales under the related investment agreements to repay all amounts outstanding under the CKX loan.

Employee Relationships

Dayssi Olarte de Kanavos, the spouse of our President, Paul Kanavos, is the Senior Vice President of Marketing and Branding for Flag Luxury Properties and, from time to time, will provide marketing and branding-based services for us. We will be required to reimburse Flag Luxury Properties for the services provided by Ms. Kanavos in an amount equal to the fair value of the services as agreed between the parties and approved by our compensation committee. We are unable to estimate the extent of the services to be provided by Ms. Kanavos at this time and therefore cannot estimate the amount that we will be required to reimburse to Flag Luxury Properties.

Board Decisions and Certain Conflicts of Interest

Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our board will be responsible for making decisions on our behalf. In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors or a special committee thereof.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the rights offering to the Holders. This discussion assumes that the Holders hold our common stock as a capital asset for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Holders that are U.S. persons and that are the initial recipients of the rights, and does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances or to Holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, Holders who are dealers in securities or foreign currency, partnerships (including any entity treated as a partnership for U.S. Federal income tax purposes), foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, Holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU.

Receipt of the Rights

You will not recognize income for U.S. federal income tax purposes in connection with the receipt of rights in the rights offering.

Expiration of the Rights

If you allow rights received in the rights offering to expire, you will not recognize any gain or loss. The tax basis discussion below will not apply to you with respect to the expired rights.

Exercise of the Rights

Generally, you will not recognize any gain or loss upon the exercise of rights received in the rights offering, and the tax basis of the shares of common stock acquired through exercise of the rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the rights (as described below). The holding period for the shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Sale or Transfer of Rights

If you sell or otherwise transfer the rights received in the rights offering in a taxable transaction, you will recognize capital gain or loss in an amount equal to the difference between your basis, if any, in your rights (as described below) and the amount of cash plus the fair market value of any other property received in exchange for the rights. Such gain or loss will be long term capital gain or loss, as the case may be, if you are treated as having held the rights for more than one year.

You may be subject to backup withholding with respect to the proceeds received on the sale or other taxable transfer of rights. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service. In general, you will be subject to backup withholding unless (1) you are an entity (including a corporation or a tax-exempt entity) that is exempt from withholding and, when required, demonstrate this fact or (2) you provide your Taxpayer Identification Number (“TIN”) and certify that the TIN provided is correct, you are exempt from backup withholding, you have not been notified by the Internal Revenue Service that you are subject to backup withholding due to underreporting of interest or dividends, and you otherwise comply with the applicable requirements of the backup withholding rules. The amounts subject to backup withholding will also be subject to information reporting requirements if you are not an exempt recipient.

Tax Basis and Holding Period of the Rights

The tax basis of the rights received by you in the rights offering will be zero unless either (1) the fair market value of the rights on the date such rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which they are received or (2) you irrevocably elect, on your U.S. federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of such common stock to the rights. If you make such election, you must retain a copy of the election and the tax return with which it was filed in order to be able to substantiate any basis allocation upon a subsequent disposition of stock received upon exercise of the rights. If either (1) or (2) is true and you exercise or transfer the rights, your basis in the common stock with respect to which the rights are received will be allocated between such common stock and such rights in proportion to the respective fair market values of the common stock and the rights on the date the rights are distributed. You should consult with your tax advisor regarding the value, if any, of the rights and the determination of the proper allocation of basis between the rights and the common stock with respect to which the rights are received.

Your holding period for the rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the rights offering, we will have 49,661,921 shares of common stock outstanding. Of these shares of common stock, the 9,871,674 shares of common stock being distributed hereby will be freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. Because approximately 25,841,801 shares of our common stock are held by our affiliates, these share are “restricted securities,” as that phrase is defined in Rule 144, and may not be resold except pursuant to a registration under the Securities Act or an exemption from such registration, including, among others, the exemptions provided by Rule 144, 144(k) or 701 under the Securities Act, which rules are summarized below. Taking into account the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:

•	no shares will be available for immediate sale on the date of this prospectus;

•	Messrs. Sillerman, Kanavos and Torino, have the right to enter into registration rights agreements with us. To the extent we do enter into such registration rights agreements, Messrs. Sillerman, Kanavos and Torino would each be entitled to one demand registration on Form S-3 and two piggy-back registrations on equity offerings effected by us for any other stockholders of our company, subject to standard underwriter lock-ups and cut-back provisions, and other customary terms and conditions; and

•	approximately 2,347,133 shares will be available for sale on September 27, 2008.

In general, under Rule 144 as currently in effect, a person who is an “affiliate,” as that term is defined in the Securities Act, has beneficially owned shares for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock (approximately 497,000 shares immediately following the rights offering); or

•	the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

Sales under Rule 144 by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an “affiliate” of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least six months, would be entitled to sell such shares without regard to the volume limitations or manner of sale provisions provided current public information about us is available and, after one year, an unlimited number of such shares without restriction.

Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for our shares of common stock is The Bank of New York Mellon Corporation.

PLAN OF DISTRIBUTION

On or about March 10, 2008, we will distribute the rights, rights certificates and copies of this prospectus to the Holders of our common stock on the Record Date. Rights holders who wish to exercise their rights and purchase shares of our common stock must complete the rights certificate and return it with payment for the shares to the subscription agent, The Bank of New York Mellon Corporation, at the following address:

By Mail:	By Overnight Courier:
Mellon Bank	Mellon Bank
Attention: Corporate Actions Department	Attention: Corporate Actions Department
P.O. Box 3301	480 Washington Boulevard, 27th Floor
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310

See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact The Bank of New York Mellon Corporation.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

Bear, Stearns & Co. Inc. and Merrill Lynch, Fenner, Pierce & Smith Incorporated have assisted us in connection with our communications with certain stockholders and investors. We are not compensating Bear, Stearns & Co. Inc. or Merrill Lynch, Fenner, Pierce & Smith Incorporated for such assistance, but we have agreed to reimburse them for certain expenses, including legal expenses, incurred in connection therewith. We have also agreed to indemnify Bear, Stearns & Co. Inc. and Merrill Lynch, Fenner, Pierce & Smith Incorporated and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. Neither Bear, Stearns & Co. Inc. nor Merrill Lynch, Fenner, Pierce and Smith Incorporated is underwriting any of the shares of our common stock being sold in this offering or makes any recommendation with respect to such shares.

An affiliate of Bear, Stearns & Co. Inc. is the lender under a $7.7 million margin loan under which we are the borrower.

Bear, Stearns & Co. Inc. and Merrill Lynch, Fenner, Pierce & Smith Incorporated and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for our affiliates, including Mr. Sillerman, 19X, Inc. and CKX, Inc., in the ordinary course of business, for which they have received or may continue to receive customary fees and expenses.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the common stock offered by this prospectus for us. A shareholder of Greenberg Traurig, LLP beneficially owns 64,752 shares of our common stock.

EXPERTS

The consolidated financial statements of FX Real Estate and Entertainment Inc. as of December 31, 2007 and for the period from May 11, 2007 to December 31, 2007, and the combined financial statements of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and

Metroflag Management, LLC for the period from January 1, 2007 through May 10, 2007 and as of December 31, 2006, and for each of the two years in the period ended December 31, 2006 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which, with respect for FX Real Estate and Entertainment Inc., contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and any amendments thereto) under the Securities Act of 1933 with respect to the transferable subscription rights and the shares being distributed pursuant to this prospectus. This prospectus is part of the registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed as an exhibit are not necessarily complete, and you should consult a copy of those contracts or other documents filed as exhibits to the registration statement. For further information regarding us, please read the registration statement and the exhibits and schedules thereto.

You may read and copy the registration statement and its exhibits and schedules or other information on file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the Securities and Exchange Commission. We are subject to the reporting requirements of the Securities Exchange Act of 1934 and the reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be copied at the Securities and Exchange Commission’s public reference room. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our Securities and Exchange Commission filings and the registration statement by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

This prospectus includes statistical data obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

Contents

FX Real Estate and Entertainment Inc.

Consolidated Financial Statements
as of December 31, 2007 and for the period from May 11, 2007 through December 31, 2007, and Combined Financial Statements (Predecessor) as of December 31, 2006 and for the period from January 1, 2007 through May 10, 2007 and the years ended December 31, 2006 and 2005

Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2007 and Combined Balance Sheet (Predecessor) as of December 31, 2006	F-5
Consolidated Statement of Operations for the period from May 11, 2007 through December 31, 2007, and Combined Statements of Operations (Predecessor) for the period from January 1, 2007 through May 10, 2007 and the years ended December 31, 2006 and 2005
F-6
Consolidated Statement of Cash Flows for the period from May 11, 2007 through December 31, 2007, and Combined Statements of Cash Flows (Predecessor) for the period from January 1, 2007 through May 10, 2007 and the years ended December 31, 2006 and 2005
F-7
Consolidated Statement of Stockholders’ Equity for the period from May 11, 2007 to December 31, 2007 and Combined Statement of Members’ Equity (Predecessor) for the period from January 1, 2007 through May 10, 2007 and the years ended December 31, 2006 and 2005
F-8
Notes to Consolidated/Combined Financial Statements	F-9

FX Real Estate and Entertainment Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of FX Real Estate and Entertainment Inc.:

We have audited the accompanying consolidated balance sheet of FX Real Estate and Entertainment Inc. (the “Company”) as of December 31, 2007, and the related consolidated statement of operations, stockholders’ equity and cash flows for the period from May 11, 2007 to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FX Real Estate and Entertainment Inc. at December 31, 2007, and the consolidated results of its operations and cash flows for the period from May 11, 2007 to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that FX Real Estate and Entertainment Inc. will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s need to secure additional capital in order to pay obligations as they become due raises substantial doubt about its ability to continue as a going concern. Management’s plan as to this matter also is described in Note 3. These financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/  Ernst & Young LLP

New York, New York
March 3, 2008

Report of Independent Registered Public Accounting Firm

To the Members of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC:

We have audited the accompanying combined statements of operations, members’ equity, and cash flows for the period from January 1, 2007 through May 10, 2007 of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC (collectively, “Metroflag”). These financial statements are the responsibility of Metroflag’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Metroflag’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Metroflag’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations, members’ equity and cash flows of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC for the period from January 1, 2007 through May 10, 2007 in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Las Vegas, Nevada
August 23, 2007

Report of Independent Registered Public Accounting Firm

To the Members of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC and Metroflag Management, LLC:

We have audited the accompanying combined balance sheet of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC (collectively, “Metroflag”) as of December 31, 2006, and the related combined statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of Metroflag management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Metroflag’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Metroflag’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC at December 31, 2006 and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Las Vegas, Nevada
August 13, 2007

FX Real Estate and Entertainment Inc.

Balance Sheets
(amounts in thousands, except share data)

		Predecessor
	Consolidated	Combined
	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,559	$1,643
Restricted cash	60,350	11,541
Marketable securities	43,439	—
Rent and other receivables, net of allowance for doubtful accounts of $368 at December 31, 2007 and $13 at December 31, 2006	1,016	428
Deferred financing costs, net	6,714	41
Prepaid expenses and other current assets	1,031	1,010

Total current assets	115,109	14,663
Investment in real estate, at cost:
Land	533,336	222,598
Building and improvements	30,649	77,951
Furniture, fixtures and equipment	2,626	2,590
Capitalized development costs	6,026	12,680
Less: accumulated depreciation	(10,984)	(35,245)

Net investment in real estate	561,653	280,574
Acquired lease intangible assets, net	1,222	1,370

Total assets	$677,984	$296,607

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,809	$4,787
Accrued license fees	10,000	—
Debt	475,000	—
Notes payable	30,674	—
Due to related parties	3,022	1,050
Related party debt	1,020	—
Other current liabilities	1,114	559
Unearned rent and related revenue	—	723

Total current liabilities	531,639	7,119
Long-term debt	—	295,000
Related party debt	6,000	18,635
Other long-term liabilities	191	592

Total liabilities	537,830	321,346
Contingently redeemable stockholders’ equity	180	—
Stockholders’/members’ equity:
Preferred stock authorized 75,000,000 shares	—	—
Common stock, $0.01 par value: authorized 300,000,000 shares, 39,290,247 shares issued and outstanding at December 31, 2007	393	—
Members’ equity	—	(24,739)
Additional paid-in-capital	219,781	—
Accumulated deficit	(77,739)	—
Accumulated other comprehensive loss	(2,461)	—

Total stockholders’/members’ equity	139,974	(24,739)

Total liabilities and stockholders’/members’ equity	$677,984	$296,607

See accompanying notes to consolidated and combined financial statements

FX Real Estate and Entertainment Inc.

Statements of Operations
(amounts in thousands, except share and per share data)

		Predecessor
	Consolidated	Combined
	Period from	Period from	Predecessor	Predecessor
	May 11, 2007	January 1, 2007	Combined	Combined
	Through	Through	Year Ended	Year Ended
	December 31, 2007	May 10, 2007	December 31, 2006	December 31, 2005
Revenue	$3,070	$2,079	$5,581	$4,888

Operating expenses:
License fees	10,000	—	—	—
Selling, general and administrative expenses	6,874	421	104	146
Depreciation and amortization expense	116	128	358	379
Operating and maintenance	276	265	776	395
Real estate taxes	194	153	410	320
Impairment of capitalized development costs	12,672	—	—	—

Total operating expenses	30,132	967	1,648	1,240

Income (loss) from operations	(27,062)	1,112	3,933	3,648

Interest income	814	113	2,110	4
Interest expense	(31,471)	(14,557)	(28,385)	(15,688)
Other income (expense)	(6,358)	—	—	—
Loss from retirement of debt	—	(3,507)	—	(2,967)
Equity in earnings (losses) of affiliate	(4,969)	—	—	—
Minority interest	680	—	—	—
Loss from incidental operations	(9,373)	(7,790)	(17,718)	(9,242)

Net loss	$(77,739)	$(24,629)	$(40,060)	$(24,245)

Basic and diluted loss per share	$(1.98)

Basis and diluted average number of common shares outstanding	39,290,247

See accompanying notes to consolidated and combined financial statements

FX Real Estate and Entertainment Inc.

Statements of Cash Flows
(amounts in thousands)

		Predecessor
	Consolidated Period	Combined
	from	Period from	Predecessor	Predecessor
	May 11, 2007	January 1, 2007	Combined	Combined
	Through	Through	Year Ended	Year Ended
	December 31, 2007	May 10, 2007	December 31, 2006	December 31, 2005
Cash flows from operating activities:
Net loss	$(77,739)	$(24,629)	$(40,060)	$(24,245)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	10,983	8,472	19,670	10,187
Deferred financing cost amortization	6,760	41	3,943	1,415
Loss on exercise of derivative	6,358	—	—	610
Equity in loss of an unconsolidated affiliate	4,969	36	—	1,017
Minority interest	(680)	—	—	—
Impairment of capitalized development costs	12,672	—	—	—
Changes in operating assets and liabilities:
Receivables	120	(171)	(196)	(1,129)
Other current and non-current assets	(573)	(933)	1,871	(3,194)
Accounts payable and accrued expenses	2,985	(2,486)	2,174	942
Accrued license fees	10,000	—	—	—
Due to related parties	1,188	22	230	820
Unearned revenue	(767)	991	234	138
Other	177	27	112	44

Net cash used in operating activities	(23,547)	(18,630)	(12,022)	(13,395)

Cash flows used in investing activities:
Restricted cash	934	11,541	(9,787)	(1,754)
Capitalized development costs	(1,233)	—	—	—
Development of real estate including land acquired	—	(45)	(5,206)	(4,981)
Acquisitions of real estate		—	(92,396)	(41,022)
Deposits on land purchase		—	4,807	5,884
Purchase of Riviera interests	(21,842)	—	—	—
Purchase of shares in Riviera	(13,197)	—	—	—
Purchase of additional interest in Metroflag	(172,500)	—	—	—

Net cash provided by (used in) investing activities	(207,838)	11,496	(102,582)	(41,873)

Cash flows provided by financing activities:
Stockholders’/Members’ capital contributions /distributions	100,000	—	(98)	23,266
Issuance of common stock	2,000	—	—	—
Repayment of existing mandatorily redeemable interest	—	—	—	(5,000)
Deferred financing costs	(3,738)	(10,536)	(41)	(5,716)
Borrowings under loan agreements and notes payable	142,694	306,543	100,866	194,134
Retirement/repayment of mortgage loans	—	(295,000)	—	(146,890)
Contribution from minority interest	593	—	—	—
(Repayments of) proceeds from Members’ loans	(7,605)	5,972	12,063	(2,809)

Net cash provided by financing activities	233,944	6,979	112,790	56,985

Net (decrease) / increase in cash and equivalents	2,559	(155)	(1,814)	1,717
Cash and cash equivalents — beginning of period	—	1,643	3,457	1,740

Cash and cash equivalents — end of period	$2,559	$1,488	1,643	3,457

Supplemental cash flow disclosures:
Cash paid for interest	$25,663	$17,102	$20,938	$13,629
Non-cash financing and investing activities:
Financed acquisition of real property	—	—	—	$80,000
Contributions of assets for membership interests	$103,421	—	—	—

See accompanying notes to consolidated and combined financial statements.

FX Real Estate and Entertainment Inc.

Statement of Stockholders’/Members’ Equity
(amounts in thousands, except share data)

		Common Stock				Accumulated Other
	Members’ Equity	Shares	Amount	Additional Paid-In-Capital	Accumulated Deficit	Comprehensive Loss	Total

Balance at January 1, 2005 (Predecessor)	$16,398	—	$—	$—	$—	$—	$16,398
Capital contributions	104,774	—	—	—	—	—	104,774
Distributions paid	(81,508)	—	—	—	—	—	(81,508)
Net loss	(24,245)	—	—	—	—	—	(24,245)

Balance at December 31, 2005 (Predecessor)	$15,419	—	$—	$—	$—	$—	$15,419
Capital contributions	11,902	—	—	—	—	—	11,902
Distributions paid	(12,000)	—	—	—	—	—	(12,000)
Net loss	(40,060)	—	—	—	—	—	(40,060)

Balance at December 31, 2006 (Predecessor)	$(24,739)	—	$—	$—	$—	$—	$(24,739)
Net loss	(24,629)	—	—	—	—	—	(24,629)

Balance at May 10, 2007 (Predecessor)	$(49,368)	—	$—	$—	$—	$—	$(49,368)

Balance at May 11, 2007	$—	—	$—	$—	$—	$—	$—
Capital contributions	—	202	—	219,781	—	—	219,781
Reorganization of FXRE	—	39,290,045	393	—	—	—	393
Net loss	—	—	—	—	(77,739)	—	(77,739)
Unrealized loss on available for sale securities	—	—	—	—	—	(2,461)	(2,461)

Balance at December 31, 2007	$—	39,290,247	$393	$219,781	$(77,739)	$(2,461)	$139,974

See accompanying notes to consolidated and combined financial statements

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements
December 31, 2007

1.	Basis of Presentation

The financial information contained in these consolidated financial statements as of and for the period ended December 31, 2007 has been audited and reflects the results of operations of FX Luxury Realty, LLC (“FXLR”), a Delaware limited liability company, and its consolidated subsidiaries.

The financial information contained in these consolidated financial statements for the period May 11, 2007 to December 31, 2007 reflects the results of operations of FXLR and its consolidated subsidiaries for the period May 11, 2007 to September 26, 2007 and FX Real Estate and Entertainment Inc. (“FXRE” or the “Company”), a Delaware corporation, and its consolidated subsidiaries, including FXLR, for the period September 27, 2007 to December 31, 2007.

The financial information as of December 31, 2007 and for the period May 11, 2007 to December 31, 2007 consists of the two aforesaid periods, May 11, 2007 to September 26, 2007 and September 27, 2007 to December 31, 2007, because of a reorganization of FXLR that was effectuated on September 26, 2007. On September 26, 2007, holders of common membership interests in FXLR, exchanged all of their common membership interests for shares of common stock of FXRE. Following this reorganization, FXRE owns 100% of the common membership interests of FXLR.

As a result of this reorganization, all references to FXRE or the Company for the periods prior to the date of the reorganization shall refer to FXLR and its consolidated subsidiaries. For all periods as of and subsequent to the date of the reorganization, all references to FXRE or the Company shall refer to FXRE and its consolidated subsidiaries, including FXLR.

Metroflag BP, LLC (“BP”), Metroflag Polo, LLC (“Polo”), Metroflag Cable, LLC (“Cable”), CAP/TOR, LLC (“CAP/TOR”), Metroflag SW, LLC (“SW”), Metroflag HD, LLC, (“HD”), and Metroflag Management, LLC (“MM”) (collectively, “Metroflag” or the “Metroflag entities”) are engaged in the business of leasing real properties located along Las Vegas Boulevard between Harmon and Tropicana Avenue in Las Vegas, Nevada. Metroflag has been engaged in the leasing business since 1998 when CAP/TOR acquired certain real properties situated at the southern tip of Las Vegas Boulevard and has since assembled the current six parcels of land totaling approximately 17.72 acres and associated buildings (the “Park Central site”).

On May 9, 2007, Polo, Cable, CAP/TOR, SW and HD were merged with and into either Cable or BP, with Cable and BP continuing as the surviving companies.

On May 11, 2007, Flag Luxury BP, LLC, Flag Luxury Polo, LLC, Flag Luxury SW, LLC, Flag Luxury Cable, LLC, Metroflag CC, LLC, Metro One, LLC, Metro Two, LLC, Metro Three, LLC, Metro Five, LLC, merged into FXLR, which effectively became a 50% owner of the Company.

From May 11, 2007 to July 5, 2007, the Company accounted for its interest in Metroflag under the equity method of accounting because it did not have control with its then 50% ownership interest.

Effective July 6, 2007, with its purchase of the 50% of Metroflag that it did not already own, the Company consolidated the results of Metroflag. Therefore, the financial statements for the period from May 11, 2007 to December 31, 2007 reflect the Company’s 50% ownership interest in Metroflag under the equity method of accounting from May 11, 2007 through July 5, 2007 and reflect the consolidation of the financial results for Metroflag from July 6, 2007 through December 31, 2007.

The consolidated financial statements of FXRE include the accounts of all subsidiaries and the Company’s share of earnings or losses of joint ventures and affiliated companies under the equity method of accounting. All intercompany accounts and transactions have been eliminated. The accompanying combined financial statements for Metroflag consist of BP, Polo, Cable, CAP/TOR, SW, HD, and MM. Significant inter-company accounts and transactions between the entities have been eliminated in the accompanying combined financial statements. The financial statements have been combined because the entities were all part of a transaction such that FXLR owns

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

100% of Metroflag under common ownership, are part of a single redevelopment plan, and subject to mortgage loans secured by the properties owned by the combined entities.

2.	Organization and Background

Business of the Company

The Company owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central site. The property is currently occupied by a motel and several commercial and retail tenants with a mix of short and long-term leases. The Company has commenced design and planning for a redevelopment plan for the Park Central site that includes a hotel, casino, entertainment, retail, commercial and residential development project.

The Company recently entered into license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. [NASDAQ: CKXE], and Muhammad Ali Enterprises LLC, an 80%- owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. The Company currently anticipates that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants the Company the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.

In addition to its ownership of plans for the redevelopment of the Park Central site, its plan to develop one or more Graceland-based hotel(s), and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, the Company, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado. While the Company does not currently have any definitive plans or agreements with Riviera Holdings Corporation related to the acquisition of Riviera, it continues to explore an acquisition of such company.

Formation of the Company

FLXR was formed under the laws of the state of Delaware on April 13, 2007. The Company was inactive from inception through May 10, 2007.

On May 11, 2007, Flag Luxury Properties, LLC (“Flag”), a real estate development company in which Robert F.X. Sillerman and Paul C. Kanavos each own an approximate 29% interest, contributed to the Company its 50% ownership interest in BP Parent, LLC, Metroflag BP, LLC, Metroflag Cable, LLC, Metroflag Polo, LLC, CAP/TOR LLC, Metroflag HD, LLC and Metroflag Management, LLC for all of the membership interests in the Company. These entities are collectively referred to herein as “Metroflag” or the “Metroflag entities.” The sale of assets by Flag was accounted for at historical cost as FXLR and Flag were entities under common control.

On June 1, 2007, Flag Leisure Group, LLC, a company in which Robert F.X. Sillerman and Paul C. Kanavos each beneficially own an approximate 33% interest and which is the managing member of Flag Luxury Properties, sold to the Company all of its membership interests in RH1, LLC, which owns an aggregate of 418,294 shares of Riviera Holdings Corporation and 28.5% of the outstanding shares of common stock of Riv Acquisition Holdings, Inc. On such date, Flag also sold to the Company all of its membership interests in Flag Luxury Riv, LLC, which owns an additional 418,294 shares of Riviera Holdings Corporation and 28.5% of the outstanding shares of common stock of Riv Acquisition Holdings. With the purchase of these membership interests, FX Luxury Realty acquired, through its interests in Riv Acquisitions Holdings, a 50% beneficial ownership interest in an option to acquire an additional 1,147,550 shares of Riviera Holdings Corporation at $23 per share. The total consideration for these transactions was $21.8 million paid in cash, a note for $1.0 million and additional contributed equity of $15.9 million for a total of $38.7 million. The sale of assets by Flag Leisure Group, LLC and Flag was accounted

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

for at historical cost as the Company, Flag Leisure Group, LLC and Flag were entities under common control at the time of the transactions. Historical cost for these acquired interests equals fair values because the assets acquired comprised available for sale securities and a derivative instrument that are required to be reported at fair value in accordance with generally accepted accounting principles.

FXRE was formed under the laws of the state of Delaware on June 15, 2007.

On September 26, 2007, CKX, together with other holders of common membership interests in FXLR contributed all of their common membership interests in FXLR to FXRE in exchange for shares of common stock of FXRE. This exchange is sometimes referred to herein as the “reorganization.” As a result of the reorganization, FXRE holds 100% of the outstanding common membership interests of FXLR.

On November 29, 2007, the Company reclassified its common stock on a basis of 194,515.758 shares of common stock for each share of common stock then outstanding.

CKX Investment

On June 1, 2007, CKX contributed $100 million in cash to the Company in exchange for 50% of the common membership interests in the Company (the “CKX Investment”). CKX also agreed to permit Flag to retain a $45 million preferred priority distribution right which amount will be payable upon certain defined capital events.

As a result of the CKX investment on June 1, 2007 and the determination that Flag and CKX constituted a collaborative group representing 100% of FXLR’s ownership interests, the Company recorded its assets and liabilities at the combined accounting bases of the respective investors. FXLR’s net asset base represents a combination of 50% of the assets and liabilities at historical cost, representing Flag’s predecessor ownership interest, and 50% of the assets and liabilities at fair value, representing CKX’s ownership interest, for which it contributed cash on June 1, 2007. Along with the accounting for the subsequent acquisition of the remaining 50% interest in Metroflag (see below) at fair value, the assets and liabilities were ultimately adjusted to reflect an aggregate 75% fair value.

The fair value of the assets acquired and liabilities assumed reflect the Company’s preliminary estimates of fair value. Accordingly, the initial purchase price allocations are preliminary and may be adjusted for changes in estimates of the fair value of the assets acquired and liabilities assumed. The following table summarizes the preliminary amounts allocated to the acquired assets and liabilities assumed as of June 1, 2007:

(in thousands)

Cash and other current assets	$8,652
Investments in Riv Shares and Riv Option	46,061
Investment in Park Central site	88,269

Total assets acquired	142,982
Current liabilities	2,577
Debt	31,443

Total liabilities assumed	34,020
Minority interest	7,305

Net assets acquired	$101,657

On June 18, 2007, CKX declared and transferred into two trusts, for the benefit of its stockholders, a dividend consisting of 25% of the outstanding shares of common stock of the Company payable to CKX stockholders as of a to be determined record date. The trusts were formed solely to hold the dividend property pending distribution to CKX stockholders on the payment date.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

On September 26, 2007, CKX acquired an additional 0.742% of the outstanding capital stock of the Company for a price of $1.5 million. The proceeds of this investment, together with an additional $0.5 million that was invested by Flag, were used by the Company for working capital and general corporate purposes.

On September 27, 2007, CKX declared and transferred into a trust for the benefit of its stockholders, a dividend consisting of 23.5% of the outstanding shares of common stock of the Company payable to CKX stockholders. Therefore, as of December 31, 2007, CKX held a 2% ownership interest in the Company.

On December 21, 2007, CKX set the record date for the distribution of shares of the Company to the CKX stockholders as December 31, 2007.

On January 10, 2008, FXRE became a publicly traded company as a result of the completion of the distribution of 19,743,349 shares of common stock to CKX’s stockholders of record as of December 31, 2007. This distribution is referred to herein as the “CKX Distribution.”

License Agreements

On June 1, 2007, the Company entered into a worldwide license agreement with Elvis Presley Enterprise, Inc., a 85%-owned subsidiary of CKX (“EPE”), granting the Company the exclusive right to utilize Elvis Presley-related intellectual property in connection with the development, ownership and operation of Elvis Presley-themed hotels, casinos and certain other real estate-based projects and attractions around the world. The Company also entered into a worldwide license agreement with Muhammad Ali Enterprises LLC, a 80%-owned subsidiary of CKX (“MAE”), granting the company the right to utilize Muhammad Ali-related intellectual property in connection with Muhammad Ali-themed hotels and certain other real estate-based projects and attractions.

Metroflag Acquisition

On May 30, 2007, the Company entered into an agreement to acquire the remaining 50% ownership interest in the Metroflag entities that it did not already own.

On July 6, 2007, FXLR acquired the remaining 50% of the Metroflag entities, which collectively own the Park Central site from an unaffiliated third party. As a result of this purchase, the Company now owns 100% of Metroflag, and therefore the Park Central site. The total consideration paid by FXLR for the remaining 50% interest in Metroflag was $180 million, $172.5 million of which was paid in cash at closing and $7.5 million of which was an advance payment made in May 2007 (funded by a $7.5 million loan from Flag). The cash payment at closing was funded from $92.5 million of cash on hand and $105 million in additional borrowings, which was reduced by $21.3 million deposited into a restricted cash account to cover debt service commitments and $3.7 million in debt issuance costs. The $7.5 million loan from Flag was repaid on July 9, 2007.

From May 11, 2007 to July 5, 2007, the Company accounted for its Metroflag investment under the equity method of accounting because it did not have control with its then 50% ownership interest.

As a result of the purchase transaction on July 6, 2007, Metroflag was owned 100% by FXLR and therefore was consolidated commencing July 6, 2007. The assets and liabilities were consolidated within the results of FXLR and separately classified in the accompanying balance sheet as of December 31, 2007.

After this transaction, the Metroflag entities have $475 million in first and second tier term loans secured by the Park Central site and are required to hold funds in escrow to fund debt service commitments and predevelopment expenses.

The Company revalued the assets and liabilities of Metroflag in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141: Business Combinations and recorded the transaction at fair value.

The fair value of the assets acquired and liabilities assumed reflects the Company’s preliminary estimates of fair value. Accordingly, the initial purchase price allocations are preliminary and may be adjusted for changes in estimates of the fair value of the assets acquired and liabilities assumed.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the preliminary amounts allocated to the acquired assets and liabilities assumed as of July 6, 2007:

(in thousands)

Current assets	$93,034
Investments in real estate	584,004
Other assets	14,691

Assets acquired	691,729
Current liabilities	35,591
Long-term debt	475,000
Other liabilities	1,138

Liabilities assumed	511,729

Net assets acquired	$180,000

At this time management believes that no amounts will be allocated to intangible assets other than the acquired lease intangible assets (note 8). The Company cannot estimate the amounts that may change when the Company finalizes its valuation, which is expected in the first quarter of 2008.

Pro forma condensed information for the period from May 11, 2007 through December 31, 2007 is disclosed to show the results of the Company giving effect to the acquisition of Metroflag on July 6, 2007 as if the transaction had occurred on May 11, 2007. The pro forma results include certain adjustments including increased interest expense and are not necessarily indicative of what the results would have been had the transactions actually occurred on May 11, 2007. Pro forma revenue and net loss for the period from May 11, 2007 through December 31, 2007 were $4.0 million and $85.1 million, respectively.

Investment in Riviera

Upon formation, the Company held 836,588 shares of common stock in Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel &Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado (“Riviera”), as well as a 50% beneficial ownership interest in an option to acquire an additional 1,147,550 shares in Riviera at a price of $23 per share (the “Riv Option”).

On September 26, 2007, the Company entered into a line of credit agreement with CKX pursuant to which CKX agreed to loan up to $7.0 million to the Company, approximately $6.0 million of which was drawn down on September 26, 2007, $5.5 million of the proceeds from the CKX loan, together with the proceeds of a $7.7 million margin loan from Bear Stearns, was used to fund the exercise of the Riv Option to acquire an additional 573,775 shares of Riviera Holdings Corporation’s common stock at a price of $23 per share. As a result of the exercise of the Riv Option, as of December 31, 2007, the Company owns 1,410,363 shares of common stock of Riviera Holdings Corporation (the “Riv Shares”), which are recorded as marketable securities on the accompanying consolidated balance sheet.

The Repurchase Agreement and Contingently Redeemable Stock

In connection with the CKX Investment, CKX, FXRE, FXLR, Flag, Robert F.X. Sillerman, Paul Kanavos and Brett Torino entered into a Repurchase Agreement dated June 1, 2007, as amended on June 18, 2007 and September 27, 2007. The purpose of the Repurchase Agreement was to ensure that the value of the 50%-interest in the Company acquired by CKX (and the corresponding shares of common stock of FXRE received for such interests in the reorganization) (the “Purchased Securities”) was equal to no less than the $100 million purchase price paid by CKX, under certain limited circumstances. Specifically, if no “Termination Event” was to occur prior to the second anniversary of the distribution, which were events designed to indicate that the value of the CKX Investment had been confirmed, each of Messrs. Sillerman, Kanavos and Torino would be required to sell back such number of their

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

shares of our common stock to us at a price of $.01 per share as will result in the shares that were received by the CKX stockholders in the distribution having a value of at least $100 million.

The interests subject to the Repurchase Agreement have been recorded as contingently redeemable members’ interest in accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Topic D-98: Classification and Measurement of Redeemable Securities. This statement requires the issuer to estimate and record value for securities that are mandatorily redeemable when that redemption is not in the control of the issuer. The value for this instrument has been determined based upon the redemption price of par value for the expected 18 million shares of common stock of FXRE subject to the Repurchase Agreement. At December 31, 2007, the value of the interest subject to redemption was recorded at the maximum redemption value of $180,000.

In the first quarter of 2008, a termination event as defined in the Repurchase Agreement was deemed to have occurred as the average closing price of the common stock of FXRE for the consecutive 30-day period following the date of the CKX Distribution (January 10, 2008) exceeded a price per share that attributes an aggregate value to the Purchased Securities of greater than $100 million. Thus, the Repurchase Agreement has terminated and is no further force and effect.

Rights Offering

On February 4, 2008, the Company filed a registration statement with the Securities and Exchange Commission to enable it to distribute in a rights offering, at no charge, transferable subscription rights to purchase one share of its common stock for every two shares of common stock owned as of a record date that has not yet been determined at a cash subscription price of $10.00 per share. As of the date of this filing, the Company had 39,790,247 shares of common stock outstanding. As part of the transaction that created the Company in June 2007, the Company agreed to undertake the rights offering, and certain stockholders who own, in the aggregate, 20,046,898 shares of common stock, waived their rights to participate in the rights offering. As a result, the rights offering is being made only to stockholders who own, in the aggregate, 19,743,349 shares of common stock as of the record date. Each of these stockholders will receive one transferable subscription right for every two shares of common stock owned as of the record date. As a result, the Company is distributing rights to purchase up to 9,871,674 shares of common stock in the rights offering. The rights offering will commence as soon as practicable after the Securities and Exchange Commission declares the registration statement to be effective.

The rights offering is being made to fund certain obligations, including short-term obligations described elsewhere herein. The total purchase price of shares to be offered in the rights offering will be approximately $98.7 million. Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P. (“Huff”), one of the Company’s principal stockholders, have entered into investment agreements with the Company, pursuant to which they have agreed to purchase shares that are not otherwise subscribed for in the rights offering, if any, at the same $10.00 per share subscription price. In particular, under Huff’s investment agreement with the Company, Huff has agreed to purchase the first $15 million of shares (1.5 million shares at $10 per share) that are not subscribed for in the rights offering, if any, and 50% of any other unsubscribed shares, up to a total investment of $40 million; provided, however, Huff is not obligated to purchase any shares beyond its initial $15 million investment in the event that Mr. Sillerman does not purchase an equal number of shares at the $10 price per share pursuant to the terms of his investment agreement with the Company. Under his investment agreement with the Company, Mr. Sillerman has agreed to subscribe for his full pro rata amount of shares in the rights offering (representing 3,037,365 shares), as well as to purchase up to 50% of the shares that are not sold in the rights offering after Huff’s initial $15 million investment at the same subscription price per share being offered to stockholders. The maximum number of shares that are required to be purchased pursuant to the terms of these investment agreements is 9,537,365, which would result in total gross proceeds of $95.4 million.

3.	Going Concern

The accompanying consolidated financial statements are prepared assuming that the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities in the ordinary course of

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

business. The Company’s ability to continue as a going concern is dependent on its ability to obtain additional sources of capital in the next six months. As discussed in notes 5 and 6, the Company has certain short-term obligations that it plans to pay from the proceeds of the rights offering and, if applicable, sales under the related investment agreements (see note 2) prior to the maturity dates of these obligations. If the rights offering is delayed, the Company will need to renegotiate the terms of its current debt obligations or find alternative financing. In July 2007 the Company utilized substantially all of its cash, including $100 million cash on hand to partially fund the purchase of the 50% interest in Metroflag it did not own and to settle a related obligation. As discussed in note 5, the Metroflag entities have $475 million in loans secured by the Park Central site that become due and payable on July 6, 2008, subject to the Company’s conditional right to extend the maturity date for up to two six (6) month extensions. The Company intends to refinance this loan in connection with the plan of development for the Park Central site. The Company’s ability to refinance the loan and the valuation of the property could be affected by the ability to effectively execute the Park Central site redevelopment plan. The Company also has an obligation to pay license fees in accordance with the license agreements described in note 7. If these payments are not made, the Company could lose its rights under these agreements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash in accounts maintained with major financial institutions.

Restricted Cash

Restricted cash primarily consists of cash deposits and impound accounts for interest, property taxes, insurance, rents and development costs as required under the terms of the Company’s loan agreements.

Marketable Securities

Marketable securities at December 31, 2007 consist only of the Riv Shares owned by FXLR. These securities are classified as available for sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and accordingly are carried at fair value with the unrealized gain or loss reported in other comprehensive income as a separate component of stockholders’ equity. Based on the Company’s evaluation of the underlying reasons for the unrealized losses associated with the Riv Shares and its ability and intent to hold the securities for a reasonable amount of time sufficient for an expected recovery of fair value, the Company does not consider the losses to be other than temporary as of December 31, 2007. If a decline in fair value is determined to be other than temporary, an impairment loss would be recognized and a new cost basis in the investment would be established. Fair value is determined by currently available market prices.

Fair Value of Financial Instruments

Prior to exercise, the Riv Option was classified as a derivative. This security was categorized as a derivative in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and accordingly was carried at fair value with the gain or loss reported as other income (expense). The fair value for the Riv Option approximated the value of the option using an option pricing model and assuming the option was extended through its maximum term. The assumptions reflected in the valuation were a risk free rate of 5% and a volatility factor of 48.5%. The change in fair value during the period prior to exercise was recorded as other expense in the accompanying consolidated statement of operations.

The Company has a policy and also is required by its lenders to use derivatives to partially offset the market exposure to fluctuations in interest rates. In accordance with SFAS 133, the Company recognizes these derivatives on the balance sheet at fair value and adjusts them on a quarterly basis. The accounting for changes in the fair value

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company does not enter into derivatives for speculative or trading purposes.

The carrying value of the Company’s accounts payable and accrued liabilities approximates fair value due to the short-term maturities of these instruments. The carrying value of the Company’s variable-rate note payable is considered to be at fair value since the interest rate on such instrument re-prices monthly based on current market conditions.

Rental Revenues

The Company leases space to tenants under agreements with varying terms. Leases are accounted for as operating leases with minimum rent recognized on a straight-line basis over the term of the lease regardless of when payments are due. Amounts expected to be received in later years are included in deferred rent, amounts received and to be recognized as revenues in later years are included in unearned rent and related revenues.

Some of the lease agreements contain provisions that grant additional rents based on tenants’ sales volume (contingent or percentage rent) and reimbursement of the tenants’ share of real estate taxes, insurance and common area maintenance (“CAM”) costs. Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. Recovery of real estate taxes, insurance and CAM costs are recognized as the respective costs are incurred in accordance with the lease agreements.

Real Estate Investments

Land, buildings and improvements are recorded at cost. All specifically identifiable costs related to development activities are capitalized as capitalized development costs on the consolidated balance sheet. The capitalized costs represent pre-development costs essential to the development of the property and include designing, engineering, legal, consulting, obtaining permits, construction, financing, and travel costs incurred during the period of development. The Company assesses capitalized development costs for recoverability periodically and when changes in development plans occur. In the fourth quarter of 2007, the Company recorded an impairment charge related to a write-off of approximately $12.7 million for capitalized costs that were deemed to not be recoverable based on changes made to the Company’s development plans.

The Company capitalizes interest costs to projects during development. Interest capitalization ceases once a given project is substantially complete and ready for its intended use. As the Company is in the conceptual design stage of the development and has not begun developing the current project, no interest was capitalized during the period from May 11, 2007 to December 31, 2007.

Maintenance and repairs that do not improve or extend the useful lives of the respective assets are reflected in operating and maintenance expense.

Depreciation was computed using the straight-line method over estimated useful lives of up to 39.5 years for buildings and improvements, three to seven years for furniture, fixture and equipment, and 15 years for signage. However, as the latest redevelopment plans provide for demolition of certain properties, in order to develop the casino resort, the Company is depreciating the buildings and improvements over the estimated remaining life of these properties before they are demolished which is estimated to be December 31, 2008.

The Company follows the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). SFAS 141 provides guidance on allocating a portion of the purchase price of a property to intangibles. The Company’s methodology for this allocation includes estimating an “as-if vacant” fair value of the physical property, which is allocated to land, building and improvements. The difference between the purchase price and the “as-if vacant” fair value is allocated to intangible assets. There are two categories of intangibles to be considered: (i) value of in-place leases, (ii) above and below-market value of in-place leases.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

during the assumed lease-up period. The value of in-place leases is amortized to expense over the remaining initial term of the respective leases. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the comparable in-place leases, measured over a period equal to the remaining noncancelable term of the lease.

The value of above-market leases is amortized as a reduction of base rental revenue over the remaining terms of the respective leases. The value of below-market leases is accreted as an increase to base rental revenue over the remaining terms of the respective leases.

The Company follows the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). In accordance with SFAS 144, the Company reviews their real estate portfolio for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon expected undiscounted cash flows from the property. The Company determines impairment by comparing the property’s carrying value to an estimate of fair value based upon varying methods such as (i) estimating future cash flows, (ii) determining resale values, or (iii) applying a capitalization rate to net operating income using prevailing rates. These methods of determining fair value can fluctuate significantly as a result of a number of factors, including changes in the general economy of Las Vegas and tenant credit quality. In the event that the carrying amount of a property is not recoverable and exceeds its fair value, the Company will write down the asset to fair value.

During 2006, Metroflag acquired certain properties from third parties for an aggregate purchase price of $91.9 million. These acquisitions were completed using funds from long-term debt and capital contributions from the Company’s Members.

Loss Per Share/Common Shares Outstanding

Earnings (loss) per share is computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share is calculated by dividing net income (loss) applicable to common stockholders by the weighted-average number of shares outstanding during the period. The Company used its shares outstanding as of December 31, 2007 as the number of weighted average share for the period May 11, 2007 to December 31, 2007, which results in a more meaningful measure of earnings per share because the Company became a C-corporation in June 2007 and the membership interests in FXLR were contributed in September 2007. Diluted earnings (loss) per share includes the determinants of basic earnings (loss) per share and, in addition, gives effect to potentially dilutive common shares. The diluted earnings (loss) per share calculations exclude the impact of all share-based stock plan awards because the effect would be anti-dilutive. For the period May 11, 2007 to December 31, 2007, 3,050,000 shares were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.

Incidental Operations

The Company follows the provisions of Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Operations of Real Estate Projects (“SFAS 67”) to account for certain operations of Metroflag. In accordance with SFAS 67, these operations are considered “incidental,” and as such, for each entity, when the incremental revenues exceed the incremental costs, such excess is accounted for as a reduction of capitalized costs of the redevelopment project.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the results from the incidental operations for the period May 11, 2007 through December 31, 2007, the period January 1, 2007 through May 10, 2007 (Predecessor) and the years ended December 31, 2006 and 2005 (Predecessor):

		Predecessor
	May 11-	January 1-	Year Ended	Year Ended
	December 31,	May 10,	December 31,	December 31,
(amounts in thousands)	2007	2007	2006	2005

Revenues	$7,854	$5,326	$13,688	$11,910
Depreciation	(10,867)	(8,343)	(19,312)	(9,803)
Operating & other	(6,360)	(4,773)	(12,094)	(11,349)

Net loss	$(9,373)	$(7,790)	$(17,718)	$(9,242)

Deferred Financing Costs

Financing costs are capitalized and amortized to interest expense over the life of the loan as an adjustment to the yield.

Income Taxes

FXRE, as a corporation, is subject to federal, state and city income taxation. The Company’s operations predominantly occur in Nevada, and Nevada does not impose a state income tax. As such, FXRE should incur minimal state income taxes.

FXRE does not have a tax provision as it is a newly formed corporation which incurred a net loss. FXLR, a partnership for tax purposes, was not subject to income taxes and therefore did not establish a tax provision. The members included their respective share of FXLR income or loss in their own income tax returns.

The Company is expected to generate net operating losses in the foreseeable future and, therefore, valuation allowances will likely be taken against any deferred tax assets.

As limited liability companies, the Metroflag entities were not subject to income taxes; therefore, no provision for income taxes were made in the accompanying financial statements. The members included their respective share of the Metroflag entities income or loss in the members’ income tax returns.

Risks and Uncertainties

The Company’s principal investments are in entities that own Las Vegas, Nevada based real estate development projects which are aimed at tourists. Accordingly, the Company is subject to the economic risks of the region, including changes in the level of tourism.

Effective January 1, 2006, Metroflag changed its estimates of the useful lives of certain properties from five years to two and a half years to better reflect the estimated period before these properties were to be demolished. The effect of this change in estimate was to increase 2006 depreciation expense and 2006 net loss by approximately $5.8 million.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Impact of Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company beginning after January 1, 2008 for

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

financial assets and liabilities and after January 1, 2009 for non-financial assets and liabilities. The Company is currently evaluating the impact of the adoption of SFAS 157 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), providing companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of asset and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 159 on its financial statements.

On December 4, 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”) and Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160, respectively, and are expected to be issued by the IASB early in 2008. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of SFAS 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning January 1, 2009.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

5.	Debt and Notes Payable

The Company’s debt as of December 31, 2007 consists of mortgage notes to Credit Suisse totaling $475 million (the “Credit Suisse Notes”). The Company uses escrow accounts to fund future pre-development and other spending and interest on the debt. The balance in such escrow accounts as of December 31, 2007 was $59.5 million. The Credit Suisse Notes, which is comprised of three separate tranches, expires on July 6, 2008, but can be extended for up to two six month periods. The loan is classified as a current liability because the Company is uncertain if it will have sufficient financial resources to extend the loan because the extensions require that the Company deposit additional amounts into operating and interest reserve accounts. The Company anticipates that the initial six month extension will require a deposit of approximately $50 million into reserve accounts, which amount will need to be obtained through additional debt or equity financing. The second six month extension will likely require the Company to obtain additional debt or equity financing. Interest rates on the loan are at LIBOR plus applicable margins ranging from 150 basis points on the $250 million tranche; 400 basis points on the $30 million tranche; and 900 basis points on the $195 million tranche; the effective interest rates on each tranche at December 31, 2007 were 6.5%, 9.0% and 14.0%, respectively. The Credit Suisse Notes are secured by a first and second lien security interest in substantially all of the Company’s assets, including the Park Central site. The Credit Suisse Notes contain certain financial and other covenants. The Company is in compliance with all covenants.

On June 1, 2007, the Company obtained a $23 million loan from an affiliate of Credit Suisse (the “Riv Loan”), the proceeds of which were used to fund the Riviera transactions. Mr. Sillerman has personally guaranteed the $23 million loan to the Company. As amended in December 2007 and February 2008, the Riv Loan matures on the earlier of: (i) March 15, 2008; (ii) the date on which the Company closes on an acquisition of Riviera Holdings Corporation; or (iii) the date that the Company elects not to pursue the acquisition of Riviera Holdings Corporation. The Company is also required to make mandatory pre-payments under the Riv Loan out of certain proceeds from equity transactions as defined in the loan agreement. The Riv Loan bears interest at a rate of LIBOR plus 250 basis points. The interest rate on the Riv Loan at December 31, 2007 was 7.625%. Pursuant to the terms of the Riv Loan, the Company was required to deposit $1.0 million into a segregated interest reserve account at closing. Upon signing the amendment in December 2007, the Company was required to deposit an additional $0.4 million in the segregated interest reserve account. At December 31, 2007, the Company had $0.6 million on deposit in the interest reserve account. This amount has been included in restricted cash on the accompanying consolidated balance sheet.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

On September 26, 2007, the Company obtained a $7.7 million margin loan from Bear Stearns, which, along with the CKX loan (see note 6), was used to fund the exercise of the Riv Option to acquire an additional 573,775 shares of Riviera Holdings Corporation’s common stock at a price of $23 per share. The Bear Stearns margin loan requires maintenance margin equity of 40% of the shares’ market value and bears interest at LIBOR plus 100 basis points. The effective interest rate on the margin loan at December 31, 2007 was 5.87%.

Predecessor

Metroflag’s (as Predecessor) outstanding debt at December 31, 2006 included a $285 million floating rate mortgage loan to Barclay’s Capital Real Estate, Inc. The loan had a maximum principal amount of up to $300 million at 3.85% above LIBOR, payable in monthly installments for interest only until the original maturity date of January 9, 2007. Metroflag also had a $10 million floating rate mortgage loan to Barclays Capital Real Estate, Inc. The loan had a maximum principal of up to $10 million at 3.85% above LIBOR, payable in monthly installments for interest only until the original maturity date of January 9, 2007. The Barclays notes were secured by a first lien security interest in substantially all of Metroflag’s assets, including the Park Central site.

On May 11, 2007, Metroflag refinanced substantially all of their mortgage notes and other long-term obligations with two notes totaling $370 million from Credit Suisse Securities USA, LLC. The maturity date of these notes were May 11, 2008, with two six-month extension options subject to payment of a fee and the Company’s compliance with the terms of an extension outlines in the loan documents. The loans required that the Company establish and maintain certain reserves including a reserve for payment of fixed expenses, a reserve for interest, a reserve for “predevelopment costs” as defined and budgeted for in the loan documents, a reserve for litigation and a reserve for “working capital.”

As a result of these repayments, the Company recorded a loss on early retirement of debt of approximately $3.5 million for the period from January 1, 2007 through May 10, 2007 to reflect the prepayment penalties and fees.

6.	Related Party Debt

On June 1, 2007, the Company signed a promissory note with Flag for $7.5 million which was to reimburse Flag for a non-refundable deposit made by Flag in May 2007 as part of the agreement to purchase the 50% interest in Metroflag that it did not already own. The note was scheduled to mature on March 31, 2008 and accrued interest at the rate of 12% per annum payable at maturity. This note was repaid on July 9, 2007.

On June 1, 2007, the Company signed a second promissory note with Flag for $1.0 million, representing amounts owed Flag related to funding for the Riv Option. The note bears interest at 5% per annum through December 31, 2007 and 10% from January 1, 2008 through March 31, 2008, the maturity date of the note. The Company discounted the note to fair value and records interest expense accordingly. The note is included in related party debt in the accompanying balance sheets as of December 31, 2007.

On September 26, 2007, the Company entered into a Line of Credit Agreement with CKX pursuant to which CKX agreed to loan up to $7.0 million to the Company, $6.0 million of which was drawn down on September 26, 2007 and is evidenced by a promissory note dated September 26, 2007. The proceeds of the loan were used by FXRE, together with proceeds from additional borrowings, to fund the exercise of the Riviera Option. The loan bears interest at LIBOR plus 600 basis points and is payable upon the earlier of (i) two years and (ii) the consummation by FXRE of an equity raise at or above $90.0 million. Messrs. Sillerman, Kanavos and Torino, severally but not jointly, have secured the loan by pledging, pro rata, an aggregate of 972,762 shares of our common stock. The interest rate on the loan at December 31, 2007 was 10.86%.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

7.	License Agreements with Related Parties

Elvis Presley License Agreement

Grant of Rights

Simultaneous with CKX’s investment in FXLR, EPE entered into a worldwide exclusive license agreement with FXLR granting FXLR the right to use Elvis Presley-related intellectual property in connection with designing, constructing, operating and promoting Elvis Presley-themed real estate and attraction-based properties, including Elvis Presley-themed hotels, casinos, theme parks, lounges and clubs (subject to certain restrictions). The license also grants FXLR the non-exclusive right to use Elvis Presley-related intellectual property in connection with designing, constructing, operating and promoting Elvis Presley-themed restaurants. Under the terms of the license agreement, FXLR has the right to manufacture and sell merchandise on location at each Elvis Presley property, but EPE will have final approval over all types and categories of merchandise that may be sold by FXLR. If FXLR has not opened an Elvis Presley-themed restaurant, theme park and/or lounge within 10 years, then the rights for the category not exploited by FXLR revert to EPE. The effective date of the license agreement is June 1, 2007.

Hotel at Graceland

Under the terms of the license agreement, FXLR is given the option to construct and operate one or more of the hotels to be developed as part of EPE’s plan to grow the Graceland experience in Memphis, Tennessee, which plans include building an expanded visitors center, developing new attractions and merchandising shops and building a new boutique convention hotel.

Royalty Payments and Minimum Guarantees

FXLR will pay to EPE an amount equal to 3% of gross revenues generated at any Elvis Presley property (as defined in the license agreement) and 10% of gross revenues with respect to the sale of merchandise. In addition, FXLR will pay EPE a set dollar amount per square foot of casino floor space at each Elvis Presley property where percentage royalties are not paid on gambling revenues.

Under the terms of the license agreement with EPE, FXLR is required to pay a guaranteed annual minimum royalty payment (against royalties payable for the year in question) of $9 million in each of 2007, 2008, and 2009, $18 million in each of 2010, 2011, and 2012, $22 million in each of 2013, 2014, 2015 and 2016, and increasing by 5% for each year thereafter. The initial payment (for 2007) under the license agreement, as amended, will be due on the earlier of the completion of the rights offering described elsewhere herein, or April 1, 2008, provided that if the initial payment is made after December 1, 2007, it shall bear interest at the then current prime rate as quoted in The Wall Street Journal plus 3% per annum between December 1, 2007 and December 31, 2007, plus 3.5% per annum from January 1, 2008 through January 31, 2008, plus 4.0% from February 1, 2008 through February 29, 2008, and plus 4.5% from and after March 1, 2008.

Any time prior to the eighth anniversary of the opening of the first Elvis Presley themed hotel, FXLR has the right to buy out all remaining royalty payment obligations due to EPE under the license agreement by paying $450 million to EPE. FXLR would be required to buy out royalty payments due to MAE under its license agreement with MAE at the same time that it exercises its buyout right under the EPE license agreement.

Termination Rights

Unless FXLR exercises its buy-out right, either FXLR or EPE will have the right to terminate the license upon the date that is the later of (i) June 1, 2017, or (ii) the date on which FXLR’s buyout right expires, which is the eighth anniversary of the opening of the first Elvis Presley-themed hotel. Thereafter, either FXLR or EPE will again have the right to terminate the license on each tenth anniversary of such date. In the event that FXLR exercises its termination right, then (a) the license agreement between FXLR and MAE will also terminate and (b) FXLR will pay to EPE a termination fee of $45 million. Upon any termination, the rights granted to FXLR (and the rights granted to any project company to develop an Elvis Presley-themed real estate property) will remain in effect with

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

respect to all Elvis Presley-related real estate properties that are open or under construction at the time of such termination, provided that royalties, but no minimum guarantees, continue to be paid to EPE.

Muhammad Ali License Agreement

Grant of Rights

Simultaneous with the FXLR Investment, MAE entered into a worldwide exclusive license agreement with FXLR, granting MAE the right to use Muhammad Ali-related intellectual property in connection with designing, constructing, operating, and promoting Muhammad Ali-themed real estate and attractions based properties, including Muhammad Ali-themed hotels and retreat centers (subject to certain restrictions). Under the terms of the license agreement, FXLR has the right to manufacture and sell merchandise on location at each Muhammad Ali property, but MAE will have the final approval over all types and categories of merchandise that may be sold by FXLR. The effective date of the license agreement is June 1, 2007.

Royalty Payments and Minimum Guarantees

FXLR will pay to MAE an amount equal to 3% of gross revenues generated at any Muhammad Ali property (as defined in the license agreement) and 10% of gross revenues with respect to the sale of merchandise.

Under the terms of the license agreement with MAE, FXLR is required to pay a guaranteed annual minimum royalty payment (against royalties payable for the year in question) of $1 million in each of 2007, 2008, and 2009, $2 million in each of 2010, 2011, and 2012, $3 million in each of 2013, 2014, 2015 and 2016 and increasing by 5% for each year thereafter. The initial payment (for 2007) under the license agreement, as amended, will be due on the earlier of the completion of the rights offering described elsewhere herein, or April 1, 2008, provided that if the initial payment is made after December 1, 2007, it shall bear interest at the then current prime rate as quoted in The Wall Street Journal plus 3% per annum between December 1, 2007 and December 31, 2007, plus 3.5% per annum from January 1, 2008 through January 31, 2008, plus 4.0% from February 1, 2008 through February 29, 2008, and plus 4.5% from and after March 1, 2008.

Any time prior to the eighth anniversary of the opening of the first Elvis Presley themed hotel, FXLR has the right to buy-out all remaining royalty payment obligations due to MAE under the license agreement by paying MAE $50 million. FXLR would be required to buy-out royalty payments due to EPE under its license agreement with EPE at the same time that it exercises its buy-out right under the MAE license agreement.

Termination Rights

Unless FXLR exercise its buy-out right, either FXLR or MAE will have the right to terminate the license upon the date that is the later of (i) 10 years after the effective date of the license, or (ii) the date on which FXLR’s buy-out right expires. If such right is not exercised, either FLXR or MAE will again have the right to so terminate the license on each 10th anniversary of such date. In the event that FXLR exercises its termination right, then (x) the agreement between FXLR and EPE will also terminate and (y) FXLR will pay to MAE a termination fee of $5 million. Upon any termination, the rights granted to FXLR (including the rights granted by FXLR to any project company to develop a Muhammad Ali-themed real estate property) will remain in effect with respect to all Muhammad Ali-related real estate properties that are open or under construction at the time of such termination, provided that royalties continue to be paid to MAE.

Accounting for Minimum Guaranteed License Payments

FXLR is accounting for the 2007 minimum guaranteed license payments under the EPE and MAE License Agreements ratably over the period of the benefit. Accordingly FXLR included $10.0 million of license expense in the accompanying consolidated statement of operations for the period from May 11, 2007 through December 31, 2007.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

8.	Acquired Lease Intangibles

The Company’s acquired intangible assets are related to above-market leases and in-place leases under which the Company is the lessor. The intangible assets related to above-market leases and in-place leases have a remaining weighted average amortization period of approximately 23.0 years and 23.4 years, respectively. The amortization of the above-market leases and in-place leases, which represents a reduction of rent revenues for the period from May 11, 2007 through December 31, 2007, the period from January 1, 2007 through May 10, 2007 (Predecessor) and the years ended December 31, 2006 and 2005 (Predecessor) was less than $0.1 million, $0.1 million, $0.3 million and $0.2 million, respectively. Acquired lease intangibles liabilities, included in the accompanying balance sheets in other current liabilities, are related to below-market leases under which the Company is the lessor. The remaining weighted-average amortization period is approximately 4.6 years.

Acquired lease intangibles consist of the following (in thousands):

		Predecessor
	December 31, 2007	December 31, 2006

Assets
Above-market leases	$582	$582
In-place leases	1,320	1,319
Accumulated amortization	(680)	(531)

Net	$1,222	$1,370

Liabilities
Below-market leases	$111	$111
Accumulated accretion	(72)	(53)

Net	$39	$58

The estimated aggregate amortization and accretion amounts from acquired lease intangibles for each of the next five years are as follows:

	Amortization	Minimum
	Expense	Rent
	(in thousands)

Years Ending December 31,
2008	$148	$20
2009	73	13
2010	57	5
2011	52	1
2012	50	—

9.	Derivative Financial Instruments

Pursuant to the terms specified in the Credit Suisse Notes (as described in note 5), the Company entered into interest rate cap agreements (the “Cap Agreements”) with Credit Suisse with notional amounts totaling $475 million. The Cap Agreements are tied to the Credit Suisse Notes and converts a portion of the Company’s floating-rate debt to a fixed-rate for the benefit of the lender to protect the lender against the fluctuating market interest rate. The Cap Agreements were not designated as cash flow hedges under SFAS No. 133 and as such the change in fair value is recorded as adjustments to interest expense. The changes in fair value of the Cap Agreements for the periods from May 11, 2007 through December 31, 2007 and January 1, 2007 through May 10, 2007 (Predecessor) were decreases of approximately $0.4 million and $0.3 million, respectively. In 2006 and 2005, Metroflag had similar agreements in place with Barclays (see note 5). The changes in fair value of the Cap Agreements for the years ended

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

December 31, 2006 and 2005 (Predecessor) was a decrease of approximately $1.4 million and an increase of approximately $1.8 million, respectively. The Cap Agreements expire on July 6, 2008.

10.	Commitments and Contingencies

Operating Leases

The Company’s properties are leased to tenants under operating leases with expiration dates extending to the year 2045. In late 2007, the Company adjusted its development plans to accelerate the phasing of construction for the Park Central site and hired a new architectural firm. As of December 31, 2007, all but one of the Company’s properties are classified as incidental operations and the Company is depreciating its properties through the end of 2008. The Company expects to incur additional costs related to lease buyouts in conjunction with the new development plan. Therefore, the future minimum rents under non-cancelable operating leases as of December 31, 2007 (excluding reimbursements of operating expenses and excluding additional contingent rentals based on tenants’ sales volume) have only been included for 2008 except for the property that is not classified as incidental operations:

(in thousands)

Years Ending December 31,
2008	$7,586
2009	1,758
2010	1,754
2011	1,709
2012	1,690
Thereafter	45,680

Total	$60,177

As of December 31, 2007, the Company is not a party to non-cancellable long-term operating leases where the Company is the lessee.

Employment Agreements

The Company has entered into employment contracts with certain key executives and employees, which include provisions for severance payments in the event of specified terminations of employment. Expected payments under employment contracts are as follows:

(in thousands)

Year Ending December 31,
2008	$3,900
2009	3,754
2010	3,941
2011	3,617
2012	3,798
Thereafter	—

$19,010

11.	Stockholders’ Equity

As of December 31, 2007, there were 39,290,247 shares of common stock issued and outstanding. Except as otherwise provided by Delaware law, the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. As of December 31, 2006, the Metroflag entities were limited liability companies.

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2007, there were no shares of preferred stock issued and outstanding. The Company’s Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock.

12.	Share-Based Payments

Equity Incentive Plan

Our 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”) was adopted by the Board of Directors in December 2007 and will be presented to our stockholders for approval at our 2008 annual meeting of stockholders, which is expected to be held in September 2008. The approval of the 2007 Plan at the 2008 annual meeting of stockholders is perfunctory as of December 31, 2007 based upon the fact that management and members of the Board of Directors control enough votes to approve the 2007 Plan. Under the 2007 Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares is 3 million. No one participant may receive awards for more than 1,000,000 shares of common stock under the plan. As of December 31, 2007, no awards have been granted under this plan.

Executive Equity Incentive Plan

In December 2007, the Company’s 2007 Executive Equity Incentive Plan (the “2007 Executive Plan”) was adopted by the Board of Directors and will be presented to the Company’s stockholders for approval at the 2008 annual meeting of stockholders, which is expected to be held in September 2008. The approval of the 2007 Executive Plan at the 2008 annual meeting of stockholders is perfunctory as of December 31, 2007 based upon the fact that management and members of the Board of Directors control enough votes to approve the 2007 Executive Plan. Under the 2007 Executive Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares is 12.5 million.

Stock Option Grants

On December 31, 2007, in accordance with the terms of their employment agreements and under the terms of the 2007 Executive Plan, stock options were issued to Messrs. Kanavos, Torino and Nelson of 750,000, 400,000, and 400,000, respectively. The options were issued with a strike price of $20.00 per share.

In accordance with the terms of Mr. Shier’s employment agreement, he was issued 1.5 million stock options on December 31, 2007 with a strike price of $10.00 per share. The options vest ratably over a two year period, with all such options becoming exercisable at the end of two years.

The term of the options granted is 10 years.

No compensation expense was recorded in 2007 because the options were granted on December 31, 2007 and corresponding expense was not material to the statement of operations.

The fair value of the options granted was $1.60 per option for the 1.55 million options granted at the $20.00 strike price and $2.95 for the 1.5 million options granted at the $10.00 strike price. Fair value was estimated using the Black-Scholes option pricing model based on the weighted average assumptions of:

Risk-free rate	3.74%
Volatility	39.0%
Weighted average expected life	6.13 years
Dividend yield	0.0%

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

13.	Income Taxes

The provision for income taxes consists of the following:

Period from May 11, 2007
through
December 31, 2007
(in thousands)

Current provision (benefit)
Federal	$—
State	—

—
Deferred provision (benefit)
Federal
State	—

—

Total income tax expense	$—

Income tax expense as reported is different than income tax expense computed by applying the statutory federal rate of 35% for the period from May 11, 2007 through December 31, 2007. The specific differences are as follows:

Period from May 11, 2007
through
December 31, 2007
(in thousands)

Expense (benefit) at statutory federal rate	$(27,209)
Effect of state and local income taxes	—
Non-consolidated subsidiaries	2,609
Income/loss taxed directly to FXLR LLC’s historical partners	10,165
Other permanent differences	—
Valuation allowance	14,435

Income tax expense	$—

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

Significant components of the Company’s net deferred tax assets (liabilities) are as follows:

December 31,
2007
(in thousands)

Deferred income tax assets:
Fixed assets	$17,300
Deferred revenue	288
Bad debt	129
Net operating loss carryforwards	13,303
Marketable securities	861

Total deferred income tax assets, gross	31,881
Less: valuation allowance	(31,454)

Total deferred income tax assets, net	427
Deferred tax liabilities:
Total deferred income tax liabilities	(427)

Total deferred income tax assets (liabilities), net	$—

The deferred tax assets at December 31, 2007 were reduced by a valuation allowance of $31.5 million. This valuation allowance was established since the Company has no history of earnings and anticipates incurring additional taxable losses until it completes one or more of its development projects.

The Company has $13.3 million of net operating losses which expire in 2027. The Company has preliminarily concluded that it did not have an ownership change in 2007 as defined under Section 382 of the Internal Revenue Code; however, the Company has not yet finalized its analysis. Some or all of anticipated subsequent net operating losses could be subject to possible Section 382 limitations depending upon if future ownership changes occur.

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109 (“SFAS 109”) upon the formation of FXRE on June 15, 2007. As a result of the implementation of FIN 48, the Company reviewed its uncertain tax positions in accordance with the recognition standards established by FIN 48. As a result of this review, the Company concluded that it has no uncertain tax positions since this is the Company’s first taxable year. Any potential uncertain tax positions relating to the partnerships that it acquired would accrue to the partnerships’ historic partners and not to FXRE. The Company does not expect any reasonably possible material changes to the estimated amount of liability associated with its uncertain tax positions through December 31, 2008.

The Company will recognize interest and penalties related to any uncertain tax positions through income tax expense.

There are no income tax audits currently in process with any taxing jurisdictions.

14.	Litigation

The Company is involved in litigation on a number of matters and is subject to certain claims which arose in the normal course of business, none of which, in the opinion of management, is expected to have a material effect on the Company’s consolidated financial position, results of operations or liquidity.

In April 2007, FXLR, through its subsidiaries and affiliates (the “FXLR Parties”), commenced an action against Riviera Holdings Corporation and its directors in U.S. District Court in the District of Nevada seeking, among other things, that the District Court (a) declare that the three-year disqualification period set forth in the Nevada Revised Statutes 78.438 does not apply to the FXLR Parties or the merger proposals made by such parties with respect to Riviera Holdings Corporation and (b) declare that a voting limitation set forth in Riviera Holdings Corporation’s Second Restated Articles of Incorporation does not apply to the FXLR Parties or to the common stock that is the subject of the Riv Option. Riviera Holdings Corporation filed a counterclaim against the FXLR Parties in

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

May 2007 seeking, among other things, that the District Court (a) declare that the FXLR Parties are, for purposes of the Nevada Revised Statutes, the beneficial owners of the stock that is the subject of the Riv Option; (b) declare that the three-year disqualification period set forth in the Nevada Revised Statutes 78.438 applies to such FXLR Parties; and (c) declare that a voting limitation in the Riviera’s Holdings Corporation’s Articles of Incorporation applies to the FXLR Parties and the common stock that is the subject of the Riv Option. On August 10, 2007, the District Court issued a summary judgment ruling from the bench. The District Court ruled that the three-year moratorium set forth in NRS 78.438 does not apply to the FXLR Parties. The District Court also ruled that the voting limitations set forth in the Riviera Holdings Corporation’s Second Restated Articles of Incorporation do not apply to the FXLR Parties. The District Court’s ruling was entered on August 22, 2007 and the time to appeal has expired.

With respect to the Park Central site, there are two lawsuits presently pending from a former tenant who leased space located on Parcel 3. The Robinson Group, LLC sued our subsidiary, Metroflag Polo, LLC, which is now known as Metroflag BP, LLC, in 2004 for breach of contract, fraud and related matters based on an alleged breach of the lease agreement and subsequent settlement agreements. We counter-claimed for breach of the same lease agreement and settlement agreement. The parties finalized a settlement agreement which provided for a payment of $0.8 million by Metroflag Polo, LLC. The funds for that settlement were advanced from the pre-development escrow funds held by Credit Suisse under our Park Central loan. The expense for this settlement was recorded in the period from May 11, 2007 through December 31, 2007.

In a related action in New York, two investors in The Robinson Group, LLC sued Metroflag BP and Paul Kanavos individually, alleging fraudulent inducement for them to invest in the Robinson Group and seeking damages. The New York court has dismissed all claims except for a claim based on a theory of negligent misrepresentation.

A dispute is pending with an adjacent property owner, Hard Carbon, LLC, an affiliate of Marriott International Inc. Hard Carbon, the owner of the Grand Chateau parcel adjacent to the Park Central site on Harmon Avenue was required to construct a parking garage in several phases. Metroflag BP was required to pay for the construction of up to 202 parking spaces for use by another unrelated property owner and thereafter not have any responsibility for the spaces. Hard Carbon submitted contractor bids to Metroflag BP which were not approved by Metroflag BP, pursuant to a reciprocal easement agreement encumbering the property. Instead of invoking the arbitration provisions of the reciprocal easement agreement, Hard Carbon constructed the garage without getting the required Metroflag approval. Marriott, on behalf of Hard Carbon, is seeking reimbursement of approximately $7 million. In a related matter, Hard Carbon has asserted that we are responsible for sharing the costs of certain road widening work performed by Marriott off of Harmon Avenue, which work Marriott undertook without seeking Metroflag’s approval as required under the reciprocal easement agreement. Settlement discussions between the parties on both matters have resulted in a tentative settlement agreement which would require us to make an aggregate payment of $4.3 million, which was recorded by Metroflag BP in 2007 as capitalized development costs. $4.0 million has been placed in a segregated account for this purpose and is included in restricted cash on the Company’s December 31, 2007 balance sheet.

15.	Related Party Transactions

Shared Services Agreements

The Company entered into a shared services agreement with CKX in 2007, pursuant to which employees of CKX, including members of senior management, provide services for us, and certain of our employees, including members of senior management, provide services for CKX. The services to be provided pursuant to the shared services agreement are expected to include management, legal, accounting and administrative.

Charges under the agreement are made on a quarterly basis and will be determined taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the company with which they are employed. Each quarter, representatives of the parties will meet to (i) determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

(ii) prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due. The parties shall use their reasonable, good-faith efforts to determine the net payments due in accordance with the factors described in above.

Each party shall promptly present the report prepared as described above to the independent members of its board of directors or a duly authorized committee of independent directors for their review as promptly as practicable. If the independent directors or committee for either party raise questions or issues with respect to the report, the parties shall cause their duly authorized representatives to meet promptly to address such questions or issues in good faith and, if appropriate, prepare a revised report. If the report is approved by the independent directors or committee of each party, then the net payment due as shown in the report shall be promptly paid.

The term of the agreement runs until December 31, 2010, provided, however, that the term may be extended or earlier terminated by the mutual written agreement of the parties, or may be earlier terminated upon 90 days written notice by either party in the event that a majority of the independent members of such party’s board of directors determine that the terms and/or provisions of this agreement are not in all material respects fair and consistent with the standards reasonably expected to apply in arms-length agreements between affiliated parties; provided further, however, that in any event either party may terminate the agreement in its sole discretion upon 180 days prior written notice to the other party.

For the period May 11, 2007 through December 31, 2007, CKX billed FXRE $1.0 million for professional services, consisting primarily of accounting and legal services.

Additionally, Flag billed FXRE $0.9 million for the period May 11, 2007 through December 31, 2007 for professional services, consisting primarily of accounting and legal services incurred, provided by Flag on behalf of FXRE.

Preferred Priority Distribution

Flag retains a $45 million preferred priority distribution right in FXLR, which amount will be payable upon the consummation of certain predefined capital transactions, including the payment of $30 million from the proceeds of the rights offering and, if applicable, under the related investment agreements described in Note 2. From and after November 1, 2007, Flag is entitled to receive an annual return on the preferred priority distribution equal to the Citibank N.A. prime rate as reported from time to time in the Wall Street Journal. Mr. Sillerman will be entitled to receive his pro rata participation of the $45 million preferred priority distribution right held by Flag, when paid by FXLR, based on his ownership interest in Flag.

16.	Subsequent Events (unaudited)

On January 3, 2008, the Company sold 500,000 shares of common stock to Barry Shier, its Chief Operating Officer, for $2.6 million.

On January 10, 2008, FXRE became a publicly traded company as a result of the completion of the distribution of 19,743,349 shares of common stock to CKX’s stockholders.

In the first quarter of 2008, a termination event under the Repurchase Agreement (see Note 2) was deemed to have occurred as the average closing price of the common stock of FXRE for the consecutive 30-day period following the date of the CKX Distribution (January 10, 2008) exceeded a price per share that attributes an aggregate value to the Purchased Securities of greater than $100 million. Accordingly, the Repurchase Agreement has terminated and is no longer in effect.

On February 4, 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to a rights offering and, on January 9, 2008, the Company entered into certain related investment agreements, as more fully described in note 2.

Conditional Option Agreement with 19X

On February 28, 2008, the Company entered into an Option Agreement with 19X, Inc. pursuant to which, in consideration for annual option payments as described below, the Company will have the right to acquire an 85%

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

interest in the Elvis Presley business currently owned and operated by CKX, Inc. through its Elvis Presley Enterprises subsidiaries (“EPE”) at an escalating price over time as set forth below. Because 19X will only own those rights upon consummation of its pending acquisition of CKX, the effectiveness of the Option Agreement is conditioned upon the closing of 19X’s acquisition of CKX. In the event that the merger agreement between 19X and CKX is terminated without consummation or the merger fails to close for any reason, the proposed Option Agreement with 19X will also terminate and thereafter have no force and effect.

Upon effectiveness of the proposed Option Agreement, and in consideration for annual option payments described below, we would have the right (but not the obligation) to acquire the 85%-interest in the Elvis Presley business (the “Presley Interests”), structured as follows:

•	Beginning on the date of the closing of 19X’s acquisition of CKX and for the ensuing 48 months, the Company will have the right to acquire the Presley Interests for $650 million.

•	Beginning 48 months following the date of the closing of 19X’s acquisition of CKX and for the ensuing six month period, the Company will have the right to acquire the Presley Interests for $700 million.

•	Beginning 54 months following the date of the closing of 19X’s acquisition of CKX and for the ensuing six month period, the Company will have the right to acquire the Presley Interests for $750 million

•	Beginning 60 months following the date of the closing of 19X’s acquisition of CKX and for the ensuing six month period, the Company will have the right to acquire the Presley Interests for $800 million

•	Beginning 66 months following the date of the closing of 19X’s acquisition of CKX and for the ensuing six month period, the Company will have the right to acquire the Presley Interests for $850 million

If, as of the calendar month immediately preceding the sixth anniversary of the date of the closing of 19X’s acquisition of CKX, EPE has not achieved certain financial thresholds, the Company will have the right to extend the deadline to exercise its right to acquire the Presley Interests by twelve (12) months. If, as of the calendar month immediately preceding the seventh anniversary of the date of closing of 19X’s acquisition of CKX, EPE has still not achieved the financial thresholds, the Company will have the right to extend the deadline to exercise its right to acquire the Presley Interests for an additional six (6) months.

If, at the end of such six month extension period, EPE has still not achieved the financial thresholds, the Company will have the right to either (i) reduce the purchase price for the acquisition by $50 million and proceed with the acquisition, or (ii) elect not to proceed with the acquisition.

The total amount of the option payment shall be $105 million payable over five years, with each annual payment set forth below payable in four equal cash installments (except as described below) per year:

•	Year one annual payment- $15 million.

•	Year two annual payment — $15 million.

•	Year three annual payment — $20 million.

•	Year four annual payment — $25 million.

•	Year five annual payment — $30 million.

The first installment for year one’s annual payment will become due and payable on the later of (i) the closing of 19X’s acquisition of CKX, and (ii) August 15, 2008. The date on which such first installment is paid is referred to as the “Initial Installment Date.” The three remaining installments for year one’s annual payment will be due on the 90th, 180th and 270th day after the Initial Installment Date. For each subsequent annual payment for years two through five, the first installment will be due on the ensuing anniversary date of the Initial Installment Date and the three remaining installments will be due on the 90th, 180th and 270th day thereafter.

Notwithstanding the foregoing, during each of the first two years, the Company can pay up to two installment payments in any twelve month period by delivery of an unsecured promissory note (rather than cash) which shall

FX Real Estate and Entertainment Inc.

Notes to Consolidated Financial Statements — (Continued)

become due and payable on the earlier of (i) the closing of the acquisition of the Presley Interests, and (ii) the termination of the Option Agreement. The promissory notes shall bear interest at the rate of 10.5% per annum.

Pursuant to the Option Agreement, subject to it becoming effective, 19X has made certain representations and warranties regarding the Presley Interests and the Elvis Presley business and has made certain covenants regarding the ownership of the Presley Interests and ownership and operation of the Elvis Presley business during the term of the Option Agreement. 19X is required, upon the Company’s request, to annually reaffirm these representations and warranties and covenants to the Company. Subject to certain limitations, 19X has agreed to indemnify the Company for breach of such representations and warranties and covenants. In limited and specified circumstances, the Company’s obligation to make annual option payments shall cease and 19X shall be obligated to refund certain prior payments.

The Option Agreement also provides that the Company undertake an expanded role in the overall development of EPE’s Graceland master plan. The parties have agreed to reasonably cooperate with one another in good faith to prepare a master plan for the development of the Graceland site, with each party bearing 50% of the costs associated with preparation of the master plan provided, that 19X shall be reimbursed costs in excess of $2.5 million by the Company at the first to occur of (i) the Company terminates its involvement in the master plan process, (ii) the Company exercises the right to acquire the Presley Interests, or (iii) the Company terminates the Option Agreement as a result of certain actions by 19X. In the event the parties cannot agree on the design for the master plan, then shall have the right to complete the development in its sole discretion, subject to the Company’s rights under its license agreement with EPE, provided, however, that the Company shall have the right to provide input into the development and be reasonably informed as to the status thereof, although all final decisions in respect thereof shall be made by 19X in its sole discretion.

Conditional Amendment to Elvis Presley Enterprises License Agreement

On February 28, 2008, the Company entered into an agreement with 19X to amend the License Agreement between the Company and EPE, which amendment shall only become effective upon the closing of 19X’s acquisition of CKX.

If and when effective, the amendment to the License Agreement will provide that, if, by the date that is 7 1/2 years following the closing of 19X’s acquisition of CKX, EPE has not achieved certain financial projections, the Company shall be entitled to a reduction of $50 million against 85% of the payment amounts due under the License Agreement, with such reduction to occur ratably over the ensuing three year period provided, however, that if the Company has failed in its obligations to build any hotel to which it had previously committed under the definitive Graceland master redevelopment plan, then this reduction shall not apply.

The amendment to the License Agreement also provides that the Company may lose its right to construct hotel(s) as part of the Graceland master redevelopment plan (i) in the event the Company approves a master plan (as contemplated under the Option Agreement with 19X) but subsequently fails to deliver a notice within ten (10) days of such approval of its intent to proceed with the hotels contemplated in the master plan or, (ii) in the alternative, if the Company fails to deliver its notice of intent to proceed in accordance with the definitive master plan within ninety (90) days of presentation of a master plan that 19X has agreed to undertake but which the Company has not approved.

9,871,674 Shares of
Common Stock of
FX Real Estate and Entertainment Inc.

PROSPECTUS

Until March 31, 2008 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver this prospectus.